Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and among

FITESA NAO TECIDOS S.A.,

FITESA US LLC,

and

MIRAMAR PARTICIPAÇÕES LTDA,

as Buyers,

and

TREDEGAR CORPORATION,

TREDEGAR FAR EAST CORPORATION,

TREDEGAR FILM PRODUCTS (LATIN AMERICA), INC.,

and

TREDEGAR INVESTMENTS LLC,

as Sellers,

and

TREDEGAR CORPORATION,

in its capacity as Sellers’ Representative,

and, for the limited purposes set forth herein,

FITESA S.A.

Dated August 24, 2020

-i-

(Continued)

5.19	Insurance	42
5.20	Compliance with Laws; Other Business Practices	42
5.21	Real Property	43
5.22	Environmental Matters	45
5.23	Affiliate Contracts	47
5.24	Undisclosed Payments	47
5.25	Significant Customers and Suppliers	47
5.26	Product Liability	48
5.27	Target Companies’ Brokers	48
5.28	Books and Records	48
5.29	Bank Accounts; Powers of Attorney	48
5.30	Anti-Corruption; Anti-Money Laundering; Sanctions	48
5.31	Political Law	49
5.32	No Other Representations or Warranties	49

Article VI	REPRESENTATIONS AND WARRANTIES CONCERNING BUYERS	49
6.1	Buyers’ Corporate Organization	50
6.2	Due Authorization of Buyers	50
6.3	No Conflict	50
6.4	No Authorization or Consents Required	50
6.5	Financing	50
6.6	Litigation	51
6.7	Investment Intent	51
6.8	Buyers’ Brokers	51
6.9	Solvency; No Fraudulent Conveyance	51
6.10	R&W Policy	51
6.11	Other Transactions	52
6.12	Acknowledgment	52

Article VII	COVENANTS	53
7.1	Conduct of Business of the Target Companies; Notices of Certain Developments	53
7.2	Access to Information	55
7.3	Public Announcements	57
7.4	Filings and Authorizations; Consummation	57
7.5	Further Assurances; Wrong Pocket	58
7.6	Employee Matters	60
7.7	Indemnification of Directors and Officers	62
7.8	Exclusive Dealing	62
7.9	Sellers’ Non-Compete	63
7.10	Buyers’ Non-Compete	63
7.11	Use of “Tredegar” Name	63
7.12	Plant Closing and Mass Layoffs	64
7.13	Buyers’ Non-Use of Confidential Information	64
7.14	Intellectual Property License	64
7.15	Contact with Customers and Suppliers	65

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(Continued)

7.16	Tredegar Hungary Matters	65

Article VIII	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYERS	67
8.1	Representations and Warranties	67
8.2	Covenants and Agreements	67
8.3	Absence of Material Adverse Effect	67
8.4	Reorganization	68
8.5	Deliveries at Closing	68
8.6	Legal Prohibition	69

Article IX	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS	69
9.1	Representations and Warranties	69
9.2	Covenants and Agreements	69
9.3	Deliveries at Closing	69
9.4	Legal Prohibition	70

Article X	TERMINATION	70
10.1	Termination	70
10.2	Survival After Termination	71

Article XI	SURVIVAL AND INDEMNIFICATION	72
11.1	Survival After Closing	72
11.2	Indemnification	73
11.3	Indemnification Procedure	74
11.4	Limitations on Indemnification	76
11.5	Exclusive Remedy	78
11.6	Effect on Purchase Price	78
11.7	Tax Matters	79

Article XII	MISCELLANEOUS	88
12.1	Appointment of Sellers’ Representative	88
12.2	Expenses	90
12.3	Amendment	90
12.4	Entire Agreement	90
12.5	Notices	90
12.6	Waiver	91
12.7	Binding Effect; Assignment	91
12.8	No Third Party Beneficiary	92
12.9	Governing Law	92
12.10	Consent to Jurisdiction and Service of Process	92
12.11	WAIVER OF JURY TRIAL	93
12.12	Attorney-Client Privilege and Conflict Waiver	93
12.13	Non-Recourse	94
12.14	Construction and Disclosure	94
12.15	Severability	95
12.16	Counterparts	95
12.17	No Rescission	95

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(Continued)

12.18	Miramar’s Rights and Obligations	95

EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Description of Reorganization
Exhibit C	Form of Transition Services Agreement
Exhibit D	Tredegar Brasil Closing Deliverables
Exhibit E	Form of the Tredegar India Interests Purchase Agreement

ANNEXES

Annex 7.16(a)	Retsag Indemnification Letter
Annex 7.16(b)	Retsag Capital Project
Annex 8.5(g)	Resigning Directors, Managers and Officers
Annex 8.5(h)	Required Consents
Annex 11.2(a)(v)	Specific Indemnities
Annex 11.7(b)(i)(C)	Excluded States

SELLERS’ SCHEDULES

I	Permitted Liens
4.4	Sellers’ Approvals
5.1	Target Companies’ Organization
5.4(b)	No Conflicts
5.5	Target Companies’ Approvals
5.6	Target Companies’ Interests
5.7(a)	Target Subsidiaries
5.8	Litigation and Orders
5.9	Financial Statements and Accounting Principles
5.12	Absence of Certain Developments
5.13(a)	Tax Returns
5.13(b)	Tax Jurisdiction Claims
5.13(c)	Consolidated Tax Group
5.13(f)	Branches, Trades and Business Connections
5.13(h)	Ownership of Certain Entities
5.14(a)	Material Contracts
5.15(a)	Registered IP
5.15(f)	Exceptions to IT Systems
5.16(b)	Consigned Assets
5.16(c)	Sufficiency of Assets
5.17(a)(i)	U.S. Benefit Plans
5.17(a)(v)	Certain Employee Benefits Plans
5.17(a)(vi)	Post-Termination and Post-Employment Employee Benefit Plans
5.17(a)(viii)	Change of Control Matters re: Employee Benefit Plans
5.17(b)(i)	Foreign Benefit Plans

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(Continued)

5.17(b)(ii)	Exceptions to Foreign Benefit Plans
5.18(a)	Compliance with Labor Laws
5.18(b)	Labor Contracts
5.18(c)	Exceptions to At-Will Employment
5.18(d)	WARN Act and Employee Downsizing Matters
5.18(e)	Sexual Harassment and Discrimination Allegations
5.18(f)	Employee Census
5.18(g)	Labor Actions and Settlement Agreements
5.19(a)	Target Companies Insurance Policies
5.19(b)	Exceptions to Target Companies Insurance Policies
5.19(c)	Claims Under Target Companies Insurance Policies
5.20(a)	Exceptions to Compliance with Laws
5.21(a)	Owned Real Property
5.21(b)	Leased Real Property
5.21(c)	Exceptions to Leased Real Property
5.21(d)	Other Owned Real Property and Leased Real Property Matters
5.22(a)	Compliance with Environmental Laws and Orders
5.22(b)	Disposals and Releases of Hazardous Substances
5.22(c)	Underground Storage Tanks and Disposal Areas
5.23	Affiliate Contracts
5.25(a)	Significant Customers and Significant Suppliers
5.25(b)	Significant Customers and Significant Suppliers Exceptions
5.29	Bank Accounts and Powers of Attorney
7.1(a)	Conduct of Business

BUYERS’ SCHEDULES

6.4	Buyers’ Approvals
6.8	Buyers’ Brokers

-v-

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated August 24, 2020 (this “Agreement”), is by and among Fitesa Nao Tecidos S.A., a Brazilian private limited liability corporation (“Fitesa Brazil”), Fitesa US LLC, a Delaware limited liability company (“Fitesa US”), and Miramar Participações Ltda, a Brazilian limited liability company (“Miramar” and together with Fitesa Brazil, and Fitesa US, “Buyers”, and each a “Buyer”), and Tredegar Corporation, a Virginia corporation (“Sellers’ Parent”), Tredegar Far East Corporation, a Virginia corporation (“Far East”), Tredegar Film Products (Latin America), Inc., a Virginia corporation (“LatAm”), and Tredegar Investments LLC, a Virginia limited liability company (“Investments” and together with Sellers’ Parent, Far East, LatAm, and Investments, “Sellers,” and each, a “Seller”), and, in its capacity as representative of the Sellers, Sellers’ Parent (in such capacity, “Sellers’ Representative”), and, for the purposes of guaranteeing Buyers’ payment and performance obligations hereunder and for the other limited purposes set forth herein, other than for Miramar, Fitesa S.A., a Brazilian company (“Buyers’ Parent”).

RECITALS

A.         Sellers’ Parent owns all of the issued and outstanding Capital Stock (defined below) of Tredegar Film Products LLC, a Virginia limited liability company (“TFP” and such Capital Stock, the “TFP Interests”), Far East owns all of the issued and outstanding Capital Stock of Tredegar Film Products India Private Limited, an Indian limited liability company (“Tredegar India” and such Capital Stock, the “Tredegar India Interests”), including beneficial interest in the Nominee Interest (defined below) but excluding legal ownership of the Nominee Interest, and LatAm and Investments together own all of the issued and outstanding Capital Stock of Tredegar Brasil Indústria De Plásticos Ltda., a Brazilian limited liability company (“Tredegar Brasil” together with TFP and Tredegar India, the “Target Companies” and each, a “Target Company” and such Capital Stock, the “Tredegar Brasil Interests” and together with the TFP Interests and the Tredegar India Interests, the “Interests”).  Nominee Interest Shareholder (defined below) is the legal owner of the Nominee Interest.

B.         Each Seller wishes to sell to the applicable Buyer, and each Buyer wishes to purchase from the applicable Seller, all of the Interests owned by such Seller, and Sellers’ Parent and Sellers wish to cause Nominee Interest Shareholder to transfer legal ownership of the Nominee Interest to the Nominee Interest Buyer, and the Nominee Interest Buyer wishes to accept such transfer of legal ownership in the Nominee Interest, all on the terms and subject to the conditions set forth in this Agreement.

C.         Sellers’ Parent, which is the ultimate owner of all the issued and outstanding Capital Stock of all Sellers and of all Target Companies and all Target Subsidiaries (defined below), desires to serve as Sellers’ Representative in connection with the transactions contemplated by this Agreement.

D.          Buyers’ Parent, which is the ultimate owner of all the issued and outstanding Capital Stock of all Buyers (other than Miramar), desires to guaranty the Guaranteed Obligations and serve as representative for Buyers (other than for Miramar) in connection with the transactions contemplated by this Agreement as set forth herein.

NOW, THEREFORE, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

1.1          Definitions.  The following capitalized terms shall have the following meanings for all purposes of this Agreement:

“Accounting Principles” shall have the meaning set forth under the heading “Accounting Principles” in the Financial Statements attached to Schedule 5.9.

“Action” means any action, legal dispute or claim, charge, grievance, suit, proceeding, arbitration, mediation, complaint, governmental charge, audit, investigation or inquiry (whether civil, criminal or administrative, but not including investigations or inquiries, formal or informal, of which a Seller, any Target Company or any Target Subsidiary has not been given notice).

“Adjustment Amount” means the sum of the Net Working Capital Adjustment and the amount of Cash and Cash Equivalents, minus the sum of Closing Indebtedness and Transaction Expenses.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person.  For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

“Benefit Plan” means each “employee benefit plan” (within the meaning of section 3(3) of ERISA) and each other retirement, pension, profit-sharing, deferred compensation, excess benefit, supplemental, equity or equity-based, phantom, accidental death and dismemberment, life, health and welfare, medical, mental health, dental, vision, hospitalization, disability, fringe benefit, vacation, paid time off, flexible spending account programs, Code Section 125 cafeteria, tuition reimbursement, bonus, incentive, performance, employment, consulting, independent contractor, severance, retention, transaction, change in control and any other material benefit plan, policy, program or arrangement, and for the purposes of Tredegar India, plans provided for gratuity or leave encashment (and, in each case, any amendments thereto), and each Government Plan, whether or not tax-qualified, whether funded or unfunded, and whether or not subject to ERISA, that is sponsored, maintained, or contributed to or required to be contributed to for the benefit of any current or former employee, officer, director, manager, retiree, independent contractor, consultant or other service provider of any of the Target Companies or Target Subsidiaries, or under which any of the Target Companies or Target Subsidiaries has or may have any, direct or indirect, liability (including any liability, fine, lien or penalty imposed by Title IV of ERISA, any excise tax imposed by Chapter 43 of the Code, or any similar non U.S. applicable Law with respect to any Benefit Plan by reason of any of the Target Companies or Target Subsidiaries having been an ERISA Affiliate of any Person prior to the Closing Date).

“Brazil Transfer Document” means the amendment to the articles of association of Tredegar Brasil, in the form attached as Annex 1 to Exhibit D by and among Fitesa Brazil, LatAm and Investments.

“Brazilian Withholding Tax Amount” means the amount of Brazilian Tax to be withheld at Closing pursuant to Section 11.7(k).

“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York, São Paulo, São Paulo, Brazil or Maharashtra, India are authorized or required by Law to close.

“Capital Stock” means:  (a) any shares, quotas, interests, participations or other equivalents (however designated) of capital stock of a corporation; (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

“CARES Act” means U.S. Pub. L. 116-136, The Coronavirus Aid, Relief and Economic Security Act.

“Cash and Cash Equivalents” means the aggregate amount of cash, cash equivalents, and marketable securities (net of issued but uncleared checks, wires and drafts, and inclusive of the amount of any uncleared checks, wires and drafts received) of the Target Companies and Target Subsidiaries  as of the Effective Time, but without giving effect to Closing, determined in accordance with the Accounting Principles, which amounts are reflected in the combined balance sheets of the Target Companies and Target Subsidiaries included in the Financial Statements as deemed distributions under the heading “Parent’s net investment.”

“Closing Indebtedness” means the amount of combined Indebtedness of the Target Companies and Target Subsidiaries outstanding as of the Effective Time determined in accordance with the Accounting Principles.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Competition Laws” means the applicable Laws regulating antitrust, competition or merger control matters.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 3, 2020, by and between EVORA SA, a Brazilian company that is the ultimate parent entity of Buyers’ Parent, and JP Morgan, on behalf of Sellers’ Parent, including all Acknowledgement and Adherence Forms for Authorized Representatives attached thereto.

“Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, mortgage, license, sublicense, franchise agreement or other legally binding commitment.

“Continuing Employees” means those employees of a Target Company or a Target Subsidiary who remain in such Person’s employment on the Closing Date and whose employment Buyers have determined will continue on and after the Closing Date.

“Current Assets” means the combined current assets of the Target Companies and Target Subsidiaries, determined in accordance with the Accounting Principles, which current assets shall include only the line items set forth on the Latest Balance Sheet under the heading “Current Assets” and no other assets (and, for the avoidance of doubt, shall exclude Cash and Cash Equivalents included in the Adjustment Amount and shall exclude deferred income Taxes).

“Current Liabilities” means the combined current liabilities of the Target Companies and Target Subsidiaries, determined in accordance with the Accounting Principles, which current liabilities shall include only the line items set forth on the Latest Balance Sheet under the heading “Current Liabilities” and no other liabilities but excluding accrued and unpaid bonuses (and, for the avoidance of doubt, shall not include any amounts with respect to Transaction Expenses (e.g., accrued and unpaid bonuses) and Closing Indebtedness included in the Adjustment Amount and shall exclude deferred income Taxes).

“Defined Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA.

“Dudley Litigation” means that certain lawsuit styled Paul Dudley & Yvonna Dudley v. 4520 Corp. et al, filed on or about December 10, 2019 in the Circuit Court of the Third Judicial Circuit, Madison County, Illinois, case number:  19-L-1651, and any of the matters referred to therein or any other related claims of any kind.

“Effective Time” means 12:01 a.m., Eastern Time, on the Closing Date.

“Environmental Law” means the common law and any federal, state, local, and foreign Law, Order or Contract with any Governmental Authority relating to (a) the environment, including the protection of natural resources and the quality of the ambient air indoor air or indoor air quality, soil, surface water or groundwater, land, stream sediments, surface or subsurface strata, (b) the protection of human health and safety (other than Laws relating to labor and employment matters addressed under Section 5.18), or (c) the exposure to or the generation, management, manufacture, processing, use, registration, transportation, treatment, storage, recycling, reuse, disposal, release, regulation or remediation of any Hazardous Substance.

“Equity and Bankruptcy Exceptions” means (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally, (b) general principles of equity and (c) in addition, with respect to the Laws of Brazil, the general principles of probity and good faith and of the social function of contract and of property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with any Target Company or any of its Affiliates would be treated as a single employer within the meaning of Section 414 of the Code or under common control within the meaning of Sections 4001(a)(14) and 4001(b)(1) of ERISA.

“Escrow Account” shall mean the account established under the Escrow Agreement into which the Escrow Amount is deposited.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means the Escrow Agreement, in the form attached hereto as Exhibit A, by and among Buyers’ Parent, Sellers’ Representative and Escrow Agent.

“Escrow Amount” means $302,500.

“FFCRA” means the Families First Coronavirus Response Act.

“Foreign Benefit Plan” means any Benefit Plan maintained by any Target Company or a Target Subsidiary on behalf of current or former employees of such Target Company or Target Subsidiary who are not or were not based in the U.S.

“Fraud” means, (a) with respect to one or more Sellers’ express making of any of the representations and warranties set forth in Article IV (Representations and Warranties Concerning Sellers) and in Article V, (Representations and Warranties Concerning the Target Companies) (including any “bringdown” certificate or other written confirmation of any such representation and warranty), (i) one or more Sellers made a representation, (ii) the representation was false when made, (iii) such Seller or Sellers acted with scienter, (iv) with the intent that Buyers rely on the representation, (v) one or more Buyers reasonably relied on such representation or warranty, and (vi) such Buyer or Buyers suffered injury as a result of their reasonable reliance on such representation or warranty; and (b) with respect to one or more Buyers’ express making of any of the representations and warranties in Article VI (Representations and Warranties Concerning Buyers) (including any “bringdown” certificate or other written confirmation of any such representation and warranty), (i) one or more Buyers made a representation, (ii) the representation was false when made, (iii) such Buyer or Buyers acted with scienter, (iv) with the intent that Sellers rely on the representation, (v) one or more Sellers reasonably relied on such representation or warranty, and (vi) such Seller or Sellers suffered injury as a result of their reasonable reliance on such representation or warranty.

“GAAP” means United States generally accepted accounting principles, consistently applied, at the time of the preparation of the subject financial statement.

“Governmental Authority” means:  (a) any federal, state, provincial, local, foreign or international government or governmental authority, regulatory or administrative agency, governmental commission, municipality, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); (b) any organization of multiple nations, (c) any self-regulatory organization; or (d) any political subdivision of any of the foregoing.

“Government Plan” means any employee benefit plan maintained by a Governmental Authority or any employee benefit plan, agreement, or arrangement that is otherwise required to be maintained or provided by applicable Law.

“Hazardous Substance” means any of the following:  (a) any pollutant, contaminant or waste; (b) any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material; (c) petroleum, its derivatives, by-products and other hydrocarbons; and (d) any other substance that is regulated under any applicable Environmental Law.

“Indebtedness” means (without duplication of any of the clauses below or any amounts specifically taken into account in the Net Working Capital Adjustment or in the calculation of Transaction Expenses):  (a) any indebtedness or other obligation of any Target Company or any Target Subsidiary for borrowed money, whether current, short-term or long-term and whether secured or unsecured, excluding trade payables incurred in the ordinary course of business; (b) any indebtedness of any Target Company or any Target Subsidiary evidenced by any note, bond, debenture or other security or similar instrument; (c) any net liabilities of any Target Company or any Target Subsidiary with respect to interest rate or currency swaps, collars, caps and similar hedging obligations; (d) any liabilities of any Target Company or any Target Subsidiary for the deferred purchase price of property or other assets (including any “earn-out” or similar payments); (e) any liability of a Target Company or any Target Subsidiary in respect of a “finance lease” as reflected on the Latest Balance Sheet in accordance with GAAP, including Accounting Standards Codification 842 and related accounting rules and regulations, as such may be amended or re-codified from time to time; (f) any liability of any Target Company or any Target Subsidiary for unfunded employee benefit plans (including, but not limited to, non-qualified defined contribution plan liability) and any unsatisfied “withdrawal liability” as such term is defined under ERISA, in each case, as of the Effective Date; (g) any liability of any Target Company or any Target Subsidiary in respect of accrued and unpaid bonuses or deferred compensation obligations, in each case, with respect to Continuing Employees, together with any Taxes payable thereto; (h) any employment Taxes of the Target Companies and Target Subsidiaries which would otherwise be due and payable on or before the Closing Date the payment of which is deferred pursuant to the CARES Act (it being understood that Buyers shall be responsible for paying any such Taxes that have been so deferred and have not been settled as of the Effective Time) but without duplication of such Taxes required to be settled directly by Sellers’ Parent or any of its Affiliates (other than the Target Companies and the Target Subsidiaries) with the applicable Governmental Authority; (i) any indebtedness specified in subsections (a) through (h) of this definition that any Target Company or any Target Subsidiary guarantees or with respect to which any Target Company or any Target Subsidiary otherwise expressly assures a creditor against loss (which, for the avoidance of doubt, does not include contingent reimbursement obligations in respect of letters of credit issued on behalf of any Target Company or any Target Subsidiary with respect to such Target Company’s or such Target Subsidiary’s purchase of supplies and equipment in the ordinary course of business); (j) any current income and franchise Taxes (excluding deferred Taxes) payable (an increase to Indebtedness) or recoverable (a decrease to Indebtedness) accrued on related taxable income through and including the Closing Date of any Target Company or any Target Subsidiary together with any Taxes of the Target Companies or any Target Subsidiary which would otherwise be due and payable on or before the Closing Date the payment of which is deferred pursuant to the CARES Act or any similar state, local or non-U.S. Tax Law or official guidance in connection with COVID-19 or related economic dislocation (it being understood that Buyers shall be responsible for paying any such Taxes that have been so deferred and have not been settled as of the Effective Time), and any unpaid Reorganization Taxes arising on or before Closing, but without duplication of Taxes included in subsection (h) of this definition or such Taxes required to be settled directly by Sellers’ Parent or any of its Affiliates (other than the Target Companies and Target Subsidiaries) with the applicable Governmental Authority; and (l) any accrued interest, premiums, penalties (including prepayment penalties) and other obligations relating to the foregoing.

“Indian Withholding Tax Amount” means the amount of Indian Tax to be withheld at Closing pursuant to Section 11.7(j).

“Intellectual Property” means any of the following, as they exist anywhere in the world:  (a) patents, patent applications, patentable inventions and other patent or design rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (b) trademarks, service marks, trademark and service mark registrations and registration applications, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (c) copyrights, copyright registrations and registration applications, mask works and designs; (d) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; (e) computer software programs, including all source code, object code, specifications, designs and documentation related thereto; and (f) domain names, Internet addresses and other computer identifiers.

“Inventory” means all inventory that is now, or at the time of Closing will be, used or held for use in or otherwise related to, useful in or necessary for the conduct of, the Personal Care Business, including finished goods, work in process, supplies and raw materials maintained, held or stored for or on behalf of any Target Company or Target Subsidiaries.

“IP Licenses” means all licenses concerning Intellectual Property, including agreements granting any Target Company or any Target Subsidiary rights to use Intellectual Property owned by any Person and agreements granting any Person rights to use Intellectual Property owned by any Target Company or any Target Subsidiary.

“IRS” means the U.S. Internal Revenue Service.

“JP Morgan” means J.P. Morgan Securities LLC, a Delaware limited liability company.

“JPM Credit Facility” means that certain Credit Agreement, dated as of March 1, 2016, among Tredegar Corporation, the lenders party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent thereunder, as amended, modified or supplemented from time to time.

“JUCESP” means the commercial registry of the State of São Paulo (Junta Comercial do Estado de São Paulo), Brazil.

“Knowledge” or “Known” means, (a) when used in reference to Sellers or the Target Companies, the actual knowledge of J.S. Prince, Susan T. Bryan, Steven A. Johnston, D. Andrew Edwards, Michael J. Schewel and John M. Steitz, each having made all reasonable enquiries and (b) when used in reference to Buyers, the actual knowledge, of Silverio Baranzano, Lavinia Leite, Eduardo Lubisco and Hal Singley having made all reasonable enquiries.  For the avoidance of doubt, the identification of the foregoing individuals is not intended to, and shall not, impose on any of such individuals any personal liability.

“Law” means any law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority.

“Leased Real Property” means the real property leased, subleased, licensed, occupied or used by any Target Company or any Target Subsidiary pursuant to a Lease, together with all buildings, improvements and fixtures thereon and all easements, rights of way and other appurtenances thereto.

“Leases” means any and all leases, subleases, concessions, licenses and other similar agreements (whether written or oral) in connection with the occupancy or use of real property, including all amendments, modifications, extensions, renewals, guaranties and other agreements with respect thereto.

“Lien” means any lien, encumbrance, mortgage, right of usufruct, option right, right of retention, right of first refusal or preemption, deed of trust, deed to secure debt, pledge, charge, security interest, conditional sale or assignment in security (alienação ou cessão fiduciária em garantia) and in the case of real property, includes any easement, restriction, covenant, condition, title defect or other imperfection of title, encroachment or other survey defect, option or other encumbrance.

“Material Adverse Effect” means any circumstance, change, effect, event, occurrence, state of facts or development (each, an “Effect”) that, individually or in the aggregate, is or would reasonably be expected to have a material adverse effect on the assets, liabilities, business, results of operations, properties, or condition (financial or otherwise) of the Target Companies and the Target Subsidiaries, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect:  (a) general national, international or regional economic, social or financial conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any actual or threatened military or terrorist attack or any “act of God” including hurricanes, tornados, floods, earthquakes or other natural disasters, epidemics or pandemics or any sanctioned response by any Governmental Authority thereto; (b) Effects that are not unique to the Target Companies and the Target Subsidiaries, but also generally affect other persons who engage in the lines of business in which the Target Companies and the Target Subsidiaries are engaged; (c) the change in conditions of any financial, banking, or securities markets generally (including any disruption thereof); (d) any Effects that result from (i) any acts or omissions of Buyers or (ii) any acts or omissions of any Seller, any Target Company or any Target Subsidiary carried out (or omitted to be carried out) with the written consent of Buyers’ Parent or at the written request or direction of Buyers’ Parent; (e) Effects arising from the announcement, execution, or pendency of, or the taking of any actions contemplated by, this Agreement and the transactions contemplated hereby; (f) the failure by the Target Companies and Target Subsidiaries, taken as a whole, or any Target Company or any Target Subsidiary, individually, to meet internal or third party projections or forecasts or any revenue or earning projections for any period in and of itself (provided that the underlying causes of such failures, subject to the other provisions of this definition, will not be excluded); and/or (g) changes in GAAP or in any Law after the date of this Agreement; provided, further, that an Effect referenced, in the case of the foregoing clauses (a) and (b), shall only be excluded for the purpose of determining whether there has been a “Material Adverse Effect” under clause (i) to the extent such Effect does not adversely affect the Target Companies and the Target Subsidiaries taken as a whole in a disproportionate manner relative to other Persons that operate in the same line of business as the Target Companies and the Target Subsidiaries.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) of ERISA.

“Net Working Capital” means Current Assets, minus Current Liabilities as determined in accordance with the Accounting Principles, each calculated as of the Effective Time, but without giving effect to Closing.  For avoidance of doubt, the parties hereto agree that the current assets and current liabilities described in the Accounting Principles shall be the only items included in Current Assets and Current Liabilities for the purposes of the calculation of Net Working Capital.

“Net Working Capital Adjustment” means Net Working Capital minus $15,989,000, expressed as a positive number if positive, and as a negative number if negative.

“Nominee Interest Buyer” means Palo Alto Investimentos S.A, a Brazilian private limited liability corporation.

“Nominee Interest Shareholder” means the individual whose name and address are set forth on Schedule 5.6.

“Non-Continuing Employees” means those employees of a Target Company or any Target Subsidiary whose employment with such Target Company or Target Subsidiary will terminate on or prior to the Closing Date as shown on a list of such employees that has been agreed to between Buyers’ Parent and Sellers’ Parent in connection with the execution of this Agreement.

“Order” means any order, decision, judgment, writ, injunction, decree, award, injunction or other determination of any Governmental Authority other than any order, decision, judgment, writ, injunction, decree, award, injunction or other determination of any Governmental Authority of general applicability to businesses similarly situated to the Personal Care Business.

“Organizational Document” means, with respect to any Person that is not a natural person, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents of such Person.

“Owned Real Property” means the real property owned by any Target Company or any Target Subsidiary, together with all buildings, improvements and fixtures located thereon and all appurtenances relating thereto.

“Parent Plan” means each Benefit Plan that is not a Target Company Plan.

“Permitted Liens” means:  (a) Liens for Taxes, assessments, reassessments, water and sewer rents and other governmental charges not yet due and payable; (b) Liens (including Liens for Taxes) being contested in good faith by appropriate proceedings by or on behalf of any Target Company or any Target Subsidiary and in respect of which adequate reserves have been recorded in the Latest Balance Sheet; (c) inchoate mechanics’, carriers’, workers’, repairers’, suppliers’, vendors’, and similar Liens arising or incurred in the ordinary course of business; (d) Liens that are (i) encumbrances, easements, quasi easements, licenses, covenants, rights of way, utility agreements, restrictions, encroachments and other real property Liens, (ii) conditions that may be shown by a current ATLA/ACSM survey of such Real Property with all Table A requirements shown thereon or (iii) zoning, building, land use and other similar restrictions, that in any case described in this clause (d) do not materially impair the current use or occupancy of the Real Property by its current occupant; (e) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws; (f) Liens on goods in transit incurred pursuant to documentary letters of credit; (g) Liens for which there are adequate reserves on the financial statements of the applicable Persons (if such reserves are required pursuant to GAAP); and (h) those Liens that are set forth on Schedule I.

“Person” means any natural person, business, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, joint venture, business enterprise, trust or other legal entity, including any Governmental Authority.

“Personal Care Business” means the business of the Target Companies and the Target Subsidiaries of manufacturing, marketing, selling and distributing (x) aperture, elastic, embossed films and laminate materials for primary end use in feminine hygiene, baby diapers and adult incontinence products as conducted by the Target Companies and the Target Subsidiaries as of the Closing Date, and (y) apertured films for the following uses if produced for such uses at the facility located on the Owned Real Property located in Terre Haute, Indiana within six months prior to the date of Closing: face masks, surgical gowns, ostomy bags, bacterial medical bags, industrial cheese cloth filters, weedblock and coex cast embossed films for Chub pack and synthetic rubber wrap (excluding coex films used in the surface protection industry and the packaging line and associated assets located in Pottsville, Pennsylvania and the business and operations associated therewith).  For the avoidance of doubt, (i) the optical management films business and the face shield manufacturing business of Bright View Technologies Corporation, the flexible packaging films and PET-based films business comprising Terphane Holdings LLC and its Subsidiaries and the surface protection films business of Tredegar’s Surface Protection business unit, and the business and operations associated with each of the foregoing, (ii) the packaging line and associated assets located in Pottsville, Pennsylvania and the business and operations associated therewith, and (iii) the assets of the Tredegar Pension Plan and the Tredegar Post-Retirement Medical and Life Insurance Plan, shall be excluded from the definition of Personal Care Business, and shall be considered to be included in the definition of “Tredegar Retained Business.”

“Personal Care Business Asset” means all properties, assets, Contracts and rights of every kind and nature, tangible or intangible (together with any goodwill symbolized by or associated with such intangible properties, assets and rights), real or personal, wherever located and whether now existing or hereafter acquired, in each case primarily relating to, or primarily used or held for use in the conduct of, the Personal Care Business.

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Reorganization” means the transactions set forth in Exhibit B pursuant to which Sellers’ Parent has caused and will continue to cause the reorganization of certain Target Companies, the Target Subsidiaries and other Subsidiaries of Sellers’ Parent and certain of their respective assets and liabilities, in each case as set forth in Exhibit B.

“Reorganization Completion” means the completion of each of the steps set forth in Exhibit B in accordance with their respective terms, which upon completion of such steps, will result in Sellers, the Target Companies and the Target Subsidiaries to be organized as set forth on page 9 of Exhibit B.

“Reorganization Taxes” means Taxes resulting from the consummation of each of the transactions comprising the Reorganization, including, but not limited to (for the avoidance of doubt), any Taxes resulting from any capital decrease in Tredegar Hungary and transfer of ownership of Tredegar Hungary’s quotas as a result of dividend distribution.

“Reportable Event” means an event described in Section 4043 of ERISA and the regulations thereunder and that is required to be reported to the Pension Benefit Guaranty Corporation under Section 4043 of ERISA and the regulations thereunder.

“Restricted Business” means the Personal Care Business and business of the Target Companies and the Target Subsidiaries of manufacturing, marketing, selling and distributing films and laminates for fluid management and elastics for comfort and fit for components of baby, feminine, adult care disposable hygiene products, and personal protective equipment (face masks/gowns but not including face shields or associated masking films), apertured films for ground cover (mulch film) and cast coex films (excluding coex films used in the surface protection industry and the packaging line and associated assets located in Pottsville, Pennsylvania and the business and operations associated therewith).  For the avoidance of doubt, the packaging line and associated assets located in Pottsville, Pennsylvania and the business and operations associated therewith, shall be excluded from the definition of Restricted Business.

“Retsag Capital Project” means the capital project plan, which is attached hereto as Annex 7.16(b), entitled “RT Plant vacuum systems dust and fire safety upgrade,” dated July 31, 2020, and approved by Sellers’ Parent’s Management Committee on August 5, 2020.

“Retsag Indemnification Letter” means the letter, from TFP to the operating director of Tredegar Hungary, and attached hereto as Annex 7.16(a), pursuant to which TFP has agreed to indemnify such operating director from liabilities associated with the matter set forth under item (i) on Schedule 5.22(a).

“Schedules” means, with respect to Sellers, the disclosure schedules delivered by Sellers under Articles IV and V, and with respect to Buyers, the disclosure schedules delivered by Buyers under Article VI.

“Sellers’ Fundamental Representations” means the representations and warranties of Sellers set forth in Sections 4.1 (Organization of Sellers), 4.2 (Due Authorization of Sellers), 4.6 (Title to Interests), 4.7 (Sellers’ Brokers), 5.1 (Organization of the Target Companies), 5.2 (Due Authorization of the Target Companies), 5.6 (Target Companies’ Interests), Section 5.7 (Subsidiaries), and 5.27(Target Companies’ Brokers).

“Sellers’ Parties” shall mean each Seller and each of its equityholders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, beneficiaries, heirs, successors or assignees (or any former, current or future equityholder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, beneficiary, heir, successor or assign of any of the foregoing).

“Subsidiary” means, with respect to any specified Person, any entity of which the specified Person (either alone or through or together with any other Subsidiary of such specified Person) (a) owns, directly or indirectly, more than 50% of the voting stock or other interests, the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such entity, or (b) controls the management; provided, however, that for the purposes of the definition of “Tredegar Retained Business” and Section 7.5(b)(i) (Further Assurances; Wrong Pocket), the term “Subsidiary” will apply regardless of the percentage ownership of voting stock or other interests specified in clause (a) of this definition.

“Surface Protection” means Tredegar Surface Protection, LLC, a Virginia limited liability company and a Subsidiary of Sellers’ Parent that is not a Target Company or a Target Subsidiary.

“Target Company Plan” means each Benefit Plan in which only employees of the Target Companies participate as of the Closing Date.

“Target Service Provider” means each employee, officer, director, manager, retiree, individual independent contractor, individual consultant or other individual service provider of a Target Company or any Target Subsidiary (including employees of the Personal Care Business employed by a Subsidiary of Sellers’ Parent other than a Target Company or Target Subsidiary).

“Target Subsidiaries” means Tredegar Personal Care, TFP U.S., Tredegar Netherlands and Tredegar Hungary, and each, a “Target Subsidiary.”

“Tax” means (a) any taxes, levies, fees, imposts, duties, contributions or similar charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) imposed by any Governmental Authority, including:  (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts, (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security, unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and (iii) customs duties; and (b) any liability for payment of or in respect of any amounts described in clause (a) of this definition, as a result of being a member of a consolidated, combined, unitary or other similar group for tax purposes for any period, as a result of any tax sharing or tax allocation Contract, or as a result of being liable for or in respect of another Person’s taxes as a transferee or successor, by Contract or otherwise.

“Tax Return” means any report, return, declaration, claim for refund, election, disclosure, estimate, information report or return or statement filed with a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“TFP U.S.” means Tredegar Film Products (U.S.) LLC, a Virginia limited liability company.

“Transaction Expenses” means the following fees, costs and expenses incurred or subject to reimbursement by any Target Company or any Target Subsidiary (without duplication), in each case in connection with the transactions contemplated hereby and incurred and not paid prior to Closing and not specifically taken into account in the Net Working Capital Adjustment or as liabilities in the calculation of Closing Indebtedness:  (a) any brokerage fees, costs and expenses, commissions, finders’ fees, costs and expenses or financial advisory fees, costs and expenses incurred by any Target Company or any Target Subsidiary; (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers incurred by any Target Company or any Target Subsidiary; (c) any fees, costs and expenses incurred by, or payment or severance obligations of, any Target Company or any Target Subsidiary and related to any transaction bonus, discretionary bonus, success fee, equity award, sale or change-of-control payment, phantom equity payout, retention payment, separation agreement, severance plan or arrangement, incentive compensation, retention or “stay-put” or other compensatory or severance payment obligations payable to any employee of any Target Company or any Target Subsidiary as a result of or in connection with the execution of this Agreement or in connection with the transactions contemplated by this Agreement, in each case together with any related Taxes payable with respect thereto (including any associated tax liabilities for the items listed in this clause (c)), and any withholding and other Taxes imposed on or in respect of any of the foregoing (including the employer’s share of any payroll Taxes); (d) all fees and expenses to obtain the Tail Policy, (e) 100% of the premium, underwriting fees, and other costs and expenses payable pursuant to the terms of the R&W Policy; and (f) 50% of the costs and expenses of the Escrow Agent; provided, however, that clause (c) of this definition will not apply to any other payment obligations that may be incurred by any Target Company or any Target Subsidiary as a result of the termination of a Continuing Employee’s employment after Closing, and will only apply to those severance payments that (1) become due and payable as a result of the termination of a Non-Continuing Employee’s employment on or prior to the Closing Date or (2) otherwise are accrued and unpaid at Closing; provided, further that “Transaction Expenses” will not include any obligation of Sellers’ Parent under the Parent Plans set forth under subsection (A) of Schedule 5.17(a)(viii), which obligations Sellers’ Parent shall discharge in full as they become due and payable, and which obligations are not included in the calculation of Estimated Purchase Price or Purchase Price as finally determined pursuant to Section 2.3.

“Transition Services Agreement” means the Transition Services Agreement, in the form attached hereto as Exhibit C, by and between Fitesa US and Sellers’ Parent pursuant to which Sellers’ Parent and certain of its Affiliates will provide services to Fitesa US and certain of its Affiliates on and after Closing, and Fitesa US and certain of its Affiliates will provide certain reverse services to Sellers’ Parent and its Affiliates on and after Closing, all in accordance with the terms thereof.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“Tredegar Brasil Deliverables” means the agreements, documents and instruments set forth on Exhibit D to be delivered at Closing in order to effect the purchase and sale of the Tredegar Brasil Interests as contemplated hereby.

“Tredegar Hungary” means Tredegar Film Products Kft., a Hungarian limited liability company (including, for the avoidance of doubt, its Italian branch).

“Tredegar India Interests Purchase Agreement” means the short form India Interests Purchase Agreement, to be delivered at Closing in substantially the form attached as Exhibit E, among Miramar and Far East.

“Tredegar Netherlands” means Tredegar Film Products B.V., a Dutch private limited company whose corporate seat is at Kerkrade, the Netherlands and with trade register number 14040332.

“Tredegar Personal Care” means Tredegar Personal Care LLC, a Virginia limited liability company.

“Tredegar Pension Plan” means the noncontributory defined benefit pension plan sponsored and retained by Sellers’ Parent for the benefit of certain current and former U.S. employees of Sellers’ Parent and certain of its Subsidiaries.

“Tredegar Post-Retirement Medical and Life Insurance Plan” means the post‑termination retiree medical and life insurance plan sponsored and retained by Sellers’ Parent for the benefit of certain current and former U.S. employees of Sellers’ Parent and certain of its Subsidiaries.

“Tredegar Retained Business” means the business conducted at any time by Sellers’ Parent or any of its Subsidiaries other than the Personal Care Business.  For the avoidance of doubt, “Tredegar Retained Business” shall include (i) the surface protection films business of Tredegar’s Surface Protection business unit and the business and operations associated therewith, and (ii) coex films used in the surface protection industry and the monolayer cast film and blown film packaging line and associated assets located in Pottsville, Pennsylvania and the business and operations associated therewith.

“Tredegar Retained Business Assets” means all properties, assets, Contracts and rights of every kind and nature, tangible or intangible (together with any goodwill symbolized by or associated with such intangible properties, assets and rights), real or personal, wherever located and whether now existing or hereafter acquired, in each case primarily relating to, or primarily used or held for use in the conduct of, the Tredegar Retained Business, and including the Tredegar Retained Business CI and the assets of the Tredegar Pension Plan and the Tredegar Post-Retirement Medical and Life Insurance Plan.

“Tredegar Retained Business CI” means competitively sensitive, proprietary or confidential information of the Tredegar Retained Business, including trade secrets, know-how and related information.

“U.S. Benefit Plan” means any Benefit Plan maintained by any Target Company or any Target Subsidiary or any ERISA Affiliate on behalf of current or former employees of any Target Company or any Target Subsidiary who are or were based in the U.S.

“VAT” means any value added, goods and services, or similar Tax.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any similar Law requiring advance notice of plant closings or mass layoffs.

“Withholding Tax Amount” means the sum of the Brazilian Withholding Tax Amount and the Indian Withholding Tax Amount.

Other Capitalized Terms.  The following terms shall have the meanings specified in the indicated section of this Agreement.

Term	Section
Accounting Firm	2.3(b)
Adjustment Excess	2.3(d)
Adjustment Shortfall	2.3(d)
Agreement	Preamble
Antitrust Governmental Authority	7.4(d)(i)
Base Consideration	2.2(a)
Buyers	Preamble
Buyers’ 401(k) Plan	7.6(d)
Buyers’ Approvals	6.4
Buyers’ Indemnified Party or Parties	11.2(a)
Buyers’ Parent	Preamble
Closing	3.1
Closing Date	3.1
Closing Statement	2.3(a)
Closing Transaction Expenses	2.2(b)
Consents	7.4(a)
Contest	11.7(e)(i)
Direct Claim	11.3
Dispute	2.3(b)
Drop-Down Escrow Release Date	11.1
Estimated Adjustment Amount	2.2(b)
Estimated Purchase Price	2.2(a)(i)

Term	Section
Estimated Retsag Post-Closing Costs	7.16(b)
Excess Withholding Tax Amount	11.7(b)(i)
Far East	Preamble
FCPA	5.30(a)
Final Adjustment Amount	2.3(d)
Final Escrow Release Date	11.1
Financial Statements	5.9
Fitesa Brazil	Preamble
Fitesa US	Preamble
Indemnification Liability	7.16(a)
Indemnified Party	11.3(a)
Indemnified Persons	7.7
Indemnifying Party	11.3(a)
Indemnity Reduction Amounts	11.4(g)
Interests	Recitals
Intermediate Cap Specific Indemnities	Annex 11.2(a)(v)
Investments	Preamble
LatAm	Preamble
Latest Balance Sheet	5.9
Losses	11.2(a)
Material Contracts	5.14(a)
Minor Claim	11.4(a)
Miramar	Preamble
Money Laundering Laws	5.30(b)
Nominee Interest	4.6(b)
Non-Party Affiliates	12.13
Notice of Claim	11.3(a)
Objections Statement	2.3(b)
Payoff Letters	2.2(b)
Post-Closing Events	11.7(a)
Post-Closing Tax Returns	11.7(b)(ii)
Post-Closing Transfer	7.2(b)
Pre-Closing Statement	2.2(b)
Pre-Closing Tax Returns	11.7(b)(i)
Purchase Price	2.2(a)
Purchase Price Allocation	11.7(g)
Restoration Plan	7.6(e)
Retsag Capital Project Cost Reimbursement	7.16(a)
Retsag Excess Capital Project Overrun	7.16(b)
Retsag Remediation Completion Certificate	7.16(d)
Retsag Remediation Completion Certificate Objection	7.16(e)
Retsag Remediation Completion Certificate Objection Dispute	7.16(e)
Retsag Remediation Liability	7.16(d)
R&W Policy	6.10

Term	Section
Registered IP	5.15(a)
Sellers’ 401(k) Plan	7.6(d)
Sellers’ Affiliate Contracts	5.23
Sellers’ Approvals	4.4
Sellers’ Indemnified Party or Parties	11.2(b)
Sellers’ Legal Advisors or Sellers’ Legal Advisor	12.12
Sellers’ Parent	Preamble
Sellers’ Representative	Preamble
Straddle Period	11.7(a)
Straddle Tax Returns	11.7(b)(ii)
Surface Protection Payment	7.5(c)
Target Company or Target Companies	Recitals
Tax Benefit	11.4(g)
Tail Policy	7.7
Target Companies Approvals	5.5
Target Companies Insurance Policies	5.19(a)
Termination Date	10.1(d)
TFP	Recitals
TFP Interests	Recitals
Third Party Claim	11.3(b)
Threshold Amount	11.4(a)
Tredegar Brasil	Recitals
Tredegar Brasil Interests	Recitals
Tredegar India	Recitals
Tredegar India Interests	Recitals
Works Council	7.2(b)

1.2          Interpretive Provisions.  Unless the express context otherwise requires:

(a)         the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)          terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)         the terms (i) “Dollars”, “$” and “USD” mean U.S. dollars; (ii) “Euros”, “€” and “EUR” mean the monetary unit of the European Union, (iii) “Forint”, “Ft” and “HUF” mean Hungarian forints, (iv) “Reais”, “R$” and BRL mean Brazilian reais; and (v) “Rupee”, “₹” and “INR” mean Indian rupee;

(d)         references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)          wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)           references herein to any gender shall include each other gender;

(g)          references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns, except that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)          references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)         the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement;

(j)           if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and

(k)         the term “good standing (or equivalent concept)” only applies to jurisdictions where such concept is recognized by applicable Law.

ARTICLE II

PURCHASE AND SALE OF INTERESTS

2.1         Purchase and Sale of the Interests.

(a)        Upon the terms and subject to the conditions set forth in this Agreement and, in the case of the Tredegar India Interests, the Tredegar India Interests Purchase Agreement, (i) LatAm and Investments shall sell, assign, transfer and convey to Fitesa Brazil the Tredegar Brasil Interests, free and clear of any Liens, and Fitesa Brazil shall purchase and acquire, all of the Tredegar Brasil Interests owned by LatAm and Investments from LatAm and Investments, (ii) Far East shall sell, assign, transfer and convey to Miramar the Tredegar India Interests, free and clear of any Liens, and Miramar shall purchase and acquire, all of the Tredegar India Interests owned by Far East and from Far East (and Sellers’ Parent and the Sellers shall cause the assignment, transfer and conveyance of legal ownership of the Nominee Interest to Nominee Interest Buyer), and (iii) Sellers’ Parent shall sell, assign, transfer and convey to Fitesa US the TFP Interests, free and clear of any Liens, and Fitesa US shall purchase and acquire, all of the TFP Interests owned by Sellers’ Parent and from Sellers’ Parent, all in exchange for cash consideration equal to the Purchase Price.

(b)        The sale, assignment, transfer, conveyance and delivery of the Tredegar India Interests from Far East to Miramar (including the assignment, transfer and conveyance of legal ownership of the Nominee Interest to Nominee Interest Buyer) will be effected pursuant to the Tredegar India Interests Purchase Agreement and the documents and instruments set forth in Section 2.4 thereunder that are required to be delivered at Closing in order to effect the purchase and sale of the Tredegar India Interests and the transfer of legal ownership of the Nominee Interest as contemplated thereby; provided, however, that the Tredegar India Interests Purchase Agreement shall serve purely to effect the legal transfer of the Tredegar India Interests to, and vest full and valid ownership in the Tredegar India Interests in, Miramar and the Nominee Interest Buyer.  Notwithstanding anything herein to the contrary, any claims or cause of action related to the transactions contemplated by the Tredegar India Interests Purchase Agreement shall be governed solely in accordance with the terms and conditions of this Agreement; provided, however, that the foregoing shall not affect the right of a party to the Tredegar India Interests Purchase Agreement to enforce the express terms thereof against the other party thereto.  Far East and Miramar shall not bring any claim or any cause of action under the India Interests Purchase Agreement, other than any claims for enforcement of the express terms thereof.

2.2          Calculation of Purchase Price.

(a)         Estimated Purchase Price.  The purchase price for the Interests (the “Purchase Price”) shall be $60,500,000.00 (the “Base Consideration”) plus the Adjustment Amount (if the Adjustment Amount is a positive number) or minus the absolute value of the Adjustment Amount (if it is a negative number).  At Closing, Buyers shall pay to Sellers an amount equal to:

(i)          the Base Consideration plus the Estimated Adjustment Amount (if the Estimated Adjustment Amount is a positive number) or minus the absolute value of the Estimated Adjustment Amount (if it is a negative number) (the “Estimated Purchase Price”); minus

(ii)          the Escrow Amount; minus

(iii)         the Withholding Tax Amount.

The Estimated Purchase Price shall be subject to adjustment following Closing pursuant to Section 2.3.

(b)        Pre-Closing Statement; Transaction Expenses.  Not fewer than two Business Days prior to the Closing Date, (i) Sellers’ Representative shall deliver to Buyers’ Parent a statement (the “Pre-Closing Statement”) setting forth Sellers’ good faith estimates of (A) Cash and Cash Equivalents, (B) Closing Indebtedness, (C) Transaction Expenses, (D) Net Working Capital Adjustment, and, based on the foregoing, (E) the Adjustment Amount, in each case determined in accordance with the Accounting Principles (clause (E) being the “Estimated Adjustment Amount”), together with supporting documentation for such estimates and any additional information reasonably requested by Buyers’ Parent, (ii) a customary payoff letter from each holder of Closing Indebtedness indicating the amount required to discharge such Closing Indebtedness in full at the Closing, and if any such Closing Indebtedness is secured, a customary undertaking by the holder thereof immediately upon payment in accordance with the payoff letter to discharge any Liens securing the same; provided, however, that with respect to the JPM Credit Facility, such payoff letter will be a partial lien release letter and include UCC-3 termination statements (the “Payoff Letters”), and (iii) Sellers’ Representative shall deliver to Buyers’ Parent final invoices and wire transaction instructions with respect to all Transaction Expenses to be paid by any Target Company or any Target Subsidiary at Closing, to the extent such invoices are made available to Sellers’ Representative at such time (the “Closing Transaction Expenses”).

(c)         Escrow Amount.  At Closing, Buyers’ Parent shall cause Buyers to deposit a portion of the Purchase Price, by wire transfer of immediately available funds to the Escrow Agent, in an amount equal to the Escrow Amount into the Escrow Account.  The Escrow Amount will be disbursed from the Escrow Account in accordance with the terms of Section 11.1 and the Escrow Agreement.

2.3         Purchase Price Adjustment.

(a)         Closing Statement.  Within 90 days following the Closing Date, Buyers’ Parent shall prepare, in consultation with Sellers’ Representative as necessary for such preparation, and deliver to Sellers’ Representative a statement (the “Closing Statement”) setting forth Buyers’ Parent’s determination of (i) Cash and Cash Equivalents, (ii) Closing Indebtedness, (iii) Transaction Expenses, (iv) Net Working Capital Adjustment and (v) the Adjustment Amount, in each case determined in accordance with the Accounting Principles.  Following delivery of the Closing Statement, Buyers’ Parent shall provide Sellers’ Representative with access to any supporting documentation for the Closing Statement that Sellers’ Representative may reasonably request.

(b)      Dispute Resolution.  Within 45 days after Sellers’ Representative’s receipt of the Closing Statement, Sellers’ Representative shall deliver to Buyers’ Parent a written statement either accepting the Closing Statement or specifying any good faith objections thereto in reasonable detail, including each item of dispute, the reasonable basis of such disagreement, and the Sellers’ calculation of such item of dispute (an “Objections Statement”).  If Sellers’ Representative does not deliver an Objections Statement within such 45 day period, then the Closing Statement shall become final and binding upon all parties.  If Sellers’ Representative delivers an Objections Statement within such 45 day period, then Sellers’ Representative and Buyers’ Parent shall negotiate in good faith for ten days following Buyers’ Parent’s receipt of such Objections Statement to resolve such objections (any unresolved objection, a “Dispute”).  After such ten day period, any item or matter set forth in the Closing Statement that is not a Dispute shall become final and binding upon all parties.  If Buyers’ Parent and Sellers’ Representative are unable to resolve all objections during such ten day period, then any remaining Disputes, and only such remaining Disputes, shall be resolved by Ernst & Young LLP or, if such firm is not able or willing to serve in such capacity, another internationally ranked firm upon which Buyers’ Parent and Sellers’ Representative shall agree (the “Accounting Firm”).  The Accounting Firm shall be instructed to resolve only such remaining Disputes that Buyers’ Parent and Sellers’ Representative have been unable to resolve in accordance with the terms of this Agreement as soon as reasonably practicable after such Disputes are submitted to the Accounting Firm and in any event, within 60 days after submission.  The resolution of such Disputes by the Accounting Firm will (i) be set forth in writing, (ii) reflect the application of the Accounting Principles (iii) be within the range of dispute between Buyers and Sellers, (iv) constitute an arbitral award, and (v) absent fraud or manifest error, be conclusive and binding upon all the parties upon which a judgment may be rendered by a court having proper jurisdiction.  Upon delivery of such resolution, the Closing Statement, as modified in accordance with such resolution, shall become final and binding upon all parties.

(c)        Fees and Expenses of Accounting Firm.  The fees, costs and expenses of the Accounting Firm shall be allocated between Buyers, on the one hand, and Sellers, on the other hand, based upon the percentage by which the portion of the Disputes not awarded to each party bears to the amount actually contested by such party.  For example, if Sellers’ Representative claims that the appropriate adjustments are $1,000 greater than the amount determined by Buyers’ Parent and if the Accounting Firm ultimately resolves the Dispute by awarding to Sellers’ Representative $300 of the $1,000 contested, then the fees, costs and expenses of the Accounting Firm will be allocated 30% (i.e., 300  ÷  1,000) to Buyers and 70% (i.e., 700  ÷  1,000) to Sellers.

(d)         Final Adjustment Amount.  As used herein, “Final Adjustment Amount” means (i) if Sellers’ Representative fails to deliver an Objections Statement in accordance with Section 2.3(b), the Adjustment Amount as set forth in the Closing Statement, or (ii) if the Adjustment Amount is resolved by resolution of Buyers’ Parent and Sellers’ Representative or by submission of any remaining Disputes to the Accounting Firm, as contemplated by Section 2.3(b), the Adjustment Amount as so resolved.  If the Final Adjustment Amount is greater than the Estimated Adjustment Amount (the amount of such excess, the “Adjustment Excess”), then Buyers’ Parent shall pay or cause to be paid to Sellers’ Representative in cash, by wire transfer of immediately available funds to an account or accounts designated by Sellers’ Representative in writing, the Adjustment Excess.  If the Final Adjustment Amount is less than the Estimated Adjustment Amount (the absolute amount of such shortfall, the “Adjustment Shortfall”), then Sellers’ Representative shall pay to Buyers, in cash, by wire transfer of immediately available funds to an account or accounts designated by Buyers’ Parent in writing, the Adjustment Shortfall.  All payments made pursuant to this Section 2.3(d) shall be made within 15 Business Days of the determination of the Final Adjustment Amount.  Whenever any payment under this Section 2.3(d) shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.  All payments made pursuant to this Section 2.3 shall be treated by all parties for tax purposes as adjustments to the Purchase Price.

(e)         Purpose of Section 2.3.  This Section 2.3 is not intended to be used to adjust for errors or omissions that may be found with respect to the Financial Statements or any inconsistencies between the Financial Statements and GAAP.

2.4        Tax Withholding.  Notwithstanding anything in this Agreement to the contrary, and although no tax withholding is currently anticipated for U.S. federal income Tax purposes, Buyers, each of the Target Companies and the Target Subsidiaries shall be entitled to deduct and withhold from the Purchase Price or any other payment made by them under this Agreement to any Person such amounts as Buyers or such Target Company or Target Subsidiary is required to deduct and withhold under applicable Law, and (i) with respect to the transfer of the Tredegar India Interests, such amount shall be the Indian Withholding Tax Amount, and (ii) with respect to the transfer of the Tredegar Brasil Interest, such amount shall be the Brazilian Withholding Tax Amount.  Any amounts so deducted and withheld, to the extent timely paid over to the applicable Governmental Authority, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.  For any such payments other than the payment for the transfer of the Tredegar India Interests and the Tredegar Brasil Interests, Buyers’ Parent agrees to provide notice to Sellers’ Representative in advance of the Closing Date of the nature and type of Tax withholding that Buyers’ Parent determines to be required in respect of the Estimated Purchase Price and shall allow Sellers’ Representative to provide documentation to Buyers’ Parent with a view to minimizing or eliminating such withholding; provided, however, that following delivery of any such documentation by Sellers’ Representative, Buyers’ Parent shall be entitled, in its good faith but sole discretion, to deduct such Tax withholding as it determines to be required under applicable Law.

ARTICLE III

CLOSING

3.1         Closing; Closing Date.  The closing of the sale and purchase of the Interests contemplated by this Agreement (“Closing”) shall take place remotely by means of facsimile, email, or other electronic transmission, on the third Business Day after the date that all of the conditions to Closing set forth in Article VIII and Article IX (other than those conditions which, by their terms, are to be satisfied or waived at Closing, but subject to the satisfaction or waiver of those conditions on the Closing Date) shall have been satisfied or waived by the party entitled to waive the same (and to the extent such waiver is permitted by applicable Law), or at such other time, place and date that Sellers’ Representative and Buyers’ Parent may agree in writing (such date when Closing occurs is referred to as the “Closing Date”); provided, however, that Buyers’ Parent and Sellers’ Representative intend that Closing will be effected, to the extent practicable, by conference call, the electronic delivery of documents (by fax, pdf or other electronic exchanges) and the prior physical exchange of certificates and certain other instruments to be held in escrow by outside counsel to the recipient party pending authorization by the delivering party (or its outside counsel) of their release on the Closing Date.

3.2         Transactions to Be Effected at Closing.  At Closing, the following transactions shall be effected by the parties hereto:

(a)          Buyers shall:

(i)          pay to Sellers, by wire transfer of immediately available funds to a bank account or accounts designated by Sellers’ Representative in the Pre-Closing Statement, an amount equal to the Estimated Purchase Price minus the sum of the Escrow Amount and the Withholding Tax Amount (the Indian Withholding Tax Amount portion of such Withholding Tax Amount to be deposited with the Indian Governmental Authorities responsible for taxation as contemplated by Section 11.7(j) and the Brazilian Withholding Tax portion of such Withholding Tax Amount to paid to the Brazilian Governmental Authorities responsible for taxation as contemplated by Section 11.7(k)) it being understood that the amount Buyers pay at Closing in respect of the Tredegar India Interests (less the Indian Withholding Tax Amount) shall be paid by wire transfer to a bank account of Far East;

(ii)         pay to Sellers, in the same wire transfer of immediately available funds contemplated by Section 3.2(a)(i), the amount comprising the sum of the Closing Transaction Expenses and the Closing Indebtedness to be repaid at Closing as set forth on the Pre‑Closing Statement for further remittance by or on behalf of Sellers in accordance with Sections 3.2(b)(i) and 3.2(b)(ii), respectively;

(iii)        pay to the Escrow Agent, for deposit into the Escrow Account, the Escrow Amount as described in Section 2.2(c); and

(iv)        deliver, or cause to be delivered, to Sellers’ Representative each of the documents, certificates and items required to be delivered by Buyers’ Parent pursuant to Article IX.

(b)          Sellers shall:

(i)           pay, or cause to be paid, on behalf of the Target Companies, the Closing Transaction Expenses as set forth on the Pre-Closing Statement from the amount received by Sellers pursuant to Section 3.2(a)(ii) by wire transfer of immediately available funds;

(ii)         pay, or cause to be paid, on behalf of the Target Companies or Target Subsidiaries (as applicable), as directed, all Closing Indebtedness to be repaid at Closing as set forth on the Pre-Closing Statement from the amount received by Sellers pursuant to Section 3.2(a)(ii) by wire transfer of immediately available funds as specified in each Payoff Letter; and

(iii)         deliver or cause to be delivered to Buyers’ Parent each of the documents, certificates and items required to be delivered by Sellers pursuant to Article VIII.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS

Sellers represent and warrant to Buyers as follows concerning Sellers:

4.1       Organization of Sellers.  Each Seller has been duly organized and is validly existing as a corporation or limited liability company, as applicable, under the Laws of the Commonwealth of Virginia.  Each Seller has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted.  Each Seller is duly licensed, qualified or registered to do business as a foreign Person in all jurisdictions in which it is required to be so licensed, qualified or registered, except where failure to be so licensed or qualified would not reasonably be expected to prevent, materially delay, materially impair or otherwise have a material adverse effect on, the ability of such Seller to enter into this Agreement or any other agreement contemplated hereby to which such Seller is a party or consummate the transactions contemplated hereby or thereby.

4.2         Due Authorization of Sellers.  Each Seller has all requisite power and authority to execute and deliver this Agreement and each other agreement contemplated hereby to which such Seller is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each Seller of this Agreement and each other agreement contemplated hereby to which such Seller is a party and the consummation of transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate or limited liability company, as applicable, action, and no other corporate or limited liability company, as applicable, proceeding, consent or authorization on the part of any Seller is necessary to authorize this Agreement or the transactions contemplated hereby.  This Agreement, and the other documents and instruments required hereby to which each Seller is a party, will be when executed and delivered by such Seller (assuming due authorization, execution and delivery of this Agreement by Buyers) the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their terms, subject to the Equity and Bankruptcy Exceptions.

4.3        No Conflict.  The execution and delivery by each Seller of this Agreement and each other agreement contemplated hereby to which such Seller is a party and, assuming that all Sellers’ Approvals have been properly obtained, the consummation of the transactions contemplated hereby do not and will not (a) breach, violate or conflict with any Organizational Documents of such Seller or (b) violate, conflict with or result in a breach of or default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a violation of, conflict with, breach of or default under any applicable Law or Order binding upon or applicable to such Seller, in each case where such violation, conflict, breach or default would reasonably be expected to have a material adverse effect on such Seller’s ability to consummate the transactions contemplated hereby.

4.4        No Authorization or Consents Required.  No notice to or consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required by any Seller with respect to such Seller’s execution or delivery of this Agreement or any other agreement contemplated hereby to which such Seller is a party or the consummation of the transactions contemplated hereby, except for those (a) as to which the failure to give or obtain would not reasonably be expected to have a material adverse effect on such Seller’s ability to consummate the transactions contemplated hereby, (b) that have been given or obtained prior to the date hereof, or (c) set forth on Schedule 4.4 (the “Sellers’ Approvals”).

4.5         Litigation.  There are no Actions before or by any Governmental Authority (and, to the Knowledge of Sellers, no such Action has been threatened) against or affecting any Seller (a) under any bankruptcy or insolvency Law or (b) that would reasonably be expected to affect adversely or restrict the ability of such Seller to enter into and perform such Seller’s obligations under this Agreement or any other agreement contemplated hereby to which such Seller is a party.  No Seller is subject to any outstanding Order that prohibits or otherwise restricts in any material respect the ability of such Seller to consummate fully the transactions contemplated hereby.

4.6         Title to Interests.

(a)          Each Seller is the owner beneficially and of record, of the applicable Interests as set forth on Schedule 5.6; subject to the potential increase in the Capital Stock of Tredegar India described on Schedule 5.6.  Other than the Interests, no Seller nor TFP holds any other Capital Stock of any Target Company, and no other Capital Stock of any Target Company is issued and outstanding.  Each Seller has title to the Interests owned by it, free and clear of all Liens other than Liens that will be released at Closing.  Upon transfer to the applicable Buyer at Closing of the Interests held by each Seller, title to such Interests will pass to such Buyer, free and clear of any Liens (subject to the delivery by the applicable parties of each of the applicable documents, certificates and items required to be delivered pursuant to Article VIII in connection with the transfer of the Interests).  The sale and transfer of the Interests by each Seller as contemplated by this Agreement are not subject to any preemptive right, right of first refusal, option, warrant, purchase right, restriction or other Contract (other than any such right or restriction held by the applicable Target Company itself).

(b)        Nominee Interest Shareholder is the legal owner of one share of Capital Stock of Tredegar India (the “Nominee Interest”) free and clear of all Liens other than Liens that will be released at Closing.  Far East is the beneficial owner of the Nominee Interest free and clear of all Liens other than Liens that will be released at Closing.  Upon transfer of legal ownership of the Nominee Interest to Nominee Interest Buyer and beneficial ownership of the Nominee Interest to Miramar at Closing, such legal and beneficial ownership of the Nominee Interest will pass to Nominee Interest Buyer and Miramar, respectively, free and clear of any Liens (subject to the delivery by the applicable parties of each of the applicable documents, certificates and items required to be delivered pursuant to Article VIII in connection with the transfer of the Nominee Interest).  The transfer of the Nominee Interest as contemplated by this Agreement is not subject to any preemptive right, right of first refusal, option, warrant, purchase right, restriction or other Contract (other than any such right or restriction held by Far East or the Nominee Interest Shareholder itself or himself).

4.7       Sellers’ Brokers.  Other than Sellers’ Parent’s engagement of JP Morgan as its investment banker in connection with the transactions contemplated hereby, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finder’s fee or other commission in connection with this Agreement based upon arrangements made by any Seller or any of its Affiliates.

4.8        No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, no Seller nor any other Person makes any other express or implied representation or warranty on behalf of Sellers.

ARTICLE V

REPRESENTATIONS AND WARRANTIES CONCERNING THE TARGET COMPANIES

Sellers represent and warrant to Buyers as follows concerning the Target Companies:

5.1         Organization of the Target Companies.  The Target Companies have been duly organized or incorporated, as applicable, and are validly existing in the form of legal entity set forth on Schedule 5.1 and each is in good standing (or equivalent concept), where applicable, or, in the case of Tredegar Brasil, is duly registered and has an active registration status before the relevant board of trade and national taxpayers’ register, under the laws of its jurisdiction of organization set forth on Schedule 5.1.  Each Target Company has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted.  Each Target Company is duly licensed or qualified and is in good standing (or equivalent concept), where applicable, in all other jurisdictions in which it is required to be so licensed or qualified.

5.2        Due Authorization of the Target Companies.  Each Target Company has all requisite power and authority to execute and deliver each agreement contemplated by this Agreement to which such Target Company is a party and to consummate the transactions contemplated thereby.  The execution and delivery by each Target Company of each agreement contemplated hereby to which such Target Company is a party and the consummation of transactions contemplated thereby have been duly and validly authorized and approved by all requisite corporate or limited liability company, as applicable, action, and no other corporate or limited liability company, as applicable, proceeding, consent or authorization on the part of any Target Company is necessary to authorize the transactions contemplated thereby.  The agreements, documents and instruments required hereby to which each Target Company is a party will be when executed and delivered by such Target Company (assuming due authorization, execution and delivery of such agreements, documents and instrument by the other parties thereto) the legal, valid and binding obligation of such Target Company, enforceable against such Target Company in accordance with their terms, subject to the Equity and Bankruptcy Exceptions.

5.3        Reorganization.  The transactions identified in Exhibit B as having been completed on or prior to the date hereof have been completed in accordance with the terms and conditions set forth therein.

5.4        No Conflict.  Assuming that all Target Companies Approvals have been properly obtained and that the Closing Indebtedness set forth on the Pre-Closing Statement is repaid at Closing in accordance with Section 3.2, the consummation of the transactions contemplated hereby do not and will not:

(a)          breach, violate or conflict with the Organizational Documents of any Target Company or any Target Subsidiary;

(b)          except as set forth on Schedule 5.4(b), violate, conflict with or result in a breach of or default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a violation of, conflict with, breach of or default under, or accelerate the performance required under, any Material Contract to which the applicable Target Company or any Target Subsidiary is a party or by which any assets of any Target Company or any Target Subsidiary are bound; or

(c)          violate, conflict with or result in a breach of or default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a violation of, conflict with, breach of or default under any applicable Law or Order binding upon or applicable to any Target Company or any Target Subsidiary;

except, in the cases of clause (b) or (c), as would not reasonably be expected to have a Material Adverse Effect.

5.5        No Authorization or Consents Required.  No notice to or consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required by any Target Company or any Target Subsidiary with respect to the execution, delivery, and performance of this Agreement or any of the agreements contemplated hereby to which any Target Company or any Target Subsidiary is party or with respect to the consummation of the transactions contemplated hereby, except for those (a) as to which the failure to give or obtain would not reasonably be expected to have a Material Adverse Effect, (b) that have been given or obtained prior to the date hereof, or (c) set forth on Schedule 5.5 (the items referred to in clauses (b) and (c), the “Target Companies Approvals”).

5.6         Target Companies’ Interests.  The Interests being acquired by Buyers pursuant to this Agreement and set forth on Schedule 5.6 represent all of the issued and outstanding Capital Stock of the Target Companies.  All Interests are duly authorized, validly issued, fully paid, and non-assessable, are free and clear of any Lien (other than a Lien that will be released at Closing), have been issued in compliance with all applicable securities and corporate Laws, and were not created in violation of any preemptive rights, rights of first refusal, similar rights created by statute or any of the Target Companies’ respective Organizational Documents.  There are no outstanding or authorized options, warrants, stock appreciation, phantom stock, profit participation or similar rights with respect to the Capital Stock of any Target Company to which such Target Company is a party or is bound.  No Target Company has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the applicable Seller on any matter.  There are no Contracts to which any Target Company is a party or by which it is bound to (a) repurchase, redeem or otherwise acquire any Capital Stock of, or other equity or voting interest in, such Target Company, or (b) vote or dispose of any Capital Stock of such Target Company.  No Person (other than the applicable Target Company itself) has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of Capital Stock of any Target Company.

5.7         Subsidiaries.

(a)          Schedule 5.7(a) sets forth a correct and complete list of each Target Subsidiary and its jurisdiction of organization or incorporation, as applicable, and identifies the issued and outstanding Capital Stock of such Target Subsidiary; provided, however, that as a result of the Reorganization Completion, after the date hereof and before the Closing, Tredegar Personal Care will have been merged with and into TFP, and will therefore no longer be a Target Subsidiary as of the Closing Date, and the remainder of the representations and warranties in this Section 5.7 will not be made on the Closing Date with respect to Tredegar Personal Care.  Each of the Target Subsidiaries set forth on Schedule 5.7(a) is duly organized or incorporated, as applicable, validly existing and in good standing (or equivalent concept), where applicable, in each case under the applicable laws of the jurisdiction of each Target Subsidiary’s organization or incorporation, as applicable, and each of the Target Subsidiaries has all requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted.  Each Target Subsidiary is duly licensed or qualified and is in good standing (or equivalent concept), where applicable, in all other jurisdictions in which it is required to be so licensed or qualified.

(b)       All of the issued and outstanding Capital Stock of each Target Subsidiary set forth on Schedule 5.7(a) is duly authorized, validly issued, fully paid and non‑assessable and is owned, beneficially and of record, by the applicable Target Company or Target Subsidiary as set forth on Schedule 5.7(a), free and clear of all Liens other than Liens that will be released at Closing.  There are no outstanding or authorized options, warrants, stock appreciation, phantom stock, profit participation or similar rights with respect to the Capital Stock of any Target Subsidiary to which such Target Subsidiary is a party or is bound.

(c)        Other than the Capital Stock of each Target Subsidiary that is owned by the applicable Target Company or Target Subsidiary as set forth on Schedule 5.7(a), no Target Company or Target Subsidiary owns any Capital Stock of any other Person.

5.8          Litigation; Orders.  Except as set forth on Schedule 5.8, (a) there are no Actions pending, or to Sellers’ Knowledge, threatened against or affecting any Target Company or any Target Subsidiary, at law or in equity, and (b) none of the Target Companies or Target Subsidiaries is bound by any Order, in either the case of clause (a) or (b) of this Section 5.8 that is or would reasonably be expected to be, individually or in the aggregate, material and adverse to the Target Companies and Target Subsidiaries, taken as a whole.

5.9       Financial Statements.  Attached to Schedule 5.9 are correct and complete copies of each of:  (a) the unaudited combined balance sheet of the Target Companies and the Target Subsidiaries as of May 31, 2020 (the “Latest Balance Sheet”) and the related unaudited combined interim statement of operations for the Target Companies and the Target Subsidiaries for the five month period then ended; and (b) the unaudited combined balance sheet of the Target Companies and the Target Subsidiaries as of December 31, 2019 and the related unaudited combined statement of operations for the Target Companies and the Target Subsidiaries for the year then ended.  The financial statements attached to Schedule 5.9 are hereinafter referred to as the “Financial Statements.”  The Financial Statements have been prepared in accordance with the Accounting Principles, consistently applied throughout the periods indicated, and present fairly in all material respects the combined financial condition and results of operations of the Target Companies and the Target Subsidiaries as of the times and for the periods referred to therein, subject to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments.  Since December 31, 2019, there has been no change in any accounting (or tax accounting) policy, practice, or procedure of any the Target Companies or any Target Subsidiaries from those reflected in the Financial Statements and as described in the Accounting Principles.

5.10     Absence of Undisclosed Liabilities.  There are no liabilities or obligations relating to the Target Companies or the Target Subsidiaries of any nature, whether known or unknown, direct or indirect, accrued or fixed, absolute or contingent, matured or unmatured or otherwise other than liabilities or obligations, individually or in the aggregate, (a) disclosed, reflected in, or reserved against the Latest Balance Sheet, (b) that were incurred since the date of the Latest Balance Sheet in the ordinary course of business, (c) that will have been or will be discharged or paid in full prior to the Closing Date, (d) for Transaction Expenses incurred in connection with Closing of the transactions contemplated hereby, or (e) that would not, individually or in the aggregate, be material to the business of the Target Companies and Target Subsidiaries.

5.11      Inventory.  The Inventory is owned free and clear of all Liens other than Permitted Liens and Liens that will be released at Closing.  At Closing, the Inventory will be items of a quality usable or saleable by the Personal Care Business in the ordinary course of business, net of recorded reserves, and will be in quantities sufficient for the normal operation of such business in accordance with past practices.  None of the Target Companies’ or Target Subsidiaries’ inventory is held on consignment, or otherwise, by third parties.  All inventories are valued at the lower of cost or fair market value on a first-in, first-out basis consistent with past practice used in the preparation of the Financial Statements.

5.12      Absence of Certain Developments.  Except as set forth on Schedule 5.12 and as set forth in Exhibit B in connection with matters related to the Reorganization and the Non-Continuing Employees, since the date of the Latest Balance Sheet:

(a)          the Target Companies and the Target Subsidiaries have, in all material respects, conducted their respective businesses and operated their properties in the ordinary course of business consistent with past practice;

(b)          there has been no adverse change, occurrence, or omission that by itself or together with other changes, occurrences, and omissions, has had, or could reasonably be expected to have, a Material Adverse Effect;

(c)          there has been no casualty, loss, damage or destruction (whether or not covered by insurance) of any property that is material to the business of the Target Companies and the Target Subsidiaries; and

(d)          no Target Company nor any Target Subsidiary has taken any action that, if taken after the date hereof, would require the consent of Buyers’ Parent pursuant to Section 7.1(a).

5.13       Taxes.

(a)         Except as set forth on Schedule 5.13(a):  (i) all material Tax Returns that are required by Law to have been prepared or filed (as the case may be) by or with respect to each Target Company or any Target Subsidiary have been duly prepared or filed (as the case may be) and were true, correct and complete in all material respects, (ii) all material Taxes of each Target Company and Target Subsidiary have been paid in full, other than Taxes being contested in good faith and for which adequate reserves have been established on the Latest Balance Sheet, including those Taxes being contested as listed in Attachment 5.13(a)(i) to Schedule 5.13(a), (iii) there are no outstanding or, to the Knowledge of Sellers, threatened audits or other examinations or administrative or judicial proceedings in connection with Tax Returns referred to in clause (i) of this Section 5.13(a) or Taxes referred to in clause (ii) of this Section 5.13(a)), and (iv) as of the date hereof, no waivers or extensions or requests for waivers or extensions of any statute of limitations with respect to any Taxes of any Target Company or any Target Subsidiary are outstanding.  All material Taxes required to have been withheld, collected deposited or paid by or with respect to the Target Companies and the Target Subsidiaries have been withheld, collected deposited or paid, in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder or other Person.

(b)         Except as set forth on Schedule 5.13(b), within the three year period preceding the date of this Agreement, no claim has been made in writing by any Governmental Authority in a jurisdiction where a Target Company or Target Subsidiary has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

(c)         Except as set forth on Schedule 5.13(c), no Target Company nor any Target Subsidiary (i) has been a member of a consolidated, affiliated, combined, unitary or other Tax group for purposes of any Tax or (ii) is a party to any Tax allocation or Tax sharing agreement (excluding customary Tax allocation or sharing provisions in commercial contracts not primarily relating to Taxes) or is liable for Tax of another Person, whether as a transferee or successor, by operation of Law, by Contract, or otherwise.

(d)         There are no Liens for Taxes upon any asset of any Target Company or any Target Subsidiary (other than Permitted Liens).

(e)         No Target Company nor any Target Subsidiary is subject to any private letter ruling from the Internal Revenue Service or any similar ruling with any other Governmental Authority.

(f)         No Target Company nor any Target Subsidiary is treated or has been treated for Tax purposes as a resident in a country other than the country of its organization.  Except as set forth on Schedule 5.13(f), no Target Company nor any Target Subsidiary has, or has had, a branch, agency, trade or business, business connection, or permanent establishment for Tax purposes in a country other than the country of its organization.  The Target Companies and Target Subsidiaries have complied in all material respects, including preparing and maintaining any required records and documentation, with applicable transfer pricing Laws.

(g)         No Target Company nor any Target Subsidiary has been or will be required for Tax purposes to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) change in method of accounting made on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any Contract entered into pursuant to a corresponding or similar provision of state, local, or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made or entered into on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) recognition of income on or prior to the Closing Date by a controlled foreign corporation (as defined in Section 957 of the Code), passive foreign investment company (as defined in Section 1297 of the Code) or similar entity (as determined under a provision of state, local or foreign Tax Law similar to Section 957 or Section 1297 of the Code), in which a Target Company or Target Subsidiary owns an interest, or (vi) election under Section 108(i) of the Code made on or prior to the Closing Date.

(h)          Except as set forth on Schedule 5.13(h), no Target Company nor any Target Subsidiary owns an interest in any Person that is treated as a flow-through or transparent pursuant to any applicable Tax Laws.

(i)          Far East holds the Tredegar India Interests as a “capital asset” in accordance with the provisions of the Republic of India Income Tax Act, 1961 and for accounting purposes, has at all times treated the Tredegar India Interests as investments, and not as “stock in trade.”

(j)           Far East holds a valid Permanent Account Number in India.

(k)      There are no outstanding demands or income Tax proceedings pending against Far East that could render the consummation of the sale of the Tredegar India Interests as contemplated hereby and by the Tredegar India Interests Purchase Agreement as void under Section 281 of the Republic of India Income Tax Act, 1961.

(l)          No Target Company nor any Target Subsidiary is, or is reasonably likely to be, liable for any Taxes or deprived of reliefs or allowances otherwise available to it under the Laws of the Republic of India, as a result of the Reorganization.

(m)         No restructuring or reorganization transaction that occurred or will occur at any time prior to Closing (whether or not such transaction is in connection with the transactions contemplated by this Agreement) resulted or will result in (i) the indirect transfer of Tredegar India Interests by TFP, or by any other Person, pursuant to Section 9 of the Republic of India Income Tax Act, 1961, or (ii) any Tax reporting or compliance obligations for Tredegar India.

(n)         Notwithstanding anything to the contrary in this Agreement, (i) the representations and warranties contained in this Section 5.13 and, (to the extent related to Taxes) Section 5.17 constitute the sole representations and warranties of Sellers relating to Taxes and (ii) no representations or guarantees are made with respect to the amount or availability of Tax attributes of any Target Company or any Target Subsidiary in any Post-Closing Tax Period.

5.14       Contracts.

(a)        Schedule 5.14(a) sets forth a correct and complete list of all Material Contracts.  “Material Contracts” means any Contract to which any Target Company or any Target Subsidiary is a party or by which any Target Company or any Target Subsidiary is bound that falls within any of the following categories (for the avoidance of doubt, excluding all (1) Leases, which are addressed exclusively in Section 5.21, (2) Target Companies Insurance Policies, which are addressed in Section 5.19 and (3) purchase orders):

(i)        all Contracts that are anticipated to require individual or aggregate annual payments, receipts or other consideration in excess of $200,000 and that are not otherwise required to be disclosed pursuant to another subsection of this Section 5.14(a);

(ii)          all Contracts for, or setting forth any of the terms or conditions related to, the employment, commitment of employment or termination of employment of any (A) individual employee of any Target Company or any Target Subsidiary whose base annual compensation (exclusive of bonus and commission) is in excess of $100,000 (other than ordinary offer letters or confirmations of employment issued in the ordinary course of business for individuals who are employed on an at-will basis that do not include severance or other non-customary offer letter provisions), or (B) any individual consultant or individual independent contractor of any Target Company or any Target Subsidiary whose annual compensation is in excess of $100,000;

(iii)         all Contracts that provide for an increased payment or benefit, or accelerated vesting or funding, upon the execution hereof or Closing, or in connection with the transactions contemplated hereby for any individual employee, individual consultant or individual independent contractor of the Target Companies or any Target Subsidiaries whose compensation meets the thresholds set forth in Section 5.14(a)(ii), except for any such payments or benefits, or accelerated vesting or funding pursuant to any Target Company Benefit Plan or employment arrangement;

(iv)          all Contracts relating to Indebtedness of any Target Company or any Target Subsidiary;

(v)         all Contracts granting any person a Lien (other than Permitted Liens) on all or any part of any asset (real, personal or mixed, tangible or intangible) of any of the Target Companies or Target Subsidiaries;

(vi)        all Contracts with another Person that are anticipated to require individual or aggregate annual payments, receipts or other consideration of $100,000 or more that purport to limit or restrict the ability of any Target Company or any Target Subsidiary from entering into or engaging in any market or line of business or compete with any Person, or from soliciting, hiring, engaging, or doing business with any customer, vendor, supplier, employee, contractor, or other person;

(vii)       all IP Licenses and all other Contracts under which a Person is obligated to pay or receive a franchise fee, royalty payment, license payment or similar payment in respect of Intellectual Property, in each case, that are material to the business of the Target Companies and the Target Subsidiaries or involving an annual commitment or payment of in excess of $100,000 individually (other than (A) off-the-shelf licenses for software, (B) implied IP Licenses associated with products the Target Companies purchase from product suppliers or sell to customers and (C) IP Licenses between or among any of the Target Companies or any of the Target Subsidiaries or any combination thereof);

(viii)       all Contracts for capital expenditures or the acquisition or construction of fixed assets that are anticipated to require individual or aggregate payments in excess of $100,000 after the date hereof;

(ix)         all Contracts for ongoing cleanup, abatement, or other actions in connection with any Hazardous Substance or ongoing remediation of any environmental matter that are anticipated to require individual or aggregate payments in excess of $100,000 after the date hereof;

(x)         all Contracts and agreements that are anticipated to require individual or aggregate annual payments, receipts or other consideration of in excess of $100,000 and that grant to any person an option or a first refusal, first-offer, or similar preferential right to purchase or acquire any assets, or that contain “most favored customer” or similar terms;

(xi)         all Contracts and agreements with any sales agent, distributor, sales representative, broker, or dealer that are anticipated to require individual or aggregate annual payments in excess of $100,000 and are not terminable without penalty on 30 days’ or fewer notice;

(xii)      other than as set forth in the respective Organizational Documents of the Target Companies and Target Subsidiaries, all Contracts pursuant to which a Target Company or a Target Subsidiary has agreed to provide indemnification to or hold harmless any officer, director, manager or employee of such Target Company or Target Subsidiary;

(xiii)      all (A) joint venture or partnership contracts and (B) all other contracts providing for the sharing of any profits with a third party are anticipated to result individual or aggregate annual payments, receipts or other consideration in excess of $100,000;

(xiv)       all Contracts with any employee leasing agency or professional employer organization for the engagement of employees or other service providers, including on a temporary or leased basis, in each case, that are anticipated to result in individual or aggregate annual payments in excess of $100,000;

(xv)         all Contracts with any Significant Customer or Significant Supplier;

(xvi)      all collective bargaining agreements or other material Contracts with any labor union, works council, or labor organization in respect of any current or former employees of a Target Company or any Target Subsidiary;

(xvii)    all settlement, conciliation, or similar Contract with any Governmental Authority or any other Person, including any such Contract relating to the settlement of any administrative of judicial proceedings, whether of alleged violations of Law or otherwise, in each case, that is anticipated to result in individual or aggregate payments by a Target Company or a Target Subsidiary in excess of $50,000 after the date hereof;

(xviii)     all Contracts which are material to the operation of the Personal Care Business, taken as a whole, but not otherwise required to be included in Schedule 5.14(a) by clauses (i) through (xvii); and

(xix)        any binding agreements (whether in writing or otherwise) to enter into any of the foregoing.

(b)         All Material Contracts are in full force and effect and are the legal, valid and binding obligations of the applicable Target Company or Target Subsidiary, enforceable in accordance with their terms, and, to Sellers’ Knowledge, the other party thereto, subject to the due authorization of the other party thereto and the Equity and Bankruptcy Exceptions and applicable Law.  No Target Company nor any Target Subsidiary is in material breach of or material default of any provision of any Material Contract, nor, to Sellers’ Knowledge, is any other party thereto.  Correct and complete copies of all Contracts in the possession or control of any Seller, the Target Companies or any Target Subsidiaries have been made available to Buyers.

5.15       Intellectual Property.

(a)        Schedule 5.15(a) sets forth a correct and complete list of all patents, trademark registrations, service mark registrations, copyright registrations, industrial designs, and domain names and applications for any of the foregoing owned by the Target Companies and Target Subsidiaries (collectively, the “Registered IP”) and the applicable owner of each item of Registered IP.  The applicable Target Company or Target Subsidiary owns and possesses the entire right, title and interest in and to the Registered IP, free and clear of all Liens.  Each item of the Registered IP is (i) subsisting and, (ii) to Sellers’ Knowledge, valid and enforceable, except with respect to pending patent applications.

(b)         The Target Companies and Target Subsidiaries own or have the right to use (pursuant to a valid IP License, in the case of Intellectual Property that is owned by another Person) all Intellectual Property that is used in or necessary for the operation of their respective businesses as presently conducted.  On and after Closing, Sellers’ Parent will own the name “Tredegar” and all derivations thereof, and the Target Companies and Target Subsidiaries shall have no right to use such names except in accordance with Section 7.11.  Except as described in the immediately preceding sentence, neither Sellers nor any of Sellers’ Affiliates (other than the Target Companies and Target Subsidiaries) own any Intellectual Property that is used in or necessary for the conduct of the businesses of the Target Companies or Target Subsidiaries.

(c)          Within the three year period preceding the date of this Agreement, no Target Company nor any Target Subsidiary has (i) received any written notice of infringement, misappropriation or conflict with respect to Intellectual Property of any other Person (including any demands or unsolicited offers to license any Intellectual Property from any other Person), (ii) received any written notice challenging or questioning the validity, enforceability, use or ownership of any material Intellectual Property used by such Target Company or Target Subsidiary, or (iii) threatened any Person with an Action for infringing or misappropriating any of its Intellectual Property.  The Intellectual Property owned by the Target Companies and Target Subsidiaries is not subject to (i) any outstanding judgment, injunction, order, decree or agreement, or (ii) any pending or, to Sellers’ Knowledge, threatened action, suit, proceeding or claim by others challenging the ownership or other rights, validity, enforceability, scope or use thereof by the Target Companies and Target Subsidiaries.

(d)         To Sellers’ Knowledge, the conduct of the businesses of the Target Company or Target Subsidiary does not infringe, violate, misappropriate or misuse any Intellectual Property rights of any Person or give rise to any obligations to any Person, and to Sellers’ Knowledge, no Person is infringing upon any Intellectual Property owned or otherwise used by the applicable Target Company or any Target Subsidiary, including under an IP License.

(e)        The Target Companies and Target Subsidiaries have implemented policies and procedures reasonably designed to establish and preserve the confidentiality and ownership of or exclusive rights in Intellectual Property created or developed by or on behalf of the applicable Target Company or Target Subsidiary, including requiring all employees, consultants, agents and contractors of such Target Company or Target Subsidiary who are or were involved in, or who have contributed to, the creation or development of any material Intellectual Property in the course of their service to such Target Company or Target Subsidiary to:  (i) assign to the applicable Target Company or Target Subsidiary all such Intellectual Property and, where applicable, acknowledge that works to which they contributed are “works made for hire,” and (ii) agree to maintain the confidentiality of any source code, proprietary know-how, trade secrets or other confidential Intellectual Property of the applicable Target Company or Target Subsidiary.  To Sellers’ Knowledge, no employee, consultant, agent or contractor to any such agreement is in breach thereof.  No trade secrets or any other confidential information of the Target Companies and Target Subsidiaries or of any Person to whom the Target Companies or Target Subsidiaries owes a duty of confidentiality has been disclosed by the Target Companies or Target Subsidiaries to any Person other than subject to binding, written confidentiality obligations restricting the disclosure and use of such trade secrets or any other confidential information by such Person.

(f)          Except as set forth on Schedule 5.15(f), the Target Companies and Target Subsidiaries will own, or will have a valid right to access and use, all material computer systems networks, hardware, software, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the businesses of Target Companies and Target Subsidiaries (the “IT Systems”) in the 12 months prior to the Closing Date as updated during such 12 month period by upgrades and modifications in the ordinary course of business.  As of immediately prior to Closing, the IT Systems (i) will be (A) operating in a manner sufficient to support the operations of the Target Companies and the Target Subsidiaries, in substantially the same manner as they were supported during the 12 month period preceding the Closing Date, (B), to the Knowledge of Sellers, substantially free from material, reproducible programming errors or defects that would reasonably be expected to have a material and adverse impact on the operations of the Personal Care Business, and (C) scalable to meet current capacity; (ii) will have security, back-ups, disaster recovery arrangements, and hardware and software support and maintenance, consistent with reasonable business practices to minimize the risk of material error, breakdown, failure, or security breach occurring; (iii) will be configured and maintained in accordance with reasonable business practices to minimize the effects of viruses, and Sellers will have taken, or caused to have been taken, commercially reasonable measures to prevent the introduction into the IT Systems of viruses, worms, time bombs, back doors, Trojan horses or other malicious code, in each case, to the extent Known to a Seller, that would materially disrupt or materially and adversely affect their functionality; and (iv) will not have suffered any material error, breakdown, Known failure, or security breach that has caused material disruption or damage to the operation of the businesses of Target Companies and Target Subsidiaries or that would reasonably be expected to be potentially reportable to any Governmental Authority.

5.16       Title to, Description of and Sufficiency of Assets.

(a)          The Target Companies and Target Subsidiaries hold and own good and valid title to or have good and valid leasehold interests in respect of or valid licenses to use, each of their respective material assets, free and clear of all Liens other than Permitted Liens and Liens that will be released at Closing.

(b)          Except as set forth on Schedule 5.16(b), no Person other than the Target Companies or the Target Subsidiaries owns any equipment or other property or assets situated on the respective premises of the Target Companies and Target Subsidiaries, except for leased items that are subject to personal property leases.

(c)          Except as set forth on Schedule 5.16(c), (i) the Personal Care Business Assets together with the benefit of the assets provided under the Transition Services Agreement collectively constitute all of the assets necessary for Buyers and their Affiliates to operate the Personal Care Business on and after Closing (for such time periods after Closing as are specified in the Transition Services Agreement with respect to the assets provided under the Transition Services Agreement) in the manner operated by the Target Companies and Target Subsidiaries immediately prior to Closing, (ii) except with respect to assets provided under the Transition Services Agreement and as contemplated by Section 7.11, immediately following Closing, no Seller nor any of their Affiliates will own or lease any assets, properties or rights that are necessary for the conduct of the Personal Care Business, and (iii) except as set forth in the Transition Services Agreement, there are no material facilities, assets or properties shared with any other Person that are used by the Target Companies or Target Subsidiaries in the conduct or operation of the Personal Care Business.

(d)          The representations in Section 5.16 shall not apply to Real Property, which is governed by Section 5.21.

5.17        Employee Benefit Plans.

(a)          U.S. Benefit Plans:

(i)          Schedule 5.17(a)(i) sets forth each U.S. Benefit Plan (other than (A) Government Plans, (B) Contracts for employment, set forth on Schedule 5.14, (C) ordinary offer letters or confirmations of employment issued in the ordinary course of business that provide for at-will employment and do not include severance or other non‑customary provisions (including, but not limited to, provisions relating to (i) retention, change of control, transaction, or sale payments or benefits, (ii) enhanced vacation, leave of absence or time-off benefits, (iii) non-customary retirement or health and welfare benefits, including defined benefit pension, excess, supplemental, non-qualified deferred compensation, post-termination, retiree welfare or similar benefits, or (iv) incentive, bonus or similar compensation or benefits, other than broad-based, annual cash bonuses), and (D) Contracts with individual independent contractors, set forth on Schedule 5.14) and separately lists each U.S. Benefit Plan that is a Parent Plan and each U.S. Benefit Plan that is a Target Company Plan.

(ii)        With respect to each U.S. Benefit Plan, Sellers have made available to Buyers prior to the date hereof complete and correct copies of the following:  (A) the current plan and trust documents (and all amendments thereto) and the most recent summary plan description; (B) the most recent annual report (Form 5500 series and all schedules thereto); (C) the most recent financial statements and actuarial report; (D) the most recent favorable determination letter from the IRS with respect to each Benefit Plan intended to qualify under Section 401(a) of the Code; (E) the most recent nondiscrimination tests performed under the Code; and (F) copies of material notices, letters or other correspondence from the IRS, U.S. Department of Labor, U.S. Department of Health and Human Services, Pension Benefit Guaranty Corporation or any other Governmental Authority relating to such U.S. Benefit Plan.

(iii)         Each U.S. Benefit Plan has been established, maintained, funded and administered in all material respects in compliance with its terms, the terms of any applicable collective bargaining agreement and the applicable requirements of ERISA, the Code and all other applicable Laws (including related regulations and rulings).  With respect to each U.S. Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of such U.S. Benefit Plan and in compliance with the requirements of applicable Law, and all contributions, distributions, reimbursements and premium payments that are not yet due have been made or properly accrued.

(iv)         Each U.S. Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS on which the Sellers or a Target Company can rely stating that the plan document meets all of the requirements of the Code as of the date stated in the letter and that the trust associated with the plan is exempt from tax under Section 501(a) of the Code or a timely application has been filed and remains pending with respect thereto, and nothing has occurred within the seven year period preceding the date of this Agreement, whether by action or failure to act, that has adversely affected or could reasonably be expected to adversely affect the qualified status of any such U.S. Benefit Plan or has caused or could reasonably be expected to cause the imposition of any liability, penalty or tax with respect to such qualified status.  The IRS has not taken any action to revoke any such letter.

(v)        Except as set forth on Schedule 5.17(a)(v), no U.S. Benefit Plan is and none of the Target Companies sponsors, maintains, or contributes to, has any obligation to contribute to, or has any current or contingent liability or obligation under or with respect to, a plan that:  (A) is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, (B) is a Multiemployer Plan, (C) has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, or (D) is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(vi)        Except as set forth on Schedule 5.17(a)(vi), no U.S. Benefit Plan provides, and none of the Target Companies has any obligation to provide, post‑termination or post-employment health, medical, life or other welfare benefits to current or former employees or other service providers of the Target Companies or any other Person other than health continuation coverage pursuant to COBRA or other applicable Law for which the covered Person pays the full cost of coverage.

(vii)        For the six year period preceding the date of this Agreement, (A) there has been no non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA, (B) no breach of fiduciary duty (as determined under ERISA) has occurred with respect to any U.S. Benefit Plan that would be reasonably likely to subject any Target Company to any material Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Law, and (C) none of the Target Companies has incurred any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.  There is no Action (whether federal, state, local or foreign) (other than routine claims for benefits) pending or, to the Knowledge of Sellers, threatened with respect to any U.S. Benefit Plan, and no such Action has occurred in the six year period preceding the date of this Agreement.

(viii)       Except as set forth on Schedule 5.17(a)(viii), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could, directly or indirectly (either alone or in conjunction with any other event) (A) cause the accelerated vesting, funding, timing of payment or delivery of, or result in there becoming due or increase the amount or value of, any payment (whether in cash, property or the vesting of property) or benefit to any current or former Target Service Provider; (B) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Benefit Plan; (C) entitle any current or former Target Service Provider to severance pay or any other payment or benefit; (D) trigger any loan forgiveness or any funding obligation under any Benefit Plan; or (E) impose any restrictions or limitations on a Target Company’s rights to administer, amend or terminate any Target Company Plan.  No amount that could be received (whether in cash or property or the vesting of property) by any current or former Target Service Provider or any other Person, as a result of the consummation of the transactions contemplated hereby would be non-deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(ix)          Each Benefit Plan that is subject to Section 409A of the Code has been administered in all material respects in compliance with its terms and Section 409A of the Code (including the operational and documentary requirements thereof) and all applicable regulatory guidance thereunder (including, notices, rulings and proposed and final regulations).  For the purposes of the immediately preceding sentence,  material non-compliance in the administration of a Benefit Plan subject to Section 409A of the Code shall include if a 20% additional Tax has been imposed on any Continuing Employee as a result of such administration.  No Target Company or any of its Affiliates has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(x)          With respect to any U.S. Benefit Plan that is or was a Defined Benefit Plan, for the six year period preceding the date of this Agreement, (A) no Reportable Event has occurred, (B) there has been no filing of a notice by the plan administrator of intent to terminate such U.S. Benefit Plan, (C) there has been no institution of proceedings under Section 4042 of ERISA by the Pension Benefit Guaranty Corporation for the termination of, or the appointment of a trustee to administer, of any such U.S. Benefit Plan and (D) there has been no (w) filing under Section 412(c) of the Code or Section 302(c) of ERISA of any request for a minimum funding variance, (x) failure to make a required contribution that could result in the imposition of a Lien or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; (y) “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), or (z) failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) with respect to such U.S. Benefit Plan, in each case, whether or not waived.  With respect to any U.S. Benefit Plan that is or was a Defined Benefit Plan, no termination has occurred, and no Lien in favor of the Pension Benefit Guaranty Corporation related to any such U.S. Benefit Plan has arisen.  Neither the Sellers nor any ERISA Affiliate has engaged in the complete or partial withdrawal from any U.S. Benefit Plan that is a Defined Benefit Plan.  There does not exist, nor do any circumstances exist that could reasonably be expected to result in, any liability after the Effective Time to Buyers or the Target Companies with respect to any U.S. Benefit Plan that is a Defined Benefit Plan.

(b)          Foreign Benefit Plans:

(i)        Schedule 5.17(b)(i) sets forth each Foreign Benefit Plan (excluding any Contract with an individual independent contractors, including those set forth on Schedule 5.14), including each material Contract (other than ordinary offer letters or confirmations of employment issued in the ordinary course of business that do not include severance or other non-customary offer letter provisions) between any Target Company or any Target Subsidiary, on the one hand, and any non-U.S.-based employee of such Target Company or any Target Subsidiary, on the other hand.

(ii)         Each Foreign Benefit Plan has been administered in all material respects in compliance with its terms, the terms of any applicable collective bargaining agreement and the applicable requirements of applicable Law.  Except as set forth on Schedule 5.17(b)(ii) and with respect to Dutch sector-wide mandatory pension funds applicable to Tredegar Netherlands, to the Knowledge of Sellers, (A) each Foreign Benefit Plan that is required to be registered or approved by any Governmental Authority has been so registered and approved and has been maintained in good standing with applicable requirements of such Governmental Authority, and if intended to qualify for special tax treatment, there are no existing circumstances or events that have occurred that could reasonably be expected to affect adversely the special tax treatment with respect to such Foreign Benefit Plan, (B) no Foreign Benefit Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement or has any unfunded or underfunded liabilities, and (C) all Foreign Benefit Plans that are required to be funded are fully funded, and adequate reserves have been established with respect to any Foreign Benefit Plan that is not required to be funded.

(iii)         All contributions and other payments related to the period up to Closing Date due from or on behalf of any present or former employee of Tredegar Netherlands related to the obligations of Tredegar Netherlands in respect of retirement benefits, have or will have been paid to the relevant provider or have or will have been accounted for by a provision in the accounts of Tredegar Netherlands.

5.18        Labor and Employment Matters.

(a)          Except as set forth on Schedule 5.18(a), each Target Company and Target Subsidiary is and for the seven year period preceding the date of this Agreement has been, and with respect to current and former Target Service Providers, each Seller is and for the seven year period preceding the date of this Agreement has been, in compliance with all applicable Laws relating to employment, labor, and employment practices, including applicable Laws relating to terms and conditions of employment, wage and hour matters (including the classification of exempt and non-exempt employees), independent contractor classification, occupational health and safety, immigration (including the verification of Forms I-9 for all employees for whom a Form I-9 is required by Law and the proper confirmation of employee visas where required by Law), employment discrimination, harassment, retaliation, disability rights or benefits, equal employment opportunity (including compliance with any applicable affirmative action plan obligations), plant closures and layoffs (including the WARN Act), worker’s compensation, labor relations, employee leave issues, affirmative action, affirmative action plan requirements and unemployment insurance.  For the seven year period preceding the date of this Agreement, each Target Company, Target Subsidiary and Seller has properly classified and treated each individual who is performing or has performed services for any Target Company or any Target Subsidiary as an employee or independent contractor for all applicable purposes.  Each Target Company and each Target Subsidiary, and as applicable, each Seller and its Affiliates, has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance payments, expense reimbursements, fees, and other compensation that has come due and payable to all current and former employees of the Target Company and Target Subsidiary as required by applicable Law, Contract or policy of the applicable Target Company or Target Subsidiary.

(b)          Except as set forth on Schedule 5.18(b) or as required by Law, (i) no Target Company nor any Target Subsidiary is a party to or otherwise bound by any collective bargaining agreement or other material Contract with a labor union, works council, or labor organization in respect of any of its current or former employees other than as set forth under subsection (xvi) of Schedule 5.14(a); (ii) no Target Company nor any Target Subsidiary is the subject of any existing or, to Sellers’ Knowledge, threatened proceeding seeking to compel it to bargain with any labor union, works council, or labor organization; (iii) there is no pending or, to Sellers’ Knowledge, threatened, labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving any Target Company or any Target Subsidiary; (iv) no current or former employee of any Target Company or any Target Subsidiary is or, to Sellers’ Knowledge, was represented by a union, labor organization, or works council with respect to their employment with a Target Company or any Target Subsidiary; and (v) the execution of this Agreement does not, and the consummation of the transactions contemplated hereby will not, alone or in conjunction with any other event, result in or give rise to any obligation to notify, consult with or obtain the consent or approval of any union, labor organization, or works council.

(c)        Except as set forth on Schedule 5.18(c), the terms of employment or engagement of all current Target Service Providers allow for their employment or engagement to be terminated at-will at any time without notice, without reason or cause, and without liability to a Target Company or a Target Subsidiary for payment of termination or severance compensation except as required by Law.  For the seven year period preceding the date of this Agreement, each Target Company has paid in full to all current and former Target Service Providers all wages, salaries, commission, bonuses and other compensation due to such Target Service Providers, including overtime compensation in compliance in all material respects with applicable Law.

(d)         Except as set forth on Schedule 5.18(d) with respect to each Target Company and each Target Subsidiary, (i) within the seven year period preceding the date of this Agreement, it has not implemented any employee layoff or reduction in force requiring notice under the WARN Act, (ii) it currently has no plan to undertake any action that would require notice under the WARN Act, and (iii) within the seven year period preceding the date of this Agreement, it has not incurred any liability under the WARN Act or any similar foreign, state, or local layoff notice law that remains unsatisfied.  All payment obligations have been fully satisfied and no legal claims have been launched or, to Sellers’ Knowledge threatened, related to any employment or termination of employment (including overtime compensation and bonus claims) with respect to the redundancy implemented at Tredegar Hungary in the course of February 2020.

(e)        Except as set forth on Schedule 5.18(e), no allegations by a current of former Target Service Provider of sexual harassment, sexual misconduct or employment discrimination have been made against or related to any Target Company, Target Subsidiary or any current or former Target Service Provider.  With respect to each allegation set forth on Schedule 5.18(e), the Target Companies and Target Subsidiaries have promptly, thoroughly and impartially investigated such allegation and, when applicable, taken prompt and necessary corrective action, including to prevent further harassment, misconduct and discrimination.  No Target Company or Target Subsidiary has any liability with respect to any acts of sexual harassment, sexual misconduct or employment discrimination.

(f)          Schedule 5.18(f) contains a complete and correct list, as of August 21, 2020, of (i) for each employee of any of the Target Companies, his or her name, work location, job title, current base salary and most recent annual bonus, and information regarding whether such individual is (A) full-time or part-time, (B) only with respect to employees of any Target Company or any Target Subsidiary domiciled in the United States, exempt or non-exempt, and/or (C) absent from active employment or service and if so, the date such absence commenced, the general reason for such absence (if known) and the anticipated date of return to active employment or active service of such employee (if known), and (ii) the name of each individual independent contractor who provides services to any Target Company and the amount of such contractor’s annual compensation.

(g)          Except as set forth on Schedule 5.18(g), there is no pending or, to Sellers’ Knowledge, threatened and within the six year period preceding the date of this Agreement there has been no, Action alleging violations of any labor or employment Law, including claims of unfair labor practice, employment discrimination, wrongful termination or similar matters against, related to, or affecting any Target Company or any Target Subsidiary, and no such Action has been resolved by entering into a settlement agreement that has any ongoing obligation.

(h)        No Target Company or Target Subsidiary has (i) materially reduced the compensation, benefits or otherwise materially reduced the working schedule of any of Target Service Provider, in each case, for any reason relating to the novel corona virus, (ii) implemented any layoffs or furloughs of Target Service Providers or (iii) elected to defer any Taxes payable by a Target Company or Target Subsidiary pursuant to Section 2302 of the CARES Act that will not have been brought current prior to the date of Closing.  Each Target Company and Target Subsidiary is in compliance with the employment and employee benefit plan obligations under the CARES Act and the FFCRA.

5.19       Insurance.

(a)          Schedule 5.19(a) sets forth a correct and complete list of all material insurance policies for the benefit of or providing coverage with respect to each Target Company or each Target Subsidiary or any of its assets (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) (the “Target Companies Insurance Policies”) and accurately identifies the primary named insured party, the insurer, the amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage will continue by virtue of premiums already paid.  Sellers have made available to Buyers correct and complete copies of all such Target Companies Insurance Policies.  Except as set forth on Schedule 5.19(a), all Target Companies Insurance Policies will terminate as to the Target Companies and the Target Subsidiaries by reason of the consummation of the transactions contemplated hereby.

(b)        Except as set forth on Schedule 5.19(b), no written notice of any cancellation, termination or non-renewal of any Target Companies Insurance Policy has been received by or on behalf of any Target Company or any Target Subsidiary, and all premiums with respect to any Target Companies Insurance Policy covering all current periods have been paid to the extent due, and no default exists under any such Target Companies Insurance Policy

(c)         Schedule 5.19(c) sets forth a description of the type, dollar amount, and facts surrounding any material claims made by any of the Target Companies or Target Subsidiaries since December 31, 2019, under any such Target Companies Insurance Policies, and any amounts paid by the Target Companies or Target Subsidiaries directly to any third party in lieu of making a claim under any such Target Companies Insurance Policies.  The Target Companies and Target Subsidiaries have not reached or exceeded the policy limit for any Target Companies Insurance Policy in effect at any time within the two year period preceding the date of this Agreement.

5.20       Compliance with Laws; Other Business Practices.

(a)         Except as set forth on Schedule 5.20(a) and except with respect to Tax matters, as to which compliance with Laws matters are addressed exclusively in Section 5.13, labor and employment matters, as to which compliance with Laws matters are addressed exclusively in Section 5.18, and environmental matters, as to which compliance with Laws matters are addressed exclusively in Section 5.22, the Target Companies and Target Subsidiaries are in compliance in all material respects with all Laws and Orders that are applicable to them in connection with the operation of their respective businesses and use of their assets, including the Owned Real Property and the Leased Real Property; and no Target Company nor any Target Subsidiary has received since December 31, 2019 any notice from any Governmental Authority regarding any material violation by any of them or failure by any of them to comply with any applicable Law or Order that has had or would reasonably be expected to have a Material Adverse Effect.

(b)         No Target Company, no Target Subsidiary, nor, to Sellers’ Knowledge, any officer, director, employee, independent contractor, consultant or agent or any other Person acting on behalf of any Target Company or any Target Subsidiary has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to:  (i) any foreign, federal, state, provincial or local governmental official for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a foreign, federal, state, provincial or local governmental agency or subdivision thereof or (ii) any political party or official thereof or candidate for political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign government or agency or subdivision thereof, in the case of both of the preceding clauses (i) and (ii) in order to assist any Target Company or any Target Subsidiary to obtain or retain business for or direct business to such Target Company or such Target Subsidiary under circumstances which would subject such Target Company or such Target Subsidiary to liability.

(c)         Each Target Company has obtained all requisite material approvals from Governmental Authorities required under applicable Laws to conduct the business of such Target Company in the form and manner presently conducted.  Such material approvals are valid and in full force and effect.

5.21        Real Property.

(a)          Owned Real Property.  Schedule 5.21(a) sets forth a correct and complete list of the Owned Real Property, an address of each Owned Real Property and the owner thereof.  The Target Company or Target Subsidiary set forth on Schedule 5.21(a) owns and holds good and marketable fee simple title to the Owned Real Property, free and clear of any and all Liens, except for Permitted Liens and Liens that will be released as of Closing.  There are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein.  Sellers have made available to Buyers correct and complete copies of all of the following documents, if any, in the possession or control of any Seller, the Target Companies or Target Subsidiaries:  (i) deeds and other instruments (as recorded) by which a Target Company or Target Subsidiary acquired their respective interests in the Owned Real Property, and (ii) all title reports, surveys, title policies, title exception documents, and appraisals with respect to such Owned Real Property.

(b)        Leased Real Property.  Schedule 5.21(b) sets forth a correct and complete list of the address of each Leased Real Property and a correct and complete description of each Lease for such Leased Real Property, including the identification of the Target Company or Target Subsidiary that is the lessee or sub-lessee, as applicable, to such Lease (referred to in this Section 5.21 as a “Lessee”).Except as set forth on Schedule 5.21(b), Sellers have made available to Buyers correct and complete copies of such Leases.

(c)          Exceptions to Leased Real Property.  Except as set forth on Schedule 5.21(c):

(i)          each Lease for Leased Real Property is in full force and effect, and is the legal, valid, enforceable and binding obligation of the Target Company or Target Subsidiary which is party thereto, and, to Sellers’ Knowledge, of the other party thereto;

(ii)          a Target Company or Target Subsidiary has a good and valid leasehold, sub-leasehold, or other real property interest in each parcel of Leased Real Property as to which it is a tenant, subtenant, or occupant under a Lease, and such leasehold, sub-leasehold, or other real property interest is free and clear of Liens other than Permitted Liens;

(iii)         the transactions contemplated hereby do not require the consent of any other party to such Lease and will not result in a material breach of or material default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding and in full force and effect on identical terms following Closing;

(iv)         the possession and quiet enjoyment of each Leased Real Property by the applicable Lessee is not currently being disturbed in any respect;

(v)          other than Permitted Liens and Liens that will be released at Closing, no Lessee has collaterally assigned or granted any security interest in any of the Leases for the Leased Real Property to which it is a party;

(vi)      the other party to each such Lease is not an Affiliate of any of the Target Companies or any Target Subsidiaries;

(vii)       the Lessee and, to Sellers’ Knowledge, the landlords or other parties leasing the Leased Real Property to such Lessee are not in violation of or default under any of the Leases for such Leased Real Property;

(viii)       no Lessee has received any written notice from the landlord other parties leasing the Leased Real Property to such Lessee asserting a material violation of or a material default under the applicable Lease; and

(ix)        no party to any Lease has exercised any termination rights, options, right of first offer, or right of first refusal with respect thereto.

(d)         Other Owned Real Property and Leased Real Property Matters.  For each of the Owned Real Property and Leased Real Property, except as set forth on Schedule 5.21(d):

(i)           no Target Company nor any Target Subsidiary has leased, licensed, contracted to sell or otherwise granted to any Person the right to use or occupy any portion of the Owned Real Property or assigned any Lease or subleased, licensed, or otherwise granted to any Person the right to use or occupy the Leased Real Property or any part, portion or interest in the Leased Real Property, and there are no third parties in possession that are not entitled thereto of all or any portion of the Real Property;

(ii)         no Seller, no Target Company and no Target Subsidiary owes any brokerage commissions or finders’ fees with respect to the Real Property;

(iii)        there is no condemnation, expropriation or eminent domain proceeding of any kind pending or, to Sellers’ Knowledge, threatened against any of the Owned Real Property or Leased Real Property, or any portion thereof;

(iv)          to Sellers’ Knowledge, other than Permitted Liens and Liens that will be released at Closing and, in the case of Leased Real Property, the terms of the applicable Lease, there are no contractual or legal restrictions (including any applicable urbanization, zoning and other land use Law) that preclude or restrict the ability of any Target Company or Target Subsidiary to use their respective Real Property for the purposes for which they are currently being used; and

(v)        all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Real Property are sufficient for their current use and the operation of the business of the Target Companies and Target Subsidiaries, are in all material respects structurally sound, in good operating condition and repair (ordinary wear and tear excepted), have been maintained in accordance with normal industry practice and are in compliance with all applicable Law.

(e)          No Additional Property Interests.  Other than the Owned Real Property set forth on Schedule 5.21(a) and the Leased Real Property set forth on Schedule 5.21(b), no Target Company nor any Target Subsidiary (i) has any other interest (x) in any real property, whether owned or leased, or (y) lease for real property, or (ii) is a party to any agreement or option to purchase any real property or interest therein.

5.22       Environmental Matters.

(a)         Except as set forth on Schedule 5.22(a), the Target Companies and Target Subsidiaries (i) are, and in the three year period preceding the date of this Agreement have been, in material compliance with applicable Environmental Laws; (ii) have not received in the three year period preceding the date of this Agreement any claim, complaint, citation, report or other written notice alleging the violation of any applicable Environmental Law; (iii) are not the subject of any pending, or to the Sellers’ Knowledge, threatened Action by any Governmental Authority or other third party, in each case, regarding any material violation of or liabilities, including any investigatory, remedial or corrective obligations, arising under any Environmental Law other than Orders of general application to the jurisdiction in which a facility of a Target Company or a Target Subsidiary is located; and (iv) possess and are in compliance with in all material respects all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the ownership and or occupancy of the Real Property and operation of their respective businesses as presently conducted, and such permits are valid and in full force and effect.

(b)        Except as set forth on Schedule 5.22(b), no Target Company or Target Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, generated, manufactured, exposed any Person to, or released any Hazardous Substances, and, to Sellers’ Knowledge, no Real Property contains any Hazardous Substances that are not being treated, stored or disposed of in compliance with applicable Environmental Laws, and there have been no releases or disposal of Hazardous Substances by any third party at, on, or under (i) any Real Property or (ii) any other real property currently or previously owned, leased or operated or used by any Target Company or any Target Subsidiary, in each case, in a manner that has given rise to or could reasonably be expected to give rise to a material violation of or material Liability arising under Environmental Laws.

(c)          Except as set forth on Schedule 5.22(c), no underground storage tank(s), landfill, surface impoundment, disposal area for Hazardous Substances, groundwater monitoring well, or asbestos-containing materials exist on any Owned Real Property or, to the Sellers’ Knowledge, on any Leased Real Property.

(d)      No Real Property is currently listed on the National Priorities List promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or on any comparable state list.  No Target Company nor any Target Subsidiary has been identified as a potentially responsible party in any current matter under CERCLA that is unresolved as to such Target Company or such Target Subsidiary, and no Target Company or Target Subsidiary has received any unresolved written notice, request for information, demand or claim from any Person under or relating to a current matter under CERCLA or any comparable state or local Law with respect to the Real Property or the operation of the Target Company’s or Target Subsidiary’s business as currently conducted.

(e)        Sellers have made available to Buyers correct and complete copies of all material environmental permits of the Personal Care Business that are currently in effect and all material reports, investigations, audits and material correspondence with any Governmental Authority for the three year period preceding the date of this Agreement that are in the possession or control of Seller, any Target Company or any Target Subsidiary relating to a Target Company’s or Target Subsidiary’s compliance with Environmental Law or the environmental conditions of the Real Property and any other property currently or previously owned, operated or used by any Target Company or Target Subsidiary.

(f)          These representations and warranties contained in this Section 5.22 constitute the sole representations and warranties of Sellers with respect to any Environmental Law or other environmental matter.

5.23       Affiliate Contracts.  Except as set forth on Schedule 5.23, (a) there are no Contracts between or among any Target Company or any Target Subsidiaries, on the one hand, and a Seller or any current or, to the Knowledge of Sellers, former Affiliate of a Seller (or any of their respective shareholders, members, directors, managers or officers or any immediate family members thereof), on the other hand (other than any Target Company or any Target Subsidiaries); and (b) other than Contracts related to their employment with a Target Company or a Target Subsidiary, no officer, director or manager of the Target Companies or Target Subsidiaries, no person with whom any such officer, director or manager has any direct or indirect relation by blood, marriage, or adoption, no entity in which any such Person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent of the stock of which is beneficially owned by all such Persons in the aggregate), no Affiliate of any such person has any interest in:  (i) any Contract with, or relating to, the Target Companies or Target Subsidiaries or the properties or assets thereof, or any Person that is a customer, supplier, or competitor of the Target Companies or Target Subsidiaries, (ii) any loan, arrangement, understanding, agreement, or contract for or relating to the Target Companies or Target Subsidiaries or the properties or assets thereof, or (iii) any property (real, personal, or mixed), tangible or intangible, used or currently intended to be used by the Target Companies or Target Subsidiaries (collectively, the “Sellers’ Affiliate Contracts”).

5.24      Undisclosed Payments.  Neither the Target Companies nor the Target Subsidiaries, nor any of their respective directors, officers, managers, employees, or agents, nor, to Sellers’ Knowledge, anyone acting on behalf of any of them, has made or received any payment not correctly categorized and fully disclosed in the books and records of the Target Companies or Target Subsidiaries in connection with or in any way relating to or affecting the Target Companies or Target Subsidiaries.

5.25       Significant Customers and Suppliers.

(a)          Schedule 5.25(a) sets forth (i) a complete and correct list showing the ten largest customers by gross purchases from the Target Companies and the Target Subsidiaries in the aggregate during the 12 months ended December 31, 2019 and the three month period ended March 31, 2020 (collectively, the “Significant Customers”), and (ii) a complete and correct list showing the ten largest suppliers by gross sales to the Target Companies and the Target Subsidiaries in the aggregate during the 12 months ended December 31, 2019 and the three month period ended March 31, 2020 (the “Significant Suppliers”).  Except with respect to resins, additives, nonwoven products and adhesive products supplied by Significant Suppliers to a Target Company or Target Subsidiary that are qualified by customers of the Personal Care Business and for which, until re-qualification occurs, there exists no qualified substitute, no Significant Supplier is the sole available source of a product it supplies to the Personal Care Business.

(b)        Except as set forth on Schedule 5.25(b), during the 12 month period preceding the date of this Agreement, (i) no Significant Customer or Significant Supplier has stopped or materially decreased the rate of buying products or services or supplying products or services, as applicable, to or from the Personal Care Business, or terminated its business with a Target Company or any Target Subsidiary outside of the ordinary course of business, and (ii) no Seller, and to the Knowledge of Sellers, no Target Company nor any Target Subsidiary, has received any written notice from a Significant Customer or Significant Supplier expressing its intention to take any of the actions described in clause (i) of this Section 5.25(b).  For the avoidance of doubt, changes in quantity due to changes in market conditions and seasonal variations or period-to-period fluctuations in the ordinary course of business shall not be deemed to be a material decrease for purposes of this Section 5.25(b).

5.26       Product Liability.  There are no reasonable pending, or, to the Sellers’ Knowledge, threatened, and, to the Sellers’ Knowledge, there is no basis for, any civil, criminal or administrative Actions by or before any Governmental Authority relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of any Target Company or any Target Subsidiaries within the three year period preceding the date of this Agreement.  No Target Company nor any Target Subsidiary has extended to any of its customers any material written, non-uniform product warranties, indemnifications or guarantees that are currently in effect.  Within the three year period preceding the date of this Agreement, each product sold or delivered and each service rendered by the Target Companies and the Target Subsidiaries has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and the Target Companies and the Target Subsidiaries do not currently have any material liabilities or obligations for replacement or repair thereof or other damages in connection therewith.  To the Sellers’ Knowledge, there is no existing pattern or repetition of material customer complaints regarding the performance or services by the Target Companies and the Target Subsidiaries within the three years preceding the date of this Agreement.

5.27       Target Companies’ Brokers.  Other than Sellers’ Parent’s engagement of JP Morgan as its investment banker in connection with the transactions contemplated hereby, there are no claims for brokerage fees, costs and expenses, commissions, finders’ fees, costs and expenses, financial advisory fees, costs and expenses or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of the Target Companies or any Target Subsidiaries.

5.28       Books and Records.  The books and records of the Target Companies and the Target Subsidiaries are correct and complete in all material respects, reflect actual, bona fide transactions and have been maintained in accordance with such Target Company’s and such Target Subsidiary’s normal business practices.

5.29      Bank Accounts; Powers of Attorney.  Schedule 5.29 sets forth a correct and complete list of (a) all bank accounts and safe deposit boxes of each Target Company and each Target Subsidiary and all Persons who are signatories thereunder or who have access thereto and the names of all Persons holding general or special powers of attorney with respect such Target Company or Target Subsidiary related to such bank accounts and safe deposit boxes and (b) the grantees of other general or special powers of attorney with respect to each Target Company and each Target Subsidiary and a description of the terms of such powers of attorney.

5.30       Anti-Corruption; Anti-Money Laundering; Sanctions.

(a)          Each of the Target Companies and the Target Subsidiaries, and each of their directors, officers, and employees, and to the Knowledge of the Sellers, any supplier, distributor, licensee, agent or any other Person acting on its or their behalf, is in all material respects in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), any other applicable U.S. or foreign anti-corruption or anti-bribery Laws, and all rules and regulations promulgated thereunder.

(b)         The operations of the Target Companies and the Target Subsidiaries are and have been conducted at all times since June 1, 2014 in compliance in all material respects with applicable financial recordkeeping, reporting and internal control requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and of the FCPA. No Action by or before any Governmental Authority that is material to the Personal Care Business with respect to the Money Laundering Laws is pending or, to the Knowledge of the Sellers, threatened.

(c)          No Target Company nor any Target Subsidiary (nor any Person acting on behalf of any such Target Company or such Target Subsidiary) is currently subject to any material sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.  No Action by or before any Governmental Authority that is material to any Target Company or any Target Subsidiary with respect to any such sanctions is pending or, to the Knowledge of the Sellers, threatened.

5.31       Political Law.

(a)         Neither the Target Companies nor any of the Target Subsidiaries (solely in respect of the Personal Care Business), nor, to the Knowledge of Sellers, any of the employees, owners or family members of any of the foregoing, as applicable, have made or solicited any political contributions that would violate any state and local laws restricting or requiring the disclosure of political campaign contributions made by government Contracts or individuals and political committees affiliated with government contractors or that would prohibit the Personal Care Business from having received, continuing to receive, or receiving in the future, compensation from any Governmental Authority.

(b)         Neither the Target Companies nor any the Target Subsidiaries (solely in respect of the Personal Care Business), nor, to the Knowledge of Sellers, any of their respective officers, directors, or employees have, during the previous five years, violated any Law governing lobbying registration or reporting with respect to the Personal Care Business, including Laws governing procurement lobbying registration and reporting.

5.32       No Other Representations or Warranties.  Except for the representations and warranties contained in this Article V, no Seller nor any other Person makes any other express or implied representation or warranty with respect to or on behalf of the Target Companies or the Target Subsidiaries.  For the avoidance of doubt, no Seller nor any other Person is making any representations and warranties about Tredegar Personal Care as of the Closing Date.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES CONCERNING BUYERS

Buyer represents and warrants to Sellers as follows concerning Buyers:

6.1       Buyers’ Corporate Organization.  Each Buyer has been duly organized and is validly existing as a corporation or limited liability company in good standing under the laws of its jurisdiction of organization.  Each Buyer has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted.  Each Buyer is duly licensed or qualified and in good standing as a foreign corporation or limited liability company in all jurisdictions in which it is required to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to prevent, materially delay, materially impair or otherwise have a material adverse effect on, the ability of such Buyer to enter into this Agreement or consummate the transactions contemplated hereby.

6.2        Due Authorization of Buyers.  Each Buyer has all requisite power and authority to execute and deliver this Agreement and each other agreement contemplated hereby to which such Buyer is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each Buyer of this Agreement and each other agreement contemplated hereby to which such Buyer is a party and the consummation of transactions contemplated hereby and thereby have been duly and validly authorized and approved all requisite corporate or limited liability company, as applicable, action, and no other proceeding, consent or authorization on the part of any Buyer is necessary to authorize this Agreement or the transactions contemplated hereby.  This Agreement, and the other documents and instruments required hereby to which any Buyer is a party, will be when executed and delivered by such Buyer (assuming due authorization, execution and delivery of this Agreement by Sellers) the legal, valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with their terms, subject to the Equity and Bankruptcy Exceptions.

6.3        No Conflict.  The execution and delivery by each Buyer of this Agreement and, assuming that all Buyers’ Approvals have been properly obtained, the consummation of the transactions contemplated hereby do not and will not (a) breach, violate or conflict with any Organizational Documents of such Buyer or (b) violate, conflict with or result in a breach of or default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a violation of, conflict with, breach of or default under any applicable Law or Order binding upon or applicable to such Buyer, in each case where such violation, conflict, breach or default would reasonably be expected to have a material adverse effect on such Buyer’s ability to consummate the transactions contemplated hereby.

6.4         No Authorization or Consents Required.  No notice to or consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required by any Buyer with respect to such Buyer’s execution or delivery of this Agreement or any other agreement contemplated hereby to which such Buyer is a party or the consummation of the transactions contemplated hereby or thereby, except for those (a) as to which the failure to give or obtain would not be reasonably be expected to have a material adverse effect on such Buyer’s ability to consummate the transactions contemplated hereby, (b) that have been given or obtained prior to the date hereof, or (c) set forth on Schedule 6.4 (the “Buyers’ Approvals”).

6.5       Financing.  Buyers have and will have at Closing sufficient cash, available lines of credit or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on and after the Closing Date.

6.6         Litigation.  There are no Actions before or by any Governmental Authority (and, to the Knowledge of Buyers, no such Action has been threatened) against or affecting any Buyer that would reasonably be expected to affect adversely or restrict the ability of any Buyer to enter into and perform its obligations under this Agreement or any other agreement contemplated hereby to which such Buyer is a party.  No Buyer is subject to any outstanding Order that prohibits or otherwise restricts in any material respect the ability of such Buyer to consummate fully the transactions contemplated hereby.

6.7        Investment Intent.  Each Buyer is acquiring the applicable Interests for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Law.

6.8       Buyers’ Brokers.  Except as set forth on Schedule 6.8, there are no claims for brokerage fees, costs and expenses, commissions, finders’ fees, costs and expenses, financial advisory fees, costs and expenses or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by Buyers or any of their Affiliates.

6.9          Solvency; No Fraudulent Conveyance.  Immediately following Closing, the Target Companies and the Target Subsidiaries will be solvent for all purposes under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance Laws, and the transactions contemplated hereby do not constitute fraudulent transfers or fraudulent conveyances under such Laws.

6.10     R&W Policy.  Concurrently with the execution and delivery of this Agreement, Buyers have delivered to Sellers’ Representative a duly executed binder agreement (the “Binder Agreement”) by and between Buyers and AIG Specialty Insurance Company, an Illinois corporation, with respect to the delivery of an insurance policy with respect to the representations and warranties of Sellers under this Agreement (the “R&W Policy”) at the Closing, which Binder Agreement shall not be amended in a manner that adversely affects Sellers without the prior written consent of Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed); provided, that the parties hereto agree that any version of the R&W Policy and Binder Agreement delivered to Sellers’ Representative shall not include Annex A or Annex B referenced therein.  Buyers and its Affiliates shall not amend, waive, or otherwise modify the subrogation provision under the R&W Policy in any manner that would allow the insurer thereunder to subrogate or otherwise make or bring any action against the Sellers (other than any claim for Fraud of any Seller). The policy provider of the R&W Policy has agreed that the R&W Policy will expressly provide that the policy provider shall not have the right to, and will not, pursue any subrogation rights or contribution rights or any other claims against any Seller or any of the Sellers’ Parties in connection with any claim made by any Buyers’ Indemnified Party thereunder, other than for Fraud, and that such provision of the insurance policy may not be amended without the prior written consent of Sellers’ Representative.  Sellers shall pay, cause to be paid or reimburse Buyers for all costs and expenses related to the R&W Policy, including the total premium, underwriting costs, brokerage commissions, and other fees and expenses of such policy, provided that such amounts shall be without duplication to those otherwise included in Transaction Expenses.

6.11       Other Transactions.  Neither Buyers’ Parent nor any of its Affiliates is bound by a definitive agreement with any Person, or is engaged in negotiations with any Person (other than Sellers’ Parent and its Affiliates), to enter into a definitive agreement for an acquisition, by merger, consolidation, purchase of assets or equity or otherwise, the consummation of which would reasonably be expected to: (a) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (b) increase the risk of any Governmental Authority seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement; (c) increase the risk of not being able to remove any such order on appeal or otherwise; or (d) delay or prevent the consummation of the transactions contemplated by this Agreement

6.12       Acknowledgment.  Each Buyer acknowledges that it is a sophisticated purchaser of businesses and has been given sufficient access to information with respect to the Target Companies and the Target Subsidiaries.  Buyers have been represented by independent legal counsel in connection with the transactions contemplated by this Agreement, understand the assumptions of risk and liability set forth in this Agreement and understand they will not have any recourse whatsoever against the Target Companies or Sellers’ Parties except as expressly set forth in this Agreement.  Buyers hereby acknowledge and agree that they have conducted and completed their own investigation, analysis and evaluation of the Target Companies, the Target Subsidiaries and the Interests, that they have made all such reviews and inspections of the financial condition, business, results of operations, properties, assets and prospects of the Target Companies and the Target Subsidiaries as they have deemed necessary or appropriate, that they have had the opportunity to request all information they have deemed relevant to the foregoing from Sellers and the Target Companies and have received responses they deem adequate and sufficient to all such requests for information, and that in making their decision to enter into this Agreement and to consummate the transactions contemplated hereby, they have relied upon their own investigation, analysis and evaluation of the Target Companies and the Target Subsidiaries and the Interests and are not relying in any way on any representations and warranties, including any implied warranties, made by or on behalf of the Target Companies, the Target Subsidiaries or Sellers other than the representations and warranties expressly made by Sellers in Articles IV and V, nor are they relying on any estimates, projections, forecasts or forward-looking statements made available by or on behalf of Sellers and their Affiliates (including the Target Companies and Target Subsidiaries).  Buyers further agree, for themselves and the other Buyers’ Indemnified Parties, that none of the Sellers nor any other Sellers’ Parties nor any other Person will have or be subject to any liability to any Buyers’ Indemnified Party or any other Person resulting from the distribution to Buyers or any other Buyers’ Indemnified Party, or any Buyer’s use of, any such information, including any information, document or material made available to Buyers or any other Buyers’ Indemnified Party in certain “data rooms,” written or oral responses to due diligence questions and requests, management presentations, the confidential information memorandum, or any other form in expectation of the transactions contemplated by this Agreement, including liability related to the completeness or accuracy of any such information.

ARTICLE VII

COVENANTS

7.1         Conduct of Business of the Target Companies; Notices of Certain Developments.

(a)          Except (1) as set forth on Schedule 7.1(a); (2) as set forth in Exhibit B in connection with the Reorganization Completion; (3) with respect to Non-Continuing Employees; (4) as provided in this Agreement (including as contemplated by Section 7.1(b)); (5) as may be reasonably necessary to comply with applicable Law or sanctioned response of a Governmental Authority as a result of the outbreak of the novel corona virus (and any resulting COVID-19 or related sickness); or (6) as consented to in writing by Buyers’ Parent (which consent will not be unreasonably conditioned, withheld or delayed), from the date hereof until Closing, Sellers shall, and shall cause the Target Companies and the Target Subsidiaries, to conduct their respective business substantially in accordance with all applicable Laws in all material respects and in the ordinary course of business, consistent with past practice, except with respect to the activities described under the heading “Non-Ordinary Course Exceptions” on Schedule 7.1(a), and not to take any of the following actions:

(i)           amend the Organizational Documents of any Target Company or any of the Target Subsidiaries (whether by merger, consolidation or otherwise);

(ii)        amend any term of, split, combine or reclassify any Capital Stock of any Target Company or any of the Target Subsidiaries (whether by merger, consolidation or otherwise);

(iii)         redeem, repurchase or otherwise acquire any Capital Stock of any Target Company or any of the Target Subsidiaries (whether by merger, consolidation or otherwise);

(iv)         deliver, sell, create any interest in or otherwise dispose of any Capital Stock of any Target Company or any of the Target Subsidiaries (whether by merger, consolidation or otherwise);

(v)         cancel or waive any claims or rights of material value other than in the ordinary course of business consistent with past practice;

(vi)         change any methods of accounting, except in the ordinary course of business consistent with past practice or as may be required by Law or changes in GAAP;

(vii)       make any new or change any material Tax election, amend any material Tax Return, settle or compromise any administrative or judicial proceeding related to Taxes, surrender a claim to a Tax refund or credit or consent to any extension or waiver of a limitation period for the assessment or assertion of any Tax;

(viii)       make any capital investment in, or any loan to, or any acquisition of the securities of, any other Person, or acquire all or a substantial portion of the assets of any other Person;

(ix)        except to the extent required by applicable Law, pay or provide to any current or former Target Service Provider any compensation or benefit, other than (A) the continued payment of base compensation, and (B) the continued provision of existing benefits and compensation arrangements under the Benefit Plans set forth on Schedules 5.17(a)(i) and 5.17(b)(i), in each case, in the ordinary course of business consistent with past practice;

(x)         grant any equity, equity-based, incentive or similar awards or make any increase in the salaries, bonuses or other compensation or benefits payable to any current or former Target Service Provider, except in the ordinary course of business, consistent with past practice;

(xi)         terminate any Target Company Plan or amend or modify any Target Company Plan other than as required by its terms or applicable Law,

(xii)        establish, adopt or enter into any benefit or compensation plan, program, policy or arrangement that would be a Target Company Plan if it were in existence as of the date hereof;

(xiii)       accelerate the time of payment, vesting or funding of any compensation or benefits to any Target Service Provider under any Benefit Plan or otherwise;

(xiv)      hire or engage any employee or other individual service providers or, except in the ordinary course of business, consistent with past practice, terminate the employment or engagement of any Target Service Provider, in each case, whose base annual compensation (exclusive of bonus and commission) is in excess of $50,000;

(xv)        enter into, extend, terminate, or modify any collective bargaining agreement or other Contract with any labor union, labor organization, works council or other employee representative body, or recognize any labor union or labor organization as the bargaining representative for the employees of any Target Company;

(xvi)       implement any employee layoffs that would require notification under the WARN Act; or

(xvii)      agree to do any of the foregoing.

(b)          Prior to Closing, Sellers will terminate, or will cause the termination of, all Sellers’ Affiliate Contracts except as otherwise provided for in the Transition Services Agreement or as otherwise agreed to by Buyers’ Parent and Sellers’ Representative.

(c)          From the date hereof through Closing, Sellers’ Representative will provide prompt written notice to Buyers’ Parent if and when any of the following becomes Known to Sellers:

(i)          a representation and warranty made by Sellers in this Agreement was not true when made;

(ii)          the occurrence of any event or the existence of any circumstance that would be reasonably likely to cause any representation or warranty of Sellers contained in this Agreement to be inaccurate at such time; or

(iii)       the occurrence of any other event that would make the satisfaction of the conditions in Article VIII impossible or unlikely;

provided, however, that a notice given under this Section 7.1(c) will not of itself serve to qualify any representation or warranty of Sellers in this Agreement or in any certificate delivered pursuant to this Agreement or update any Schedule delivered by Sellers; provided, further, that Buyers acknowledge and agree that Sellers’ Representative’s provision of any such notice after the date hereof and before Closing will not constitute an admission by Sellers of a breach of any representation or warranty made by them herein, that any item disclosed in such notice would have been required to be disclosed on the Schedules delivered by Sellers as the date hereof if it had been known or had occurred on or prior to the date hereof (including whether its value is higher or lower than the values set forth any Schedule or whether it is material or threatened item), or whether such  disclosure is within or outside of the ordinary course of business for purposes of this Agreement.

7.2         Access to Information.

(a)         From the date of this Agreement until the earlier of Closing or the termination of this Agreement in accordance with its terms, Sellers shall cause each of the Target Companies and each of the Target Subsidiaries to give Buyers and their professional advisors reasonable access during normal business hours and upon reasonable prior notice to all of the properties, contracts and agreements, books and records of each of the Target Companies and each of the Target Subsidiaries and shall promptly deliver or make available to Buyers information concerning the business, properties and assets of each of the Target Companies and each of the Target Subsidiaries as Buyers may from time to time reasonably request subject to applicable Laws, including Competition Laws and federal or state securities Laws.  All information related to such access shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement.  From the date of this Agreement until the earlier of Closing or the termination of this Agreement in accordance with its terms, Buyers hereby agree that they are not authorized to and shall not (and shall not permit any of their employees, agents, representatives or Affiliates to) contact any employee, customer, supplier, distributor or other material business relation of any Target Company or any Target Subsidiary regarding their business or the transactions contemplated by this Agreement without Sellers’ Representative providing its prior written (including by e-mail) consent to Buyers’ Parent.

(b)       As soon as reasonably possible after the date hereof, following Sellers’ Parent’s announcement to its and its Subsidiaries’ employees of the occurrence of the execution of this Agreement, and ultimately within 5 Business Days, Sellers’ Representative shall, or shall procure that Tredegar Netherlands shall, submit a request for advice to the Dutch Works Council for Tredegar Netherlands (the “Works Council”) with respect to Buyers’ Parent’s anticipated post-Closing transfer of the ownership of the Capital Stock of Tredegar Netherlands from TFP to Fitesa China Holdings B.V., a Dutch private limited company whose corporate seat is at Amsterdam, the Netherlands and with trade register number 14634263, and an Affiliate of Buyers’ Parent (the “Post-Closing Transfer”).  The Buyers’ Parent has prepared a draft request for advice and provided Sellers’ Representative with the opportunity to provide any reasonable comments on the contents thereof, thereby taking into account that the request for advice relates to a post-Closing matter before submission of the request for advice to the Works Council.  A copy of the request for advice, as submitted to the Works Council, shall be sent to the Buyers’ Parent.  On a date as agreed between Sellers’ Representative and the Buyers’ Parent, occurring as soon as reasonably practicable after submitting the request for advice, the Buyers’ Parent and their respective representatives, including at least one Dutch speaking representative of Buyers’ Parent, will set up a consultation meeting (overlegvergadering) via video meeting or teleconference with the Works Council  to discuss the request for advice on the Post-Closing Transfer.  Sellers’ Representative will, and will cause its Affiliates, to use commercially reasonable efforts to cooperate with Buyers’ Parent and its Affiliates in seeking to obtain Works Council unconditional positive advisement on the Post-Closing Transfer.  Sellers’ Representative shall inform the Buyers’ Parent of any developments and issues and any request, commitment or condition raised by the Works Council and shall not, and will cause its Affiliates to not, communicate (whether or not in writing or orally) with the Works Council in relation to the Post-Closing Transfer without prior written approval of the Buyers’ Parent. Sellers’ Representative shall provide the Buyers’ Parent with copies of any written documentation exchanged with the Works Council in relation to the Post-Closing Transfer.

(c)         Following Closing, Buyers (including, for the purpose of this Section 7.2(b), the Target Companies and the Target Subsidiaries after Closing) shall provide Sellers and their professional advisors with reasonable access to the books and records of the Target Companies and the Target Subsidiaries and cooperate with and provide support to, as applicable, if reasonably required by any Seller and/or its Affiliates in connection with (i) any litigation, investigation, tax audit, discovery or similar proceeding, (ii) the preparation of Tax Returns, and (iii) the preparation of Sellers’ Parent’s financial statements or of filings required to be made by Sellers’ Parent to satisfy its obligations under applicable Law with respect to the securities exchange on which Sellers’ Parent securities are traded, in each case, in accordance with Sellers’ Parent’s internal reporting timelines.  If any Seller shall request the assistance (including testimony) of employees of any Target Company or any Target Subsidiary in connection with any litigation, investigation, tax audit, discovery, or similar proceeding or claim, or with the preparation of Sellers’ Parent’s financial statements or securities filings as contemplated by this Section 7.2(b), the applicable Buyer shall make such employees available for a reasonable period of time.

7.3         Public Announcements.  No party hereto will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto, except that this Section 7.3 will not prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is required by Law (including any rule of any securities exchange on which a party’s securities are traded) or Order to which a party is bound or subject, upon advice of counsel, in which case the party making such determination will, if practicable under the circumstances, use commercially reasonable efforts to allow the other parties a reasonable period of time to comment on such release or announcement in advance of its issuance or publication.

7.4         Filings and Authorizations; Consummation.

(a)        Each party hereto shall use commercially reasonable efforts, and shall cooperate with the other parties to this Agreement, to obtain as promptly as practicable any and all authorizations, approvals, orders, consents, licenses, waivers, no action acknowledgments, certificates, permits, registrations, qualifications or other rights and privileges of any Governmental Authority or third party (collectively, “Consents”) necessary or advisable for the performance of its obligations under, or the consummation of the transactions contemplated by, this Agreement, including Sellers’ Approvals, the Target Companies Approvals and Buyers’ Approvals.

(b)         Each party hereto agrees that it shall consult with the other parties to this Agreement with respect to the obtaining of all material Consents necessary or advisable for the performance of its obligations under, or the consummation of the transactions contemplated by, this Agreement, including providing copies of all filings made and other documents exchanged in connection with obtaining such Consents to the extent permitted by applicable Law, and each party shall keep the other parties to this Agreement apprised of the status of material matters relating to the performance of its obligations under, or the consummation of the transactions contemplated by, this Agreement.

(c)          Each party hereto agrees, upon the written request of any other party to this Agreement, to furnish such other party with all information concerning itself or such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party to any Governmental Authority to the extent permitted by applicable Law.

(d)          Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 7.4:

(i)          Sellers and Buyers (A) shall cooperate, and use their respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary under applicable Laws to consummate the transactions contemplated by this Agreement, but in any event will make the filings required by Annex 8.5(h) with the applicable Governmental Authorities no later than September 11, 2020 and will promptly make all other filings and obtaining all licenses, permits, consents, approvals, authorizations, qualifications and Orders of Governmental Authorities and other third parties necessary to consummate the transactions contemplated by this Agreement, and (B) agree to provide to each and every Governmental Authority with jurisdiction over enforcement of any applicable antitrust or Competition Law (“Antitrust Governmental Authority”), as promptly as reasonably practicable and in any event within the applicable legal time periods, any information and documents requested by any Antitrust Governmental Authority that are legally required to be provided or otherwise reasonably necessary, proper or advisable to permit consummation of the transactions contemplated hereby;

(ii)          Buyers agree to use best efforts, as promptly as reasonably practicable, to take, or cause to be taken, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, any and all steps reasonably necessary, proper or advisable to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement;

(iii)         Buyers, on the one hand, and Sellers, on the other hand, will bear their respective (A) filing fees imposed under applicable Competition Laws, and (B) attorneys’ fees in connection with the preparation of any such filings.

7.5          Further Assurances; Wrong Pocket.

(a)         From the date hereof, and provided Closing occurs, then from and after Closing, each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and of this Agreement and the transactions contemplated hereby.  Each party shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.  Without limiting the generality of the foregoing, (i) Fitesa Brazil shall within five Business Days of the Closing Date, submit for registration with JUCESP the Brazil Transfer Document and shall take as promptly as possible all measures necessary to replace the name of the applicable Sellers and their attorneys-in-fact, as well as those of any resigning executive officer of Tredegar Brasil, from all registries, rolls and similar records maintained by Governmental Authorities, financial institutions, credit bureau and credit protection services, and (ii) Tredegar Netherlands shall no later than eight days after the Closing Date register the replacement of the members of its Board of Directors as of immediately prior to the Closing Date with the members of its Board of Directors on and after the Closing Date with the applicable Dutch Trade Register and provide to Sellers’ Representative evidence of the foregoing reasonably satisfactory to Sellers’ Representative.

(b)          Following Closing:

(i)         To the extent that Sellers’ Parent or any of its Subsidiaries, on the one hand, or any Buyer, any Target Company or any Target Subsidiary, on the other hand, becomes aware that a Target Company or any Target Subsidiary holds title to or other interest in any Tredegar Retained Business Assets, then Sellers’ Representative or Buyers’ Parent, as applicable, shall provide prompt notice to the other, and the parties hereto shall cooperate in good faith to cause the prompt transfer of such Tredegar Retained Business Assets to, and the assumption of any liabilities related to such Tredegar Retained Business Assets by, Sellers’ Parent or its applicable Subsidiary promptly after receipt of such notice without the payment of any further consideration therefor.

(ii)        To the extent that Sellers’ Parent or any of its Subsidiaries, on the one hand, or any Buyer, any Target Company or any Target Subsidiary, on the other hand, becomes aware that Sellers’ Parent or any of its Subsidiaries holds title to or other interest in any Personal Care Business Assets, then Sellers’ Representative or Buyers’ Parent, as applicable, shall provide prompt notice to the other, and the parties hereto shall cooperate in good faith to cause the prompt transfer of such Personal Care Business Assets to, and the assumption of any liabilities related to such Personal Care Business Assets by, the applicable Target Company or Target Subsidiary promptly after receipt of such notice without the payment of any further consideration therefor.

(iii)       If at any time there exist (A) assets that any party discovers were, contrary to the agreements among the parties, by mistake or unintentional omission, transferred to Buyers or retained by Sellers or any of their respective Affiliates or (B) liabilities that any party hereto discovers were, contrary to the agreements among the parties, by mistake or unintentional omission, assumed by Buyers or any of its Affiliates, then the parties shall cooperate in good faith to effect the transfer or retransfer of such misallocated assets, and/or the reassumption of misallocated liabilities, to or by the appropriate Person as promptly as practicable and without the payment of any further consideration therefor, and shall not use the determination that remedial actions need to be taken to alter the original intent of the parties with respect to the assets to be transferred to Buyers or liabilities to be retained by Sellers or any of their respective Affiliates.

(iv)         Sellers and Buyers agree that at all times from and after the Closing, if an Action is commenced by a third party naming both parties (or any Affiliate of such party) as defendants and with respect to which a named party (or any Affiliate of such party) is a nominal defendant and/or such Action is otherwise not a liability allocated to such named party under this Agreement, then the other party shall reasonably cooperate with such nominal defendant in such nominal defendant’s efforts to be removed from such Action.

(v)        Each party hereto shall cooperate with each other party hereto, including assisting with obtaining any necessary consents or authorizations, and using commercially reasonable efforts to cause such contract and/or asset or otherwise to be transferred and shall set up procedures and notifications as are reasonably necessary or advisable to effectuate the transfers contemplated by this Section 7.5.

(c)          Buyers acknowledge and agree that the Shared Bank Account (as defined in the Transition Services Agreement) is currently the designated bank account into which customers and other Persons remit payments to TFP and Surface Protection and that payments that are made into the Shared Bank Account under invoices issued for Surface Protection products prior to Closing and otherwise are the property of Surface Protection (each, a “Surface Protection Payment”).  Buyers’ Parent will cause TFP to hold all Surface Protection Payments in trust and for the benefit of Surface Protection and shall cause TFP to remit such payments to Surface Protection in accordance with the terms and provisions of the Transition Services Agreement.

7.6          Employee Matters.

(a)         Prior to the Effective Time, Sellers shall (i) transfer to the appropriate Target Company or Target Subsidiary each U.S. employee of the Personal Care Business who is a Continuing Employee and is employed by a Subsidiary of Sellers’ Parent other than a Target Company or Target Subsidiary, and (ii) transfer to the appropriate Subsidiary of Sellers’ Parent that is not a Target Company or Target Subsidiary each U.S. employee of the Tredegar Retained Business who is not a Continuing Employee and is employed by a Target Company or a Target Subsidiary (each such employee under this clause (ii), an “Outbound Wrong Pocket Employee”).  Sellers shall indemnify and hold harmless Buyer and its Affiliates from and against any and all liabilities arising out of or otherwise related to any Outbound Wrong Pocket Employee.

(b)        The applicable Buyer agrees to give, and to cause its applicable Affiliates to give, to Continuing Employees, for purposes of determining eligibility to participate in and vesting under the employee benefit plans maintained by Buyers or their Affiliates and in which such employees participate after the Closing Date, credit for such employees’ service before the Closing Date with such Target Company or its applicable Subsidiary, to the same extent recognized by such Target Company or its applicable Subsidiary under the applicable U.S. Benefit Plan or Foreign Benefit Plan prior to Closing.  Such crediting of service shall not be taken into account to the extent it would result in the duplication of benefits to any Continuing Employee.  Following the Closing Date, Buyer shall, or shall cause the Target Companies or Target Subsidiaries to, cause each Continuing Employee to be eligible to receive under the applicable employee benefit plans of the applicable Buyer or its Affiliates such periods of vacation leave, sick leave, personal days, holidays and other similar periods of leave as were accrued with respect to such Continuing Employee immediately prior to Closing, but only to the extent reflected in the Net Working Capital Adjustment.  Such crediting of service shall not be taken into account to the extent it would result in the duplication of benefits to any Continuing Employee.

(c)        With respect to any welfare benefit plans maintained by Buyers or their Affiliates on and after the Closing Date, Buyers shall use commercially reasonable efforts to (i) make the Continuing Employees immediately eligible for such plans, (ii) waive or cause the applicable insurance carriers to waive, all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Continuing Employees (and their covered dependents) but, unless otherwise required by applicable Law, only to the same extent such conditions, exclusions and periods were satisfied or did not apply to such Continuing Employees (or their covered dependents) prior to the Closing Date; and (iii) give effect, or use commercially reasonable efforts to cause the applicable insurance carriers to give effect, in determining any deductible and maximum out-of-pocket limitations, to amounts paid by such Continuing Employees for the plan year in which the Closing Date occurs with respect to similar plans maintained by Seller and its Affiliates for the benefit of the Continuing Employees prior to the Closing Date.

(d)         The applicable Buyer or one of its Affiliates shall (i) establish or designate a defined contribution plan that is intended to be qualified under Section 401(a) of the Code (“Buyers’ 401(k) Plan”) that will accept rollovers of Continuing Employees’ “eligible rollover distributions” (as defined in Section 402(c)(4) of the Code) (but for the avoidance of doubt, not including rollovers of outstanding plan loans) from any U.S. Benefit Plan that is a defined contribution plan intended to be qualified under Section 401(a) of the Code (“Sellers’ 401(k) Plan”), and (ii) use commercially reasonable efforts to allow any such Continuing Employees’ outstanding plan loans under Sellers’ 401(k) Plan to be rolled into Buyers’ 401(k) Plan to the extent any such plan loan is not in default prior to the Effective Time.

(e)         Prior to the Effective Time, Sellers shall, (i) with respect to the Sellers’ 401(k) Plan, make all contributions owed to Continuing Employees under such plan through the Effective Time and vest Continuing Employees with respect to their benefits thereunder, and (ii) with respect to the Savings Plan Benefit Restoration Plan for the Employees of Tredegar Corporation (“Restoration Plan”), credit all account balances of Continuing Employees under such plan with credits earned through the Effective Time and vest Continuing Employees with respect to their benefits thereunder.  Notwithstanding the foregoing, Sellers shall not be required to accelerate the timing of any contributions to Sellers’ 401(k) Plan or credits under the Restoration Plan, but shall make contributions owed to Continuing Employees under Sellers’ 401(k) Plan and credits owed to Continuing Employees under the Restoration Plan, in accordance with the terms of Sellers’ 401(k) Plan and the Restoration Plan, respectively.

(f)        From and after the Closing Date, subject to applicable Law, (i) Buyers or their Affiliates (including the Target Companies and Target Subsidiaries) shall retain any right it would otherwise have had to amend, modify, substitute or terminate, and nothing in this Agreement shall prohibit Buyers or any of their Affiliates from amending, modifying, substituting or terminating, any or all compensation or benefit plans, programs, policies, practices, agreements and arrangements sponsored or maintained by Buyers or any of their Affiliates (including, for the avoidance of doubt, the Target Companies and Target Subsidiaries), including each U.S. Benefit Plan and each Foreign Benefit Plan, and (ii) nothing in this Agreement shall require Buyers or any of their Affiliates (including each Target Company and each Target Subsidiary) to continue any particular compensation or benefit plan, program, policy, practice, agreement or arrangement.

(g)        Sellers shall permit Continuing Employees to remain eligible to participate in the Tredegar Pension Plan and the Tredegar Post-Retirement Medical and Life Insurance Plan after the Closing Date for the purpose of receiving credit for service with Buyers and their Affiliates towards eligibility for early retirement benefits and retiree medical benefits, respectively.  Sellers shall credit such Continuing Employees under such plans for their service after the Closing Date with Buyers and their Affiliates to the same extent they would have received such credit if they had remained employed by Sellers following the Closing Date.

(h)         Nothing in this Agreement shall (i) be treated as an amendment, modification or creation of any employee benefit plan, program, policy, practice, agreement or arrangement, including of any U.S. Benefit Plan or of any Foreign Benefit Plan, (ii) create any right or benefit in any Person other than the signatories of this Agreement, (iii) guarantee employment of any employee for any period of time after the Closing Date or preclude the ability of Buyers or any of their Affiliates to terminate the employment of any employee, or (iv) create a binding employment agreement with any employee.

7.7        Indemnification of Directors and Officers.  All rights to indemnification existing in favor of those Persons who are managers, directors or officers of the Target Companies and Target Subsidiaries as of the date of this Agreement for their acts and omissions occurring prior to Closing, as provided in such Target Company’s or such Target Subsidiary’s Organizational Documents (as in effect as of the date of this Agreement), shall survive Closing and shall be observed by each such Target Company, each such Target Subsidiary and Buyers in accordance with their respective terms.  On or prior to Closing, Sellers will, or will cause the Target Companies to, obtain for the benefit of each Person who is now, has been at any time prior to the Closing Date, or who becomes prior to the Closing Date a director, manager, officer, shareholder, member or partner of the Target Companies or any Target Subsidiaries (collectively, the “Indemnified Persons”) a prepaid “tail” directors and officers insurance policy (the “Tail Policy”), that (a) provides directors’ and officers’ liability insurance to the Indemnified Persons on substantially the same terms and conditions as the directors’ and officers’ liability insurance policy currently in place by or on behalf of the Target Company for the benefit of such Indemnified Persons, including coverage with respect to any fees, costs or expenses (including reasonable attorneys’ fees and disbursements), judgments, fines, losses, claims, damages, suits, proceedings or investigations, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Person’s service as a director, manager, officer, shareholder, member or partner of the Target Companies or Target Subsidiaries, or services performed by such Indemnified Person at the request of the Target Companies or Target Subsidiaries, in each case occurring on or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, (b) has a one-time premium not to exceed three hundred percent (300%) of the current annual premium for the existing policy referred to in clause (a) of this Section 7.7, and (c) covers a period of time ending no earlier than the sixth anniversary of the Closing Date.  If any Buyer, any Target Company or any Target Subsidiary or any of its successors or assigns (x) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (y) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of such entity assumes the obligations set forth herein.  The provisions of this Section 7.7 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this provision applies without the consent of such affected indemnitee and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

7.8         Exclusive Dealing.  From the date of this Agreement until the earlier of the termination of this Agreement and the Closing Date, Sellers shall not, and shall cause the Target Companies and Target Subsidiaries not to, and shall not permit any of their respective representatives, officers, directors, equity holders or Affiliates to, directly or indirectly, solicit, initiate, knowingly encourage, conduct or continue negotiations with any other Person concerning any merger, recapitalization, sale or disposition of a material portion of the Target Companies’ consolidated assets or Capital Stock (other than ordinary course transactions).

7.9         Sellers’ Non-Compete.  Each Seller hereby agrees, on its behalf and on behalf of its Affiliates, that, for a period of three years following the Closing Date, it shall not engage, directly or indirectly, either as an owner, equity holder (other than as an equity holder of fewer than two percent of the issued and outstanding shares of a publicly traded company), employee, consultant or otherwise, within any jurisdiction in which the Target Companies and Target Subsidiaries conduct the Restricted Business as of the Effective Time in any business activity or enterprise that would compete in any way with the Restricted Business as of the Closing Date.

7.10       Buyers’ Non-Compete.  Each Buyer hereby agrees, on its behalf and on behalf of its Affiliates (including the Target Companies and the Target Subsidiaries), that, for a period of three years following the Closing Date, it shall not, and shall cause its Affiliates not to, engage directly or indirectly, in any business activity or enterprise that would compete in any way with the business conducted by Sellers’ Parent and its Affiliates at their Pottsville, Pennsylvania facility in connection with the monolayer cast film and blown film packaging lines and associated assets therein and the business and operations associated therewith.

7.11       Use of “Tredegar” Name.

(a)          Buyers covenant and agree that as promptly as practicable but in no event later than six months from Closing (the “Phaseout Period”), they shall take all reasonable action to cause the Target Companies and Target Subsidiaries to (i) change their names to a name that does not include “Tredegar” or any derivation thereof (the “Retained Names”), including amending their Organizational Documents to reflect such name change, and (ii) cease using the name “Tredegar” or any derivations thereof, including on or in, as applicable, any websites, stationary, domain names, marketing material or otherwise; provided, however, that Buyers (a) shall not be obligated to remove or otherwise obliterate the Retained Names prior to the end of the Phaseout Period (i) with respect to displays of the Retained Names on equipment that cannot be seen by the public without unlawful entry on the applicable location of such equipment if it is commercially unreasonable to remove or otherwise obliterate such Retained Names or (ii) from all books and records (other than stationary, promotional materials, advertising or other public or customer facing books and records) and all archived materials, technical drawings, invoices and manuals; (b) shall have the right to use packaging, labeling, containers, supplies, advertising materials, technical data sheets and any similar materials that have been produced prior to the Closing Date and bearing the Retained Names until the earlier of (x) the expiration of the Phaseout Period and (y) the date existing stocks are exhausted, in each case solely to the extent permitted by applicable Law; and (c) shall have the right to use the Retained Names in connection with the transition of email services during the Phaseout Period.

(b)         No later than 24 months following the Closing Date, Buyers further covenant and agree to, or to cause the Target Companies or Target Subsidiaries to, (i) request all relevant Governmental Authorities and domain name registrars to update their respective ownership records to identify the current legal owner of the Registered IP and (ii) submit the necessary documents to accomplish such request.

(c)          Buyers acknowledge and agree that no Seller is transferring to Buyers (or any Affiliate of Buyers), and Sellers reserve all right, title and interest in and to, the “Tredegar” name and any goodwill related thereto.  From and after Closing, no Buyer nor any Affiliate of Buyers shall use the name “Tredegar” or any confusingly similar name in any manner whatsoever.

7.12      Plant Closing and Mass Layoffs.  Sellers’ Representative shall deliver to Buyers’ Parent no later than three Business Days prior to the Closing Date a list, by name, job title, date and work location, of each employee of the Target Companies and Target Subsidiaries based in the United States whose employment was terminated by a Target Company or Target Subsidiary within the 90 day period immediately preceding the Closing Date.  Buyers’ Parent shall indemnify and hold harmless Sellers from and against any and all damages arising out of or otherwise in respect of any suit or claim of violation brought against Sellers or any of their Affiliates by any such former employees of the Target Companies and Target Subsidiaries under the WARN Act or any other displaced worker notification Law for any actions or inactions taken within the 90 days immediately following the Closing Date by Buyers, the Target Companies or any Target Subsidiaries (or their respective Affiliates) with respect to any facility, site of employment or operating unit of such employees based in the United States.

7.13      Buyers’ Non-Use of Confidential Information.  Buyers acknowledge that certain Continuing Employees are in possession of Tredegar Retained Business CI as a result of their employment with Sellers’ Parent or one of its Subsidiaries (including a Target Company or a Target Subsidiary) prior to Closing.  Buyers acknowledge and agree that they are not purchasing hereunder any Tredegar Retained Business Assets, including the Tredegar Retained Business CI, and that it would be unfair to, or to encourage or otherwise cause any such Continuing Employee or Affiliate to, divulge or use any Tredegar Retained Business CI after the Closing Date in any manner whatsoever, and that Buyers’ agreement, on their own behalf on and behalf of their Affiliates and the Continuing Employees, not to use or divulge such Tredegar Retained Business CI from and after Closing is a condition precedent to Sellers agreeing to enter into this Agreement and consummate the transactions contemplated hereby.  Therefore, Buyers agree that from and after Closing, they will not, and will cause their Affiliates and Continuing Employees not to, divulge or use any Tredegar Retained Business CI in any manner whatsoever; provided, however, that the covenants contained in this Section 7.13 shall not apply to the following:  (a) information that is already in the public domain or generally available to Persons in the same or similar industries as the Personal Care Business; (b) information that becomes part of the public domain or generally available to companies in the same or similar industries as the Personal Care Business by publication or otherwise other than through any action on the part of Buyer, its Affiliates or the Continuing Employees; or (c) information that Buyers, their Affiliates or the Continuing Employees are legally compelled to disclose, but only as to the disclosure that it is so compelled.

7.14       Intellectual Property License.  Effective as of the Closing, each Seller, on behalf of itself and its Affiliates, hereby grants to Buyers a transferable, nonexclusive, sublicenseable, paid-up, royalty-free, worldwide, irrevocable and perpetual right and license to use all Intellectual Property owned by any Seller or any of its Affiliates (other than the Target Companies and Target Subsidiaries) that is used in the Personal Care Business as of the Closing solely to the extent necessary to conduct the Personal Care Business as it is conducted as of the date of this Agreement except for the following categories of Intellectual Property:  (a) Intellectual Property that is covered by the Transition Services Agreement, (b) Intellectual Property that is exclusively related to the Tredegar Retained Business, and (c) trademarks, service marks, trademark and service mark registrations and registration applications, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto except as and to the extent provided under Section 7.11.

7.15       Contact with Customers and Suppliers.  Prior to Closing, Sellers shall cooperate with Buyers in a commercially reasonable manner to facilitate communications or calls with certain of those Significant Customers and Significant Suppliers that are set forth under the heading “As of March 31, 2020” on Schedule 5.25(a), the list of such Significant Customers and Significant Suppliers to be agreed to by Sellers’ Parent and Buyers’ Parent within ten days following the date hereof; provided, however, that prior to Closing, Sellers shall continue to make unilateral and independent decisions regarding their dealings with their, the Target Companies’ and the Target Subsidiaries’ customers and suppliers, and Sellers shall not participate in any joint negotiations with Buyers with any current or prospective customers or suppliers of the Personal Care Business.

7.16        Tredegar Hungary Matters.

(a)         Sellers’ Parent agrees to reimburse Tredegar Hungary for (i) all costs and expenses incurred and paid by Tredegar Hungary after Closing in connection with completing the Retsag Capital Project in accordance with the terms and conditions of this Section 7.16 (without duplication of any amounts specifically taken to account in the Net Working Capital Adjustment) (the “Retsag Capital Project Cost Reimbursement”) and (ii) the amount, if any, that Tredegar Hungary pays to the operating director of Tredegar Hungary after Closing pursuant to the Retsag Indemnification Letter attached hereto in Annex 7.16(a) (the “Indemnification Liability”).

(b)         At least seven days prior to Closing, Seller’s Representative will provide Buyer’s Parent with a statement setting forth the Retsag Capital Project costs so far incurred by Tredegar Hungary as of the statement date and anticipated to be incurred prior to Closing, a description of the work performed as of the statement date and likely to be performed prior to and after Closing, and the anticipated costs that will need to be incurred after Closing in order to complete the Retsag Capital Project (the “Estimated Retsag Post-Closing Costs”).  After Closing, if Tredegar Hungary determines that the actual costs to complete the Retsag Capital Project in accordance with the approved budget included in Annex 7.16(b) will exceed the Estimated Retsag Post-Closing Costs by more than ten percent (such amount in excess of ten percent, the “Retsag Excess Capital Project Overrun”), then Seller’s Parent shall have no obligation to reimburse Tredegar Hungary for the Retsag Excess Capital Project Overrun unless Buyer’s Parent shall have notified Seller’s Representative.in advance of performing the work giving rise to such excess and provided reasonable documentation of the basis for the Retsag Excess Capital Project Overrun, and Seller’s Parent shall have approved such work, which approval shall not be unreasonably withheld, conditioned or delayed.

(c)        Sellers’ Parent, prior to Closing, and Buyers’ Parent, after Closing, will (i) ensure Tredegar Hungary manages and completes the Retsag Capital Project in an expeditious and good and workmanlike manner in compliance with all applicable Laws, including prudently managing costs in accordance with the Retsag Capital Project and any approved Retsag Excess Capital Project Overrun, and (ii) upon the request of Buyers’ Parent or Sellers’ Parent, as applicable, reasonably update the other as to the status of the Retsag Capital Project prior to the completion thereof.

(d)         Within 30 days or as soon as reasonably practicable thereafter, following completion of the Retsag Capital Project and Tredegar Hungary’s receipt of all applicable certifications of completeness and other deliverables required under the Retsag Capital Project and by applicable Law, Buyers’ Parent will submit to Sellers’ Representative a certificate signed by the site manager and the site controller for Tredegar Hungary at the time of delivery thereof (the “Retsag Remediation Completion Certificate”), which includes (i) copies of such certifications and deliverables and evidence of the costs and expenses incurred by Tredegar Hungary consistent with the format set forth in Schedule D of the Retsag Capital Project, including disclosing all amounts paid by Tredegar Hungary after Closing, with such post-Closing amounts (other than unapproved Retsag Excess Capital Project Overruns) constituting the “Retsag Remediation Liability” and (ii) evidence of any payments made under the Retsag Indemnification Letter, which amounts constitute the Indemnification Liability.

(e)        If Sellers’ Parent has any objections in good faith to any costs included in the Retsag Remediation Completion Certificate, it shall notify Buyers’ Parent within 15 Business Days of receipt thereof of each such item in dispute in reasonable detail, including the reasonable basis of such disagreement (the “Retsag Remediation Completion Certificate Objection”).  For the avoidance of doubt, if Sellers’ Parent does not deliver the Retsag Remediation Completion Certificate Objection within such 15 Business Day-period, then the Retsag Remediation Liability and the Indemnification Liability as set forth in the Retsag Remediation Completion Certificate shall become final and binding upon all parties.  If Sellers’ Parent timely delivers the Retsag Remediation Completion Certificate Objection, then Sellers’ Representative and Buyers’ Parent shall negotiate in good faith for ten Business Days following Buyers’ Parent’s receipt of such Retsag Remediation Completion Certificate Objection to resolve such objections (any unresolved objection, a “Retsag Remediation Completion Certificate Objection Dispute”).  After such ten Business Day period, any item or matter set forth in the Retsag Remediation Completion Certificate Objection that is not a Retsag Remediation Completion Certificate Objection Dispute shall become final and binding upon all parties, and Buyers’ Parent and Sellers’ Representative agree to submit only those unresolved Retsag Remediation Completion Certificate Objection Disputes for the Retsag Remediation Completion Certificate Objection to the Accounting Firm for resolution.  Buyers’ Parent and Sellers’ Representative further agree to instruct the Accounting Firm to resolve only such remaining unresolved Retsag Remediation Completion Certificate Objection Disputes as soon as reasonably practicable after such disputes are submitted to the Accounting Firm and in any event, within 30 days after submission.  The resolution of each such Retsag Remediation Completion Certificate Objection Dispute by the Accounting Firm will (i) be set forth in writing, (ii) be within the range of dispute between Buyers’ Parent and Sellers’ Representative, (iii) constitute an arbitral award, and (iv) absent fraud or manifest error, be conclusive and binding upon all the parties upon which a judgment may be rendered by a court having proper jurisdiction.  Upon delivery of such resolution, the Retsag Remediation Liability and the Indemnification Liability, as modified in accordance with such resolution, shall become final and binding upon all parties and shall be paid in accordance with Section 7.16(g).

(f)         The fees, costs and expenses of the Accounting Firm shall be allocated between Buyers’ Parent and Sellers’ Representative based upon the percentage by which the portion of the Retsag Remediation Completion Certificate Objection Dispute not awarded to each party bears to the amount actually contested by such party in the same manner as described in Section 2.3(c).

(g)        As used herein, “Final Retsag Remediation Liability” and “Final Indemnification Liability” mean (i) if Sellers’ Representative fails to deliver a Retsag Remediation Completion Certificate Objection in accordance with Section 7.16(e), the Retsag Remediation Liability and the Indemnification Liability as set forth in the Retsag Remediation Completion Certificate delivered by Buyers’ Parent, or (ii) if the Retsag Remediation Liability or the Indemnification Liability is resolved by Buyers’ Parent and Sellers’ Representative or by submission of any remaining Retsag Remediation Completion Certificate Objection Disputes to the Accounting Firm, as contemplated by Section 7.16(e), the Retsag Remediation Liability and the Indemnification Liability, as applicable, so resolved.  Within five Business Days of the determination of the Final Retsag Remediation Liability and the Final Indemnification Liability, Sellers’ Parent will pay or cause to be paid to Buyers’ Parent in cash, by wire transfer of immediately available funds to an account specified by Buyers’ Parent, the Final Retsag Remediation Liability and the Final Indemnification Liability. Whenever any payment under this Section 7.16(g) shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYERS

The obligations of Buyers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Buyers’ Parent on behalf of the applicable Buyer in writing) of the following conditions as of the Closing Date:

8.1         Representations and Warranties.  Each of the representations and warranties of Sellers contained in this Agreement shall be true and correct as of the Closing Date as if made on and as of such date (other than representations and warranties that address matters only as of a certain date which shall be true and correct as of such certain date), in each case, excepting only inaccuracies in such representations and warranties that, both individually and in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect.

8.2         Covenants and Agreements.  Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by them prior to or on the Closing Date.

8.3         Absence of Material Adverse Effect.  Since the date of this Agreement, there shall have been no Material Adverse Effect; provided, however, that any Effect resulting from the following responses to a disease outbreak, including the novel corona virus (and any resulting COVID-19 or related sickness) will not be taken into account for the purposes of this Section 8.3: (a) a sanctioned response by a Governmental Authority, (b) compliance with applicable Law or (c) an action to which Buyers’ Parent consented in writing pursuant to clause (6) of the first paragraph of Section 7.1(a).

8.4         Reorganization.  The Reorganization Completion shall have occurred on or prior to the Closing Date in accordance with the terms and conditions of Exhibit B, and evidence of completion thereof shall be provided to, and to the satisfaction of, Buyers promptly thereafter.

8.5         Deliveries at Closing.  Sellers’ Representative shall have delivered or caused to be delivered to Buyers’ Parent the following documents, each properly executed and dated as of the Closing Date (unless otherwise specified below), as applicable, and in form and substance reasonably acceptable to Buyers’ Parent:

(a)         a duly executed instrument of transfer, in customary form, to effect the transfer of the Capital Stock of TFP from Sellers’ Parent to Fitesa US;

(b)          the Tredegar Brasil Deliverables set forth in Section 1 of Exhibit D;

(c)        the Tredegar India Interests Purchase Agreement and the documents and instruments set forth in Section 2.4 thereunder that are required to be delivered at Closing in order to effect the purchase and sale of the Tredegar India Interests and the transfer of legal ownership of the Nominee Interest as contemplated thereby;

(d)         a certificate of an authorized officer of Sellers’ Parent certifying as to the satisfaction of the closing conditions set forth in Sections 8.1 through 8.4;

(e)          a certificate of the secretary or other authorized officer of Sellers’ Parent certifying as to the resolutions of the board of directors or sole member, as applicable, of each Seller authorizing and approving the execution and delivery of this Agreement by such Seller and all other agreements contemplated hereby, the performance of such Seller’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby;

(f)          a certificate of the secretary or other authorized officer of each Target Company:  (i) certifying as to the accuracy and completeness of attached copies of the Organizational Documents of such Target Company, and (ii) certifying as to the resolutions of the applicable governing body of such Target Company authorizing and approving the execution and delivery of any agreement contemplated hereby to which such Target Company is a party and the performance of such Target Company’s obligations thereunder and the consummation of the transactions contemplated thereby;

(g)        instruments necessary to effect the resignations, effective as of Closing, of the directors, managers and officers, as applicable, of the Target Companies and Target Subsidiaries set forth on Annex 8.5(g), including, as required by applicable Law, resolutions of the governing bodies of a Target Company or any Target Subsidiary and amendments to applicable Organizational Documents;

(h)        evidence, to the reasonable satisfaction of Buyers’ Parent, that each Sellers’ Approval and Target Companies Approval set forth on Annex 8.5(h) has been obtained;

(i)          the Escrow Agreement;

(j)          the Transition Services Agreement;

(k)          the Payoff Letters;

(l)           evidence of the termination of the Sellers’ Affiliate Contracts;

(m)       a statement by each Seller, in the form set forth in Treasury Regulation §1.1445-2(b)(2) and under penalties of perjury, that each Seller is not a foreign person.

8.6         Legal Prohibition.  No Law shall be in effect and no Order shall have been entered that, and no action, suit, or proceeding will be pending or threatened before any court or administrative body in which it is sought to, in each case restrain, enjoin or prohibit the performance of all or any part of this Agreement or the consummation of all or any part of the transactions contemplated hereby, or declare unlawful the transactions contemplated hereby or would cause any such transactions to be rescinded.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Sellers’ Representative in writing) of the following conditions as of the Closing Date:

9.1         Representations and Warranties.  Each of the representations and warranties of Buyers contained in this Agreement shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties that address matters only as of a certain date which shall be true and correct as of such certain date), except where all such breaches and inaccuracies would not reasonably be expected to affect the ability of Buyers to consummate the transactions contemplated hereby.

9.2         Covenants and Agreements.  Buyers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

9.3        Deliveries at Closing.  Buyers’ Parent shall have delivered or caused to be delivered to Sellers’ Representative the following documents, each properly executed and dated as of the Closing Date, and in form and substance reasonably acceptable to Sellers’ Representative:

(a)          the Tredegar Brasil Deliverables set forth in Section 2 of Exhibit D;

(b)       the Tredegar India Interests Purchase Agreement and the documents and instruments set forth in Section 2.4 thereunder that are required to be delivered at Closing in order to effect the purchase and sale of the Tredegar India Interests and the transfer of legal ownership of the Nominee Interest as contemplated thereby;

(c)          a certificate of an authorized officer of Buyers’ Parent certifying as to the satisfaction of the closing conditions set forth in Sections 9.1 and 9.2;

(d)          a certificate of the secretary or other authorized officer of Buyers’ Parent certifying as to:  (i) the accuracy and completeness of attached copies of the Organizational Documents of each Buyer certified by the applicable Governmental Authority as of a recent date, and (ii) the resolutions of the equityholders of Buyers, if required, and the board of directors or the board of managers, as applicable, of Buyers authorizing and approving the execution and delivery of this Agreement by Buyer and all other agreements contemplated hereby, the performance of Buyers’ obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby;

(e)        instruments necessary to effect the replacement, effective as of Closing, of the directors, managers and officers, as applicable, of the Target Companies and Target Subsidiaries set forth on Annex 8.5(h), including, as required by applicable Law, resolutions of the governing bodies of a Target Company or any Target Subsidiary and amendments to applicable Organizational Documents;

(f)          the Escrow Agreement; and

(g)          the Transition Services Agreement.

9.4        Legal Prohibition.  No Law shall be in effect and no Order shall have been entered, in each case that restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of all or any part of the transactions contemplated hereby, or declares unlawful the transactions contemplated hereby or would cause any of the transactions contemplated hereby to be rescinded.

ARTICLE X

TERMINATION

10.1       Termination.  This Agreement may not be terminated prior to the Closing Date except as follows:

(a)          by the mutual written consent of Buyers’ Parent and Sellers’ Representative;

(b)        by Buyers’ Parent (if Buyers are not in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 9.1 or 9.2 not to be satisfied), upon written notice to Sellers’ Representative, if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of Sellers contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 8.1 or 8.2 not to be satisfied, and such violation, breach or inaccuracy has not been waived by Buyers Parent on behalf of the applicable Buyer or cured by Sellers, as applicable, within ten Business Days after receipt by Sellers’ Representative of written notice thereof from Buyers’ Parent or is not reasonably capable of being cured prior to the Termination Date;

(c)        by Sellers’ Representative (if Sellers are not in material breach of their representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 8.1 or 8.2 not to be satisfied), upon written notice to Buyers’ Parent, if there has been a material violation, breach or inaccuracy of any representation, warranty, agreement or covenant of Buyers contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 9.1 or 9.2 not to be satisfied, and such violation, breach or inaccuracy has not been waived by Sellers’ Representative on behalf of the applicable Seller or cured by Buyers within ten Business Days after receipt by Buyers’ Parent of written notice thereof from Sellers’ Representative or is not reasonably capable of being cured prior to the Termination Date;

(d)         by Buyers’ Parent or Sellers’ Representative, upon written notice to the other, if the transactions contemplated hereby have not been consummated on or before November 30, 2020 (the “Termination Date”); except that neither party shall be entitled to terminate this Agreement pursuant to this Section 10.1(d) if such party’s willful breach of this Agreement has prevented or materially delayed the consummation of the transactions contemplated hereby; provided, further, that (1) if all conditions to Closing have been satisfied by the Termination Date other than receipt of clearance of the transactions contemplated hereby from the applicable Brazilian Governmental Authority under applicable Competition Laws, then the Termination Date shall be extended to December 31, 2020 (provided that this clause (1) shall not apply in the case of receipt of a written denial of the transactions contemplated hereby from the applicable Brazilian Governmental Authority under applicable Competition Laws), or (2) if any condition to Closing has not been satisfied as a result of any delays associated with Governmental Authority disruptions due to the outbreak of the novel corona virus (and any resulting COVID-19 or related sickness), the Termination Date shall be extended for the period of such delay, but in no event beyond December 31, 2020; or

(e)         by Buyers’ Parent or Sellers’ Representative, upon written notice to the other, if a court of competent jurisdiction or any other Governmental Authority shall have issued a final, non-appealable Order preventing or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

10.2       Survival After Termination.  If this Agreement is terminated in accordance with Section 10.1, this Agreement shall become void and of no further force and effect; except that the provisions of this Section 10.2 and Article XII shall survive the termination of this Agreement and that nothing herein shall relieve any party from any liability for a knowing or willful breaches of this Agreement prior to termination.  For the avoidance of doubt, the failure by Buyers to consummate the transactions contemplated by this Agreement if they are obligated to do so hereunder will be considered a knowing and willful breach of this Agreement.  For the avoidance of doubt, in the event of the termination of this Agreement by either Buyers’ Parent or Sellers’ Representative as provided in Section 10.1, the Confidentiality Agreement will survive the termination of this Agreement in accordance with its terms.

ARTICLE XI

SURVIVAL AND INDEMNIFICATION

11.1       Survival After Closing.  All representations and warranties of Sellers contained in Article IV or Article V, respectively, and any related definitional provisions set forth in Article I (Definitions and Terms), and all covenants and agreements of Sellers to the extent requiring performance prior to Closing, shall survive until the date that is 24 months after the Closing Date, the Intermediate Cap Specific Indemnities shall survive until the date that is 36 months after the Closing Date, and all covenants and agreements of Sellers that require performance after the Closing Date, and any related definitional provisions set forth in Article I (Definitions and Terms), shall survive in accordance with their terms until fully performed, except that the Sellers’ Fundamental Representations, and any related definitional provisions set forth in Article I (Definitions and Terms), shall survive until the earlier of (i) six years from the Closing Date or (ii) 60 days after the expiration of the applicable statute of limitations.  All representations and warranties of Buyers contained in Article VI, and any related definitional provisions set forth in Article I (Definitions and Terms), and all covenants and agreements of Buyers to the extent requiring performance prior to Closing, shall survive until the date that is 24 months after the Closing Date and the covenants and agreements of Buyers that require performance after the Closing Date, and any related definitional provisions set forth in Article I (Definitions and Terms), shall survive in accordance with their terms, except that Sections 6.1 (Buyers’ Corporate Organization), 6.2 (Buyers’ Due Authorization) and 6.8 (Buyers’ Brokers), and any related definitional provisions set forth in Article I (Definitions and Terms), shall survive earlier of (i) six years from the Closing Date or (ii) 60 days after the expiration of the applicable statute of limitations.  For the avoidance of any doubt and notwithstanding anything to the contrary, any claims for indemnification related to Fraud shall survive the Closing and remain in effect until 60 days after the expiration of the applicable statute of limitations.  On the 12 month anniversary of the Closing Date (the “Drop-Down Escrow Release Date”), the Escrow Agent will release to Sellers’ Representative an amount equal to 50% of the Escrow Amount (as of the date the Escrow Amount was deposited into the Escrow Account) less the aggregate amount of Losses specified in any then unresolved good faith indemnification claims made by Buyers’ Indemnified Party for which a Notice of Claim has been duly delivered in accordance with this Article XI and the terms of the Escrow Agreement, and on the 24 month anniversary of the Closing Date (the “Final Escrow Release Date”), the Escrow Agent will release to Sellers’ Representative the remaining balance of the Escrow Amount from the Escrow Account less the aggregate amount of Losses specified in any then unresolved good faith indemnification claims made by Buyers’ Indemnified Party for which a Notice of Claim has been duly delivered in accordance with this Article XI and the terms of the Escrow Agreement.  To the extent that any amount is reserved and withheld from distribution from the Escrow Account on the Drop-Down Escrow Release Date on account of such an unresolved claim for indemnification and  subsequent to the Drop-Down Escrow Release Date but before the Final Escrow Release Date, such claim is resolved, Buyers’ Parent and Sellers’ Representative shall promptly jointly direct the Escrow Agent to release (a) to Buyers as directed by Buyers’ Parent the amount of its Losses, if any, due in respect of such claim as finally determined, and (b) to Sellers’ Representative an amount equal to the excess, if any, of the amount by which (1) the amount theretofore reserved and withheld from distribution in respect of such claim over the payment, if any, made pursuant to the foregoing, clause (a) of this sentence exceeds (2) an amount equal to 50% of the Escrow Amount (as of the date the Escrow Amount was deposited into the Escrow Account).  To the extent that any amount is reserved and withheld from distribution from the Escrow Account on the Final Escrow Release Date on account of such an unresolved claim for indemnification and subsequent to the Final Escrow Release Date, such claim is resolved, Buyers’ Parent and Sellers’ Representative shall promptly jointly direct the Escrow Agent to release (x) to Buyers as directed by Buyers’ Parent the amount of its Losses, if any, due in respect of such claim as finally determined, and (y) to Sellers’ Representative an amount equal to the excess, if any, of the amount theretofore reserved and withheld from distribution in respect of such claim over the payment, if any, made pursuant to the foregoing, clause (x) of this sentence.  Claims against any party hereto alleging Fraud may be asserted at any time after Closing and prior to the latest date permitted by the applicable statute of limitations

11.2       Indemnification.  Subject to the limitations set forth in this Article XI, including Sections 11.1 and 11.4, following Closing:

(a)          Sellers’ Parent, on behalf of Sellers, agrees to indemnify, defend, and hold harmless Buyers and their Affiliates (including the Target Companies and Target Subsidiaries) and their respective officers, directors, employees, stockholders, managers, members, agents, successors, permitted assigns, agents, and other representatives (collectively, the “Buyers’ Indemnified Parties,” and each, a “Buyers’ Indemnified Party”), against and in respect of any loss, liability, obligation, damage, claim, cost or expense (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising from or relating to:

(i)           any inaccuracy in or breach of any of Sellers’ representations and warranties set forth in Article IV or Article V of this Agreement other than any inaccuracy in or breach of Sellers’ Fundamental Representations;

(ii)          any inaccuracy in or breach of Sellers’ Fundamental Representations;

(iii)         any breach or nonperformance of the covenants and agreements of Sellers contained in this Agreement;

(iv)         the implementation of, and the performance of the steps required to complete, or any non-fulfilment by Sellers of, the Reorganization, including any Reorganization Taxes, whether such Losses arise before, on, or after the Closing; and

(v)          the matters set forth in Annex 11.2(a)(v) as though set forth herein.

(b)         Buyers’ Parent, on behalf of Buyers, agrees to indemnify, defend and hold harmless Sellers, their Affiliates and their respective officers, directors, employees, stockholders, managers, members, agents, successors, permitted assigns, agents, and other representatives (collectively, the “Sellers’ Indemnified Parties,” and each, a “Sellers’ Indemnified Party”), against and in respect of any Losses that result, directly or indirectly, from (i) any inaccuracy in or breach of any of Buyers’ representations and warranties set forth in Article VI of this Agreement; and (ii) any breach or nonperformance of the covenants and agreements of Buyers contained in this Agreement.

11.3       Indemnification Procedure.

(a)         If a Buyers’ Indemnified Party or a Sellers’ Indemnified Party (an “Indemnified Party”) learns of any matter that it believes will entitle such Indemnified Party to indemnification from Sellers’ Parent or Buyers’ Parent, respectively (a “Direct Claim”), under Section 11.2 (the “Indemnifying Party”), the Indemnified Party shall deliver to the Indemnifying Party a notice describing such matter in reasonable detail, including the nature of the claim, the basis for the indemnification obligation, to the extent reasonably estimable and then known, the estimated Losses resulting therefrom (and a good-faith estimate of any such future Losses relating thereto), the provision(s) of this Agreement in respect of which such Losses shall have occurred and reasonable supporting documentation (a “Notice of Claim”).A failure by the Indemnified Party to give notice in a timely manner pursuant to this Section 11.3(a) shall not limit the obligations of the Indemnifying Party under this Article XI, except to the extent such Indemnifying Party is materially prejudiced thereby (as determined by a court of competent jurisdiction).  In the event the Indemnifying Party does not notify the Indemnified Party within 30 days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article XI or the amount thereof, the Direct Claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article XI, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Direct Claim (or any portion of the Direct Claim) is estimated, on such later date when the amount of such Direct Claim (or such portion of such Direct Claim) becomes finally determined. In the event the Indemnifying Party has timely disputed its liability with respect to such Direct Claim as provided herein, the Indemnifying Party and the Indemnified Party shall attempt in good faith for 15 Business Days to negotiate a resolution of such dispute and agree upon the rights of the respective parties with respect to such Direct Claim. If the Indemnifying Party and Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by Buyers’ Parent and Sellers’ Representative. If the Indemnifying Party and Indemnified Party shall not agree, then the parties hereto shall establish the merits and amount of such Direct Claim (by mutual agreement or litigation in the appropriate court of competent jurisdiction set forth in Section 12.10) and, within five Business Days following the final determination of the merits and amount of such Direct Claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such Direct Claim as determined hereunder.

(b)         If the Notice of Claim involves a claim by a Person who is not a party to this Agreement or an Affiliate thereof (a “Third Party Claim”), the Indemnified Party shall deliver the Notice of Claim to the Indemnifying Party within 15 days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to and defend such claim); provided, however, that any failure of the Indemnified Party to provide timely a Notice of Claim shall not affect the Indemnifying Party’s right to assume the defense of any such Third Party Claim.  The Indemnifying Party will have the right, within the shorter of (x) 15 days after receipt from the Indemnified Party of the Notice of Claim or (y) five Business Days prior to any deadline for filing pleadings or similar documents imposed by a Governmental Authority with jurisdiction over the Third Party Claim, to assume and conduct at its sole cost and expense the defense of such Third Party Claim except that the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Party Claim if (i) the claim involves criminal liability, (ii) the claim seeks exclusively an injunction or equitable relief against any Indemnified Party or any of its Affiliates or (iii) the Indemnifying Party has failed or is failing to defend the claim in good faith.  During the period referred to in the preceding sentence, the Indemnified Party shall, and shall cause its Affiliates and its and their respective officers and directors to, provide such information to the Indemnifying Party as the Indemnifying Party may reasonably request in connection with its evaluation of whether a Third Party Claim is an indemnifiable claim under Section 11.2.  Notwithstanding the assumption of the defense of any claim by the Indemnifying Party, the Indemnified Party shall have the right to employ separate legal counsel and to participate in the defense of such claim, and the Indemnifying Party shall bear the reasonable fees, out-of-pocket costs and expenses of such separate legal counsel to the Indemnified Party if (and only if):  (x) the Indemnifying Party shall have agreed to pay such fees, out-of-pocket costs and expenses, (y) in the written opinion of counsel to the Indemnified Party a conflict of interest arises out of the representation of the interests of such Indemnified Party by counsel selected by the Indemnifying Party or (z) the Indemnifying Party shall have failed to employ legal counsel reasonably satisfactory to the Indemnified Party within a reasonable period of time after the Notice of Claim.  If the Indemnified Party employs separate legal counsel in circumstances other than as described in the preceding clauses (x), (y) or (z), the fees, costs and expenses of such legal counsel shall be borne exclusively by the Indemnified Party.  The Indemnifying Party shall not in connection with each Third Party Claim be liable for the fees and expenses of more than one firm of legal counsel for all of the Indemnified Parties.  If the Indemnifying Party (having assumed the defense of a Third Party Claim) or the Indemnified Party (having proceeded with its own defense of a Third Party Claim in accordance with this Section 11.3) proposes to settle such Third Party Claim, the Indemnifying Party or the Indemnified Party (as applicable) shall provide notice to that effect (together with a reasonably detailed statement of the terms and conditions of such settlement) to the Indemnified Party or the Indemnifying Party (as applicable), which notice shall be provided a reasonable time prior to the proposed time for effecting such settlement, and shall not effect any such settlement without the prior consent of the Indemnified Party or the Indemnifying Party (as applicable), which consent shall not be unreasonably withheld, delayed or conditioned.  Notwithstanding the foregoing, no such consent of the Indemnified Party shall be required if the related settlement does not entail any admission of liability on the part of any Indemnified Party and provides for the full release of the Indemnified Party from any and all liability in respect of such Third Party Claim.  The Indemnifying Party shall be solely responsible for any amounts payable under any such settlement agreement, as Losses of the Indemnified Party.  Regardless which party assumes the defense of the Third Party Claim, the parties hereto agree to cooperate fully with one another in connection therewith and to keep each other reasonably informed of the status of the Third Party Claim and any related proceeding and to take no action or make any admissions or statements that would adversely affect the defense of any such Third Party Claim.

11.4        Limitations on Indemnification.

(a)          Notwithstanding anything to the contrary set forth herein, no Buyers’ Indemnified Party or Sellers’ Indemnified Party will be entitled to recover for Losses under Section 11.2(a) or 11.2(b), as applicable, (i) that individually are in an amount of $25,000 or less (a “Minor Claim”), which Minor Claims will not be aggregated unless such Minor Claims are part of a substantially similar class of, or related, claims, or (ii) unless and until Losses arising out of an individual claim or a series of unrelated claims, aggregate to an amount in excess of $302,500 (the “Threshold Amount”), in which case, the Indemnifying Party will only be liable for the amount of Losses sought by the Indemnified Party in excess of the Threshold Amount.

(b)         The Buyers’ Indemnified Parties first will exhaust the Escrow Account for all indemnifiable Losses under Section 11.2(a) before pursuing any other remedy hereunder, second will recover from the R&W Policy (to the extent covered thereby) until the maximum amount recoverable under the R&W Policy has been met, and third, solely to the extent there are any remaining Losses, may proceed directly against the Sellers’ Parent.  Notwithstanding anything herein to the contrary, in no event shall the aggregate liability of Sellers’ Parent, collectively, for all claims by the Buyers’ Indemnified Parties for indemnifiable Losses under (i) Section 11.2(a)(i) exceed the Escrow Amount, and such amounts shall be recoverable solely from the Escrow Account, (ii) the Intermediate Cap Specific Indemnities, in the aggregate, exceed an amount equal to $9,075,000, and (iii) Sections 11.2(a)(ii) through 11.2(a)(v), in the aggregate (including, for the avoidance of doubt, any items set forth in Annex 11.2(a)(v)), exceed the aggregate amount of the Purchase Price, as finally determined pursuant to Section 2.3, actually received by Sellers; provided, however, that the foregoing limitations in clauses (i), (ii) and (iii) do not apply to a claim for Fraud (but exclusively to such claim of Fraud and any claims substantially related to Fraud, and such foregoing limitations shall apply to other unrelated claims brought in the same Action), which claim for Fraud has been proven in a court of competent jurisdiction.  In all cases, Buyers shall use commercially reasonable efforts to recover insurance proceeds for all Losses for which the insurer may be liable under the R&W Policy.  Nothing herein is intended to limit or affect Buyers’ ability to make claims against or recover amounts under the R&W Policy.

(c)          The indemnification obligation of Buyers shall be capped at the amount of the Purchase Price, as finally determined pursuant to Section 2.3, actually received by Sellers; provided, however, that the foregoing limitations do not apply to a claim for Fraud (but exclusively to such claim of Fraud and any claims substantially related to Fraud, and such foregoing limitations shall apply to other unrelated claims brought in the same Action), which claim for Fraud has been proven in a court of competent jurisdiction.

(d)         Each of the representations, warranties, covenants, agreements or other obligations contained herein that contains any “Material Adverse Effect,” “material,” “in all material respects,” or similar materiality qualifications shall be read as though such qualifications were not contained therein for the purposes of determining whether or not an Indemnified Party is entitled to indemnification pursuant to this Article XI or the amount of Losses to which such Indemnified Party may be entitled under this Article XI.

(e)        Notwithstanding anything to the contrary in this Agreement, any amounts payable pursuant to the indemnification obligations under this Agreement shall be paid without duplication and in no event shall (i) any Indemnifying Party be obligated to indemnify any Indemnified Party with respect to any Losses with respect to any matter to the extent such matter was taken into account in the Adjustment Amount pursuant to Sections 2.2(b) and 2.3; or (ii) any Indemnified Party be indemnified under different provisions of this Agreement for the same Losses.

(f)        The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Article VIII or Article IX, as the case may be.

(g)         Amounts in respect of any Losses payable by any Indemnifying  Party pursuant to the indemnification obligations under this Agreement shall be reduced by (i) any amounts actually received from third parties by or on behalf of the Indemnified Party (including applicable insurance proceeds), (ii) an amount equal to any Tax Benefit received by the Indemnified Party or any of its Affiliates as a result of such Losses or any of the circumstances giving rise thereto, in or prior to the taxable year in which indemnification for such Losses is paid by the Indemnifying Party (provided that this Section 11.4(g)(ii) shall only apply to the extent that a Loss is actually paid by an Indemnifying Party and shall exclude any Loss covered by the R&W Policy), and (iii) any insurance proceeds (net of direct collection expenses) recovered by the Indemnified Party (such amounts and benefits are collectively referred to herein as “Indemnity Reduction Amounts”).  If any Indemnified Party receives any Indemnity Reduction Amounts in respect of a claim for which indemnification is provided under this Agreement after the full amount of such claim has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such claim and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such claim, then the Indemnified Party shall promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (x) the amount theretofore paid by the Indemnifying Party in respect of such claim, less (y) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made.  For the avoidance of doubt, it is not intended that any insurer be released from any obligation or liability that it otherwise would have had under any of the Target Companies Insurance Policies set forth on Schedule 5.19(a) or under the R&W Policy as a result of the indemnification provisions of this Agreement or be entitled to any rights of subrogation in relation to any party’s rights under this Agreement as a result of any claims paid or payable by such insurer under any of the Target Companies Insurance Policies set forth on Schedule 5.19(a).  For purposes of this Section 11.4(g), “Tax Benefit” shall mean any refund of Taxes paid or reduction in the amount of Taxes that otherwise would have been due and payable by the Indemnified Party, in each case determined at the Tax rate applicable to the character of income or gain of the Indemnified Party offset by such Losses in the taxable year such income or gain is offset.

(h)         Sellers and Buyer, as appropriate, shall each, or shall cause each Indemnified Party to, use commercially reasonable efforts to mitigate Losses for which indemnification is available under this Article XI and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims (and the reasonable and documented costs and expenses of such mitigation shall be indemnifiable Losses hereunder); provided, however, that Buyer shall not be required to take any action that could reasonably be expected to be detrimental to the reputation and prospects of the business, properties, assets, or liabilities of Buyer and its Affiliates.

(i)          In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages relating to the breach or alleged breach of this Agreement, except to the extent any such punitive damages are required to be paid by a court of competent jurisdiction to a third party in respect of a Third Party Claim.

11.5        Exclusive Remedy.  Notwithstanding anything to the contrary herein, Buyers (on behalf of the Buyers’ Indemnified Parties) acknowledge and agree that, except as provided in Section 12.10(c) or claims for Fraud, the indemnification pursuant to the provisions of this Article XI shall be the sole and exclusive remedies for any Losses, liability, damages or other amounts, whether or not arising out of Third Party Claims, of and for the Buyers’ Indemnified Parties with respect to (a) any misrepresentation or inaccuracy in, or breach of, any representations or warranties of Sellers (or any other Person) or any breach or failure in performance of any covenants or agreements made by any Seller, in this Agreement or in any exhibit or schedule hereto or any document or certificate delivered hereunder or otherwise relating to the Sellers, or to the Target Companies and Target Subsidiaries, their respective businesses, operations, assets, properties, liabilities or the transactions contemplated hereby or (b) any other matter relating to the Sellers or to the Target Companies and Target Subsidiaries prior to Closing, the operation of their respective businesses prior to Closing, or any other transaction or state of facts involving any Target Company or any Target Subsidiary prior to Closing (including any common law or statutory rights or remedies for environmental, health or safety matters).  Buyers (on behalf of the Buyers’ Indemnified Parties) acknowledge and agree that the Buyers’ Indemnified Parties may not avoid such limitation on liability by (i) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (ii) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties, covenants or agreements contained in this Agreement.  BUYERS, ON BEHALF OF THE BUYERS’ INDEMNIFIED PARTIES, EXPRESSLY WAIVE ALL RIGHTS AFFORDED BY ANY STATUTE THAT LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS (OTHER THAN IN THE CASE OF FRAUD), ACKNOWLEDGE THAT THEY UNDERSTAND THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS (OTHER THAN IN THE CASE OF FRAUD) AND WAIVER OF STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS (OTHER THAN IN THE CASE OF FRAUD), AND ACKNOWLEDGE AND AGREE THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.

11.6       Effect on Purchase Price.  Any payments made to a Buyers’ Indemnified Party or a Sellers’ Indemnified Party pursuant to this Article XI shall be treated as an adjustment to the Purchase Price for Tax purposes to the extent permitted by Law.

11.7          Tax Matters.

(a)          Allocation of Taxes.  In the case of any taxable period of any Target Company or any Target Subsidiary that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes for the Target Companies and Target Subsidiaries for any Pre-Closing Tax Period shall be determined (i) as to income, receipts, Taxes imposed in connection with the provision of services or any sale or other transfer or assignment of property (other than Taxes described in Section 11.7(f)) or similar Taxes, based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass through entity, or any controlled foreign corporation, passive foreign investment company or similar entity, in which any Target Company or any Target Subsidiary holds a beneficial interest shall be deemed to terminate at such time, and Sections 706(a), 951 and 951A of the Code (and any similar provisions of state, local or non-U.S. Tax Law) shall be applied accordingly), and (ii) as to all other Taxes, based on a daily proration, within the Straddle Period.  For purposes of any Taxes determined based on a daily proration basis, the amount of such Taxes allocated to a Pre-Closing Tax Period shall be the full, actual amount of such Taxes multiplied by a fraction the numerator of which is the number of days in the Tax period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire Straddle Period.  Buyers and Sellers agree that if any Target Company or any domestic Target Subsidiary is permitted but not required under applicable foreign, state or local tax Laws to treat the Closing Date as the last day of a taxable period, Buyers and Sellers shall treat such day as the last day of a taxable period.  Transactions of the Target Companies and Target Subsidiaries that occur on the Closing Date but after Closing and that do not occur in the ordinary course of business of any Target Company or any of its domestic Target Subsidiaries and are not contemplated by this Agreement or required by Law or by a Contract entered into by any of the Target Companies or Target Subsidiaries before Closing (and to which Buyers’ Parent has not consented in writing) (“Post‑Closing Events”) shall be considered to be attributable to the period that commences on the day following the Closing Date.  To the extent permitted by applicable Tax Law, Buyers agree to report and cause to be reported all Post-Closing Events as occurring at the beginning of the day following the Closing Date.  Reorganization Taxes of the Target Companies and Target Subsidiaries shall be considered to be attributable to Pre-Closing Tax Periods.

(b)          Taxes and Tax Returns.

(i)          Sellers’ Representative, at the expense of Sellers, shall prepare and file timely, or cause to be prepared and filed timely, in accordance with applicable Law all Tax Returns of the Target Companies and Target Subsidiaries for all Pre-Closing Tax Periods that end on or before the Closing Date (“Pre-Closing Tax Returns”).  Sellers’ Representative shall permit Buyers’ Parent to review and comment on each Pre-Closing Tax Return at least 20 Business Days prior to the filing of such Pre‑Closing Tax Return, in the case of income Tax Returns, and in such period of time prior to filing as Sellers’ Representative shall reasonably determine to be practicable (but in any event at least ten Business Days prior to the filing of such Tax Returns) in the case of other Tax Returns. Buyers’ Parent shall submit any comments within five Business Days of the due date of the applicable Pre-Closing Tax Return, or, if later, within eight Business Days of receiving a draft of such Pre-Closing Tax Return from Sellers’ Representative, and Sellers’ Representative shall consider such comments in good faith.  To the extent that Sellers’ Representative and Buyers’ Parent are unable to agree on a matter in a Pre-Closing Tax Return, such matters shall be submitted to the Accounting Firm in accordance with Section 11.7(b)(iii).  All Pre-Closing Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by applicable Tax Law.  Sellers’ Representative shall be responsible for (and shall pay or cause to be timely paid) any and all Taxes of the Target Companies and Target Subsidiaries attributable to all Pre‑Closing Tax Periods, including to that portion of a Straddle Period ending on or before the Closing Date.  In addition, Sellers’ Parent, on behalf of Sellers, shall be responsible for (and shall pay or cause to be timely paid), and shall indemnify and hold harmless the Buyers’ Indemnified Parties for Losses arising from or related to any Reorganization Taxes as set forth in Section 11.2(a)(iv) and against the following additional Tax matters:

(A)        any Taxes imposed by Governmental Authorities in Brazil or India in respect of the sale of the Tredegar Brasil Interests or Tredegar India Interests pursuant to this Agreement in excess of, as applicable, the Brazilian Withholding Tax Amount or the Indian Withholding Tax Amount (each, an “Excess Withholding Tax Amount”),

(B)          any liability (including under Treasury Regulations Section 1.1502-6 and similar state, local and non-U.S. rules) of any of the Target Companies or Target Subsidiaries for Taxes as a result of being or having been a member of any consolidated, combined, unitary or other similar group in any Pre-Closing Tax Period, in each case, excluding any Taxes required to be settled directly by Sellers’ Parent or any of its Affiliates (other than the Target Companies and Target Subsidiaries) with the applicable Governmental Authorities;

(C)          any liability arising out of or resulting from state income, franchise and gross receipts Taxes in states other than those set forth on Annex 11.7(b)(i)(C);

(D)          any liability arising out of or resulting from Brazilian Taxes on revenues of Tredegar Brasil derived from services provided to any Seller, any Target Company or any other Affiliate of the foregoing;

(E)          any liability arising out of or resulting from any improper interest deductions of Tredegar India taken with respect to interest paid to associated enterprises that are not Tax residents of India; and

(F)          any liability arising out of or resulting from Brazilian Taxes with respect to remittances and returns between Tredegar Brasil and its Brazilian warehouse branch.

(ii)        Buyers’ Parent, at the expense of Buyers, shall prepare and file timely, or cause to be prepared and filed timely, in accordance with applicable Law all Tax Returns for the Target Companies and Target Subsidiaries for all Straddle Periods (“Straddle Tax Returns”) and all Tax Returns for the Target Companies and Target Subsidiaries for all Post-Closing Tax Periods (“Post-Closing Tax Returns”); provided, however, that for the avoidance of doubt, all Tax deductions, refunds, credits and other similar benefits arising from Transaction Expenses (to the extent such Transaction Expenses are (1) expressly taken into account in the Final Adjustment Amount, (2) otherwise paid by a Target Company or Target Subsidiary on or prior to Closing, or (3) otherwise paid by Sellers or Sellers’ Parent) shall be treated as arising on or before the Closing Date to the extent permitted under applicable Tax Law.  Buyers’ Parent shall be responsible for (and shall pay or cause to be timely paid) any and all Taxes of the Target Companies and Target Subsidiaries attributable to all Post-Closing Tax Periods, including to that portion of a Straddle Period beginning after the Closing Date, provided, for the avoidance of doubt, that Sellers’ Parent, on behalf of Sellers, shall be shall be responsible for Taxes for which the Sellers’ Parent has an indemnification obligation under this Agreement.  All Straddle Tax Returns (to the extent that such Tax Returns are with respect to the Target Companies and Target Subsidiaries) shall be prepared and filed in a manner consistent with prior practice, except as required by applicable Tax Law.  Buyers’ Parent shall permit Sellers’ Representative to review and comment on each Straddle Tax Return (or the allocable portions of such Straddle Tax Return that include the Target Companies and Target Subsidiaries) at least 20 Business Days prior to the filing of such Straddle Tax Return, in the case of income Tax Returns, and in such period of time prior to filing Buyers’ Parent shall reasonably determine to be practicable (but in any event at least ten Business Days prior to the filing of such Tax Return) in the case of other Tax Returns, and Buyers’ Parent shall consider in good faith any revisions to such Straddle Tax Return reasonably requested by Sellers’ Representative, and shall pay the Tax shown as due on such Tax Return to the applicable Governmental Authority at the time such Tax Return is filed (and Sellers’ Representative at that time shall pay Buyer an amount equal to the portion of such Tax for which the applicable Seller is responsible under Section 11.7(b)(i)).  To the extent that Sellers’ Representative and Buyers’ Parent are unable to agree on a matter in a Straddle Tax Return that relates to a Pre-Closing Tax Period or a matter that would reasonably be expected to increase the Pre-Closing Taxes that Sellers are obligated to pay pursuant to this Agreement, such matters shall be submitted to the Accounting Firm in accordance with Section 11.7(b)(iii).

(iii)        If Sellers’ Representative and Buyers’ Parent cannot agree as to any revisions of a Pre-Closing Tax Return or a Straddle Tax Return, then at least five Business Days prior to the filing date of such Tax Return (including applicable extensions) any disputed item shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by the Accounting Firm.  The resolution of such dispute by the Accounting Firm will (A) be set forth in writing, (B) be within the range of dispute between Buyers and Sellers, (C) constitute an arbitral award, and (D) absent fraud or manifest error, be conclusive and binding upon all the parties upon which a judgment may be rendered by a court having proper jurisdiction.  Upon resolution of all disputed items, the relevant Tax Return shall be filed on that basis.  Should the relevant Tax Return be due prior to resolution of all disputed items, (x) in the case of a Pre-Closing Tax Return, such Tax Return shall be timely filed by Buyers’ Parent based on the position of Sellers’ Representative, (y) in the case of a Straddle Tax Return, such Tax Return shall be timely filed based on the position of Buyers’ Parent based on the position of Buyers, and (z) in each case, if necessary, Buyers’ Parent shall file an amended Tax Return upon resolution of all disputed items. The costs, fees and expenses of the Accounting Firm shall be borne equally by Buyers and Sellers.

(iv)        Buyers’ Parent and Buyers shall not, and shall cause the Target Companies and Target Subsidiaries not to, amend a Pre-Closing Tax Return or a Straddle Tax Return without Sellers’ Representatives’ prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed, to the extent such amendment would reasonably be expected to increase the Pre-Closing Taxes that Sellers are obligated to pay pursuant to this Agreement.

(c)          Tax Sharing.  Any and all Tax sharing agreements or arrangements to which any of the Target Companies or Target Subsidiaries is a party shall be terminated as of the Closing Date, other than any Tax sharing agreements entered into in the ordinary course of business the principal purpose of which is not Taxes.  After the Closing Date, no Target Company nor any of the Target Subsidiaries shall have any further rights or liabilities thereunder.

(d)          Cooperation on Tax Matters.  Sellers’ Representative and Buyers’ Parent shall (and after Closing, Buyers’ Parent and Buyers shall cause the Target Companies and Target Subsidiaries to) cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of Tax Returns pursuant to this Section 11.7(d) and any audit, litigation or other proceeding with respect to Taxes of any Target Company or any Target Subsidiary.  Such cooperation shall include the retention (in accordance with the next sentence) and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees and, as applicable, outside Tax advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Sellers’ Representative and Buyers’ Parent agree (and Buyers’ Parent and Buyers shall cause the Target Companies and Target Subsidiaries) to retain all books and records with respect to Tax matters pertinent to any Target Company or any Target Subsidiary relating to any Pre-Closing Tax Period or Straddle Period until the expiration of the applicable statute of limitations (and, to the extent notified by Sellers’ Representative or Buyers’ Parent, any extensions thereof), and to abide by all record retention agreements entered into with any taxing authority.  Sellers’ Representative and Buyers’ Parent shall (and Buyers’ Parent and Buyers shall cause the Target Companies and Target Subsidiaries to), upon request, use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to any Target Company or any Target Subsidiary or with respect to the transactions contemplated by this Agreement.  Sellers’ Representative and Buyers’ Parent shall (and Buyers’ Parent and Buyers shall cause the Target Companies and the Target Subsidiaries to), upon request, provide the other party with all information that may be required to report pursuant to Section 6043A of the Code or the Treasury Regulations promulgated thereunder with respect to the transactions contemplated by this Agreement.

(e)          Contest Provisions.

(i)          In the event any Buyer, any Target Company or any Target Subsidiary receives notice of any pending or threatened Tax audit, assessment or other dispute concerning any Taxes for which Taxes any Seller or Seller Parent is required to provide indemnification pursuant to the indemnification provisions of this Article XI or any Taxes allocable to any Pre-Closing Period (any such audit, assessment or other dispute, a “Contest”), Buyers’ Parent shall notify Sellers’ Representative promptly of such Contest pursuant to a Notice of Claim; provided, however, that failure of Buyers’ Parent to comply with this provision shall not affect Buyers’ right to indemnification pursuant to this Article XI unless such failure materially adversely affects the ability of such Seller to challenge such Contest.

(ii)         Sellers’ Representative shall control any Contest that relates to any Pre-Closing Tax Period (other than the pre-Closing portion of a Straddle Period) , and shall be entitled to employ counsel of its choice at Sellers’ Representative’s expense; provided, however, that Sellers’ Representative shall keep Buyers’ Parent reasonably informed of the details and status of such Contest and at Buyers’ Parent’s request from time to time shall consult with Buyers’ Parent as to the conduct of and strategy for such Contest, and, at Buyers’ Parent’s expense, provide Buyers’ Parent with copies of all written material correspondence regarding such Contest; and provided further that Sellers’ Representative shall not compromise, resolve or settle, either administratively or after the commencement of litigation, any such Contest in a manner that would result in liability of a Buyers’ Indemnified Party for a Tax for which such Buyers’ Indemnified Party is not entitled to receive indemnification under this Article XI, without the prior written consent of Buyers’ Parent (such consent not to be unreasonably withheld, conditioned or delayed).  If Sellers’ Representative fails to assume control of the conduct of any such Contest within a reasonable period following the receipt by Buyers’ Parent of notice of such Contest, Buyers’ Parent shall have the right to assume control of such Contest; provided, however, that (1) Sellers’ Representative shall have the right to participate (at its own expense) in, but not direct, any such Contest and (2) Buyers’ Parent shall keep Sellers’ Representative reasonably informed of the details and status of such Contest and at Sellers’ Representative’s request from time to time shall consult with Sellers’ Representative as to the conduct of and strategy for such Contest and, at Sellers’ Representative’s expense, provide Sellers’ Representative with copies of all written material correspondence regarding such Contest; provided further that Buyers’ Parent shall not compromise, resolve or settle, either administratively or after the commencement of litigation, any such Contest without the prior written consent of Sellers’ Representative, such consent not to be unreasonably withheld, conditioned or delayed.

(iii)        Buyers’ Parent shall control any Contest that relates to any Straddle Period and shall be entitled to employ counsel of its choice at its expense; provided, that, to the extent such Contest concerns Taxes for which any Seller or Sellers’ Parent is required to provide indemnification pursuant to the indemnification provisions of this Article XI or would reasonably be expected to increase the Pre-Closing Taxes that Sellers are obligated to pay pursuant to this Agreement, (x) Sellers’ Representative shall have the right to participate (at its own expense) in, but not direct, any such Contest; and (y) Buyers’ Parent shall keep Sellers’ Representative reasonably informed of the details and status of such Contest and at Sellers’ Representative’s request from time to time shall consult with Sellers’ Representative as to the conduct of and strategy for such Contest and, at Sellers’ Representative’s expense, provide Sellers’ Representative with copies of all written material correspondence regarding such Contest.  Notwithstanding the foregoing, Buyers’ Parent shall not be entitled to compromise, resolve or settle, either administratively or after the commencement of litigation, any such Contest in a manner that would increase the liability for Taxes of any Seller without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably conditioned, withheld or delayed; provided, however, that such consent shall not be required to the extent that Buyers’ Parent or a Buyer directly pays such additional amounts owed by the other party, if any, and agrees in writing with the other party not to seek indemnity from the other party against the effects of such settlement.  If Buyers’ Parent fails to assume control of the conduct of any such Contest within a reasonable period following the receipt by Sellers’ Representative of notice of such Contest, Sellers’ Representative shall have the right to assume control of such Contest; provided, however, that (1) Buyers’ Parent shall have the right to participate (at its own expense) in, but not direct, any such Contest and (2) Sellers’ Representative shall keep Buyers’ Parent reasonably informed of the details and status of such Contest and at Buyers’ Parent’s request from time to time shall consult with Buyers’ Parent as to the conduct of and strategy for such Contest; provided further that Sellers’ Representative shall not compromise, resolve or settle, either administratively or after the commencement of litigation, any such Contest without the prior written consent of Buyers’ Parent, such consent not to be unreasonably withheld, conditioned or delayed.

(iv)         To the extent that it conflicts with Section 11.3(b), the provisions of this Section 11.7(e) shall control with respect to all Contests.

(f)          Transfer Taxes and Fees.  All transfer, documentary, sales, use, real property transfer, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including, as to any such Taxes, fees, or charges, any penalties and interest) incurred by Buyers, any Target Company or any Target Subsidiary in connection with the consummation of the transactions contemplated by this Agreement (other than Reorganization Taxes) shall be borne 50% by Buyers and 50% by Sellers.  Buyers’ Parent and Sellers’ Representative shall file, or cause to be filed, all necessary Tax Returns and other documentation with respect to all Taxes described in this Section 11.7(f) and, if required by Law, they shall cause the applicable Seller or Buyer and their applicable Affiliates to, join in the execution of any such Tax Return and other documentation.

(g)          Purchase Price Allocation.

(i)          The Purchase Price (and all other capitalized costs) shall be allocated among the Target Companies and the portions thereof allocated to TFP and Tredegar Brasil shall be allocated among their assets, respectively, and the assets of any of the Target Subsidiaries of TFP or Tredegar Brasil that are formed under U.S. law and are disregarded entities for U.S. federal income tax purposes in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provisions of state, local or foreign Law, as appropriate), pursuant to the provisions of this Section 11.7(g) (the “Purchase Price Allocation”).  A draft of the Purchase Price Allocation shall be prepared by Buyers’ Parent and delivered to Sellers’ Representative within 60 days following the Closing Date.  If Sellers’ Representative notifies Buyers’ Parent in writing within 30 days following the receipt of such Purchase Price Allocation that Sellers’ Representative objects to one or more items reflected in such draft of the Purchase Price Allocation, Sellers’ Representative and Buyers’ Parent shall negotiate in good faith to resolve such dispute; provided, however, that if Sellers’ Representative and Buyers’ Parent are unable to resolve any dispute with respect to the Purchase Price Allocation within 60 days following Sellers’ Representative’s delivery of such notice, such dispute shall be resolved by the Accounting Firm.  The fees and expenses of the Accounting Firm shall be borne equally by Sellers and Buyers.  Buyers, Sellers and their Affiliates shall file Tax Returns (including, but not limited to, IRS Form 8594) in all respects and for all purposes consistent with the Purchase Price Allocation as determined pursuant to this Section 11.7(g).  Any adjustment to the Purchase Price pursuant to Section 11.6 shall be allocated in a manner consistent with the Purchase Price Allocation.  For the avoidance of doubt, any document prepared for purposes of allocating the Purchase Price for non-U.S. tax purposes (including any PPA report or other similar document) shall not impact the Purchase Price Allocation. Buyers’ Parent, Sellers’ Representative and their respective Affiliates shall not take any position (whether in an audit, Tax Return or otherwise) that is inconsistent with the Purchase Price Allocation unless otherwise required to do so by applicable Law.  The provisions of this Section 11.7(g) will survive post‑Closing indefinitely.  Notwithstanding anything to the contrary contained in this Agreement, the portion of the Purchase Price allocated to the Tredegar India Interests shall be consistent with the Purchase Price (in this instance, as defined in the Tredegar India Interests Purchase Agreement) under the Tredegar India Interests Purchase Agreement on the basis of which the Indian Tax Withholding Amount will be computed and withheld, and such portion of the Purchase Price allocated to Tredegar India Interests will not be subject to any adjustments as provided under Section 2.3.  Further, Buyers’ Parent agrees that it will allocate the same amount towards the Tredegar India Interests for the purposes of Purchase Price Allocation under this Section 11.7(g) and will not deviate therefrom.

(ii)         From the date hereof through the Closing Date, to the extent necessary to prepare bills of sale, transfer agreements or to otherwise timely comply with the requirements of applicable Law in respect of the sale of the Interests at the Closing, Sellers’ Representative and Buyer agree to cooperate in good faith to allocate, the Estimated Purchase Price among the Sellers and/or the Interests.

(h)         Tax Refunds.  Any refund (including any interest paid or credited by a Governmental Authority with respect thereto) of Taxes paid by any Target Company or Target Subsidiary with respect to any Pre-Closing Tax Period (including the pre-Closing portion of any Straddle Period) that are (i) taken into account as a liability in the computation of the Final Adjustment Amount, (ii) otherwise paid by a Target Company or Target Subsidiary on or prior to Closing, or (iii) otherwise paid by Sellers or Sellers’ Parent, shall be solely the property of Sellers and any such amounts payable to Sellers pursuant to this Section 11.7(h) shall be paid to Sellers (and any material correspondence related thereto shall be provided), net of any Taxes and other costs and expenses attributable to obtaining or to the receipt or accrual of such refund, within ten days after receipt of a cash payment of such Tax refund by the applicable Target Company or Target Subsidiary from the applicable Governmental Authority or the Target Company’s or Target Subsidiary’s credit or setoff of such refund against a Tax otherwise then due and payable by the Target Company or Target Subsidiary to the applicable Governmental Authority.

(i)          Indian Withholding Tax Amount.

(i)          As promptly as practicable after the date of this Agreement (and in any event at least 20 Business Days before the Closing Date ), Sellers’ Representative shall provide to Buyers’ Parent a report of internationally recognized Indian tax advisors expert in such matters setting forth in reasonable detail, and with appropriate supporting documentation and calculations, Far East’s tax basis and holding period in the Tredegar India Interests, the amount of Far East’s gain with respect to the sale of such Interests pursuant to this Agreement, and the amount of Tax that will be imposed under the Republic of India Income Tax Act, 1961 in respect of such sale, each computed in accordance with the provisions (including section 50CA) of the Republic of India Income Tax Act, 1961 (such report, the “Indian Tax Report”).  The Indian Tax Report shall include an independent valuation report determining fair market value of equity shares of Tredegar India as per internationally recognized method for the purposes of the Republic of India Income Tax Act, 1961, and a valuation that indicates the expected value of the Tredegar India Interests as per Section 56(2)(x) and 50CA of the Republic of India Income Tax Act, 1961 and related Rules 11U, 11UA and 11UAA of the Income Tax Rules, 1962 applied on a reasonable basis).  Following the delivery of such report, (x) Sellers’ Representative shall, and shall cause the advisors that prepared the Indian Tax Report to, cooperate in a commercially reasonable manner with Buyers’ Parent and its Indian tax advisors to promptly provide additional information, answer questions and consult regarding the Indian Tax Report as reasonably requested by Buyers’ Parent and its Indian tax advisors, (y) Sellers’ Representative shall cause such advisors to make any revisions or additions to those reports as may be reasonably requested by Buyers’ Parent, and (z) Sellers’ Representative and Buyers’ Parent shall use commercially reasonable good faith efforts to agree on the amount of Tax imposed under the Laws of the Republic of India, computed in accordance with the Indian Tax Report as the same may be revised pursuant to clause (y). If, at least three Business Days before the Closing Date, Sellers’ Representative and Buyers’ Parent have agreed in writing on such amount of Tax, then such agreed upon amount shall be the Indian Withholding Tax Amount, and Miramar shall withhold such amount from the consideration payable to Far East in respect of the Tredegar India Interests under this Agreement on the Closing Date and pay over such withheld amount to the Indian Governmental Authorities responsible for taxation.  If Sellers’ Representative and Buyers’ Parent have not entered into such a written agreement at least three Business Days before the Closing Date, then Miramar shall withhold from the consideration payable to Far East in respect of the Tredegar India Interests under this Agreement such amount of Tax imposed under the Laws of the Republic of India as Sellers’ Representative, based on advice of Sellers’ Parent’s Indian tax advisor expert in these matters, determines Miramar is required to withhold (which amount shall be the Indian Withholding Tax Amount for purposes of this Agreement), and Miramar shall pay over such withheld amount to the Indian Governmental Authorities responsible for taxation.  For the avoidance of doubt, any amount withheld by Miramar pursuant to this Section 11.7(i) and paid to the Indian tax authorities shall be considered to have been paid by Miramar to Far East. Buyers’ Parent shall deliver to Sellers’ Representative evidence of the payment of the Indian Withholding Tax Amount to the proper Indian Governmental Authorities.  In the event Miramar is required to pay any Excess Withholding Tax Amount in respect of the sale of the Tredegar India Interests pursuant to this Agreement, Miramar shall be entitled to be indemnified for such Taxes pursuant to Section 11.7(b)(i)(A).

(ii)          Miramar agrees to take all reasonable action necessary to enable Far East to claim a Tax credit in the amount of the Indian Withholding Tax Amount including (A) depositing the Indian Withholding Tax Amount with the applicable Indian Governmental Authority responsible for taxation, (B) filing a withholding Tax Return and (C) issuing a withholding tax certificate to Far East, in accordance with and within the prescribed due dates under the Republic of India Income Tax Act, 1961.

(j)          Brazilian Withholding Tax Amount.

(i)          As promptly as practicable after the date of this Agreement (and in any event at least 20 Business Days before the Closing Date), Sellers’ Representative shall provide to the Buyers’ Parent a report of internationally recognized Brazilian tax advisors expert in such matters setting forth in reasonable detail, and with appropriate supporting documentation and calculations, LatAm’s and Investments’ tax basis and holding period in the Tredegar Brasil Interests owned by each of them, the amount of LatAm’s and Investments’ gain with respect to the sale of such Interests pursuant to this Agreement, and the amount of Tax that will be imposed under the Laws of the Federative Republic of Brazil in respect of such sale, each computed in accordance with the Tax Laws of the Federative Republic of Brazil (such report, the “Brazilian Tax Report”).  Following the delivery of such reports, (x) Sellers’ Representative shall, and shall cause the advisors that prepared the Brazilian Tax Report to, cooperate in a commercially reasonable manner with Buyers’ Parent and its Brazilian tax advisors to promptly provide additional information, answer questions and consult regarding the Brazilian Tax Report as reasonably requested by Buyers’ Parent and its Brazilian tax advisors, (y) Sellers’ Representative shall cause such advisors to make any revisions or additions to those reports as may be reasonably requested by Buyers’ Parent, and (z) Sellers’ Representative and Buyers’ Parent shall use commercially reasonable good faith efforts to agree on the amount of Tax imposed under the Laws of the Federative Republic of Brazil, computed in accordance with the Brazilian Tax Report as the same may be revised pursuant to clause (y).  If, at least three Business Days before the Closing Date, Sellers’ Representative and Buyers’ Parent have agreed in writing on such amount of Tax, then such agreed upon amount shall be the Brazilian Withholding Tax Amount, and Fitesa Brazil shall withhold such amount from the consideration payable to Sellers under this Agreement on the Closing Date and pay over such withheld amount to the applicable Brazilian Governmental Authorities responsible for taxation.  If Sellers’ Representative and Buyers’ Parent have not entered into such a written agreement at least three Business Days before the Closing Date, then Fitesa Brazil shall withhold from the consideration payable to Sellers under this Agreement such amount of Tax imposed under the Laws of the Federative Republic of Brazil as Sellers’ Parent, based on advice of Sellers’ Parent’s Brazilian tax advisor expert in these matters, determines is required to be withheld (which amount shall be the Brazilian Withholding Tax Amount for purposes of this Agreement), and Fitesa Brazil shall pay over such withheld amount to the Brazilian Governmental Authorities responsible for taxation.  For the avoidance of doubt, any amount withheld by Buyer pursuant to this Section 11.7(k) and paid to the Brazilian Tax Authorities shall be considered to have been paid by Fitesa Brazil to Sellers.  In the event Fitesa Brazil is required to pay any Excess Withholding Tax Amount in respect of the sale of the Tredegar Brasil Interests pursuant to this Agreement, Fitesa Brazil shall be entitled to be indemnified for such Taxes pursuant to Section 11.7(b)(i)(A).

(ii)          Fitesa Brazil agrees to pay the Brazilian Withholding Tax Amount to the applicable Brazilian Governmental Authority responsible for taxation and to take all reasonable action necessary to support Buyers in connection with any claims or other proceedings related to the Brazilian Withholding Tax Amount.

(k)         VAT Matters.  Sellers agree to take all reasonable actions necessary, if any, to ensure that from and after the Closing Date, each Target Company or Target Subsidiary that has been a member of a group of companies that also includes any Seller or Affiliate, if any, such Seller for VAT purposes will be excluded from the relevant VAT group.

(l)         Survival.  Notwithstanding anything in this Agreement to the contrary, this Section 11.7 shall survive until the 30th day following the expiration of all statutes of limitation (taking into account any waivers or extensions thereof) for the assessment, assertion or imposition of the Taxes addressed in this Section 11.7.

ARTICLE XII

MISCELLANEOUS

12.1       Appointment of Sellers’ Representative.

(a)          By the execution and delivery of this Agreement, Sellers irrevocably constitute and appoint Sellers’ Representative as their respective representative true and lawful agent and attorney-in-fact hereunder with full power of substitution to act in the name, place and stead of Sellers (and of each of them) (1) subject to the Laws applicable to the Interests, with respect to the transfer of the Interests in accordance with the terms and provisions of this Agreement; (2) to act on behalf of Sellers (and each of them) in any litigation, arbitration or other action or proceeding under this Agreement or otherwise arising out of the transactions contemplated hereby, and (3) to do or refrain from doing all such further acts and things and to execute all documents and instruments, in each case, as Sellers’ Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement.  The power of Sellers’ Representative under the foregoing appointment will include the power:

(i)         to act for Sellers with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim hereunder on behalf of Sellers (or any of them) and to transact matters of any arbitration, litigation, action or other proceeding hereunder;

(ii)         to act for Sellers in connection with the negotiation and finalization of the Closing Statement and the Final Adjustment Amount, including all matters with respect to the Accounting Firm, if an Accounting Firm is retained pursuant to Section 2.3(b);

(iii)         to execute and deliver any and all ancillary agreements, certificates, instrument and documents that Sellers’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated hereby;

(iv)         to enter into one or more amendments to this Agreement or to waive one or more failure of Buyers to comply with any obligation, covenant, agreement or condition contained in this Agreement;

(v)          to do or refrain from doing any further act or deed on behalf of Sellers that Sellers’ Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as Sellers could do if personally present or acting; and

(vi)         to receive notices and service of process in connection with any claims or proceedings arising under or in connection with this Agreement or the transactions contemplated hereby.

(b)          The appointment herein of Sellers’ Representative shall be deemed coupled with an interest and shall be irrevocable, and Buyers and any other Person may conclusively and absolutely rely, without inquiry, upon any decision, act, consent or instruction of Sellers’ Representative on behalf of Sellers in any and all matters referred to in this Agreement (including any and all matters with respect to the Escrow Agreement).  All notices required to be made or delivered by Sellers to Buyers shall be made to Sellers’ Representative for the benefit of Sellers, and the making or delivery thereof shall discharge in full all notice requirements of Sellers to Buyers with respect thereto.  Sellers’ Representative shall act for Sellers on all of the matters set forth in this Agreement in the manner Sellers’ Representative believes to be in the best interest of Sellers and consistent with obligations under this Agreement, but Sellers’ Representative shall not be responsible to Sellers (or any of them) for any loss or damages any Seller may suffer by the performance by Sellers’ Representative of its duties under this Agreement, other than loss or damage found by the final judgment of a court of competent jurisdiction or arbitrator (through binding arbitration) to arise from Sellers’ Representative’s willful violation of the law or this Agreement or its bad faith in connection with its duties under this Agreement.  All decisions and actions by Sellers’ Representative (to the extent authorized by this Agreement) shall be binding upon all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.  Sellers’ Representative shall be entitled to engage such counsel, experts, consultants and other advisors and representatives as he shall deem necessary in connection with exercising its powers and performing its functions hereunder and (in the absence of bad faith on the part of Sellers’ Representative) shall be entitled to conclusively rely on the opinions and advice of any of such Persons.  Sellers’ Representative may (but need not) consult with any Seller in connection with Sellers’ Representative’s exercise of its powers and performing of its functions hereunder, and each Seller shall cooperate with and offer reasonable assistance to Sellers’ Representative in connection with any of such exercise or performance.  Sellers’ Representative will have no liability to Buyers, the Target Companies, any Target Subsidiary or Sellers with respect to actions taken or omitted to be taken solely in its capacity as Sellers’ Representative, except with respect to any liability resulting from Sellers’ Representative fraud, intentional misconduct or intentional misrepresentation.  Sellers’ Representative will at all times be entitled to rely on any directions received from Sellers.  In addition, each Seller shall defend and indemnify Sellers’ Representative and hold Sellers’ Representative harmless from against any loss arising out of or in connection with the acceptance or administration of Sellers’ Representative’s duties hereunder, other than loss or damage found by the final judgment of a court of competent jurisdiction or arbitrator (through binding arbitration) to arise from Sellers’ Representative’s willful violation of the law or this Agreement or its bad faith in connection with its duties under this Agreement.

(c)          Sellers’ Representative will not be entitled to any fee, commission, or other compensation for the performance of its services as Sellers’ Representative.

12.2      Expenses.  Except as otherwise expressly provided herein, including by Section 7.4(d)(iii), Sellers, on the one hand, and Buyers, on the other hand, shall each pay all of their own expenses (including attorneys’ and accountants’ fees, costs and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement.

12.3       Amendment.  This Agreement may not be amended except by an instrument in writing signed by Buyers’ Parent and Sellers’ Representative on behalf of all parties hereto.

12.4       Entire Agreement.  This Agreement, the Schedules and Exhibits and any documents executed by the parties simultaneously herewith or pursuant hereto, contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all other prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.  In the event of any conflict between the terms of this Agreement and the terms of any agreement, instrument or document delivered hereunder, the terms of this Agreement shall prevail.  No party hereto shall, or permit its Affiliates to, enforce or attempt to enforce, or otherwise use or introduce into evidence, the terms of any such ancillary agreement in any manner which could challenge, question or impair the validity or enforceability of this Agreement or any such ancillary agreement, or, in each case, any terms hereof or thereof.

12.5       Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given:  (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by an overnight courier (receipt requested); (c) on the date sent by facsimile or e‑mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties to this Agreement at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.5):

If to Buyers’ Parent (on behalf of Buyers), to:

Fitesa S.A.
Rua Siqueira Campos, 1163 - 7º andar
Centro Histórico Porto Alegre – RS 90010-001, Brazil
Attention:     Lavinia Leite
Email:          lleite@fitesa.com
Facsimile:    +55 51 3287 6330

with a copy (which shall not constitute notice) to:

Clifford Chance LLP
Rua Funchal 418 - 15º andar
04551-060, São Paulo - SP, Brazil
Attention:     Anthony Oldfield
Email:          Anthony.Oldfield@CliffordChance.com

If to Sellers’ Representative, to:

Tredegar Corporation
1100 Boulders Parkway
Richmond, VA  23225
Attention:   General Counsel
Email:         michael.schewel@tredegar.com
Facsimile:   +1 (804) 330-1201

with a copy (which shall not constitute notice) to;

Tredegar Corporation
1100 Boulders Parkway
Richmond, VA  23225
Attention:     Patricia Thomas
Email:  pat.thomas@tredegar.com
Facsimile:    +1 (804) 330-1010

with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, VA  23219-4074
Attention:      Brian L. Hager and Rachel W. Northup
E-mail:          bhager@hunton.com and rnorthup@hunton.com
Facsimile:     +1 (804) 788-8218

12.6       Waiver.  Any right hereunder may be waived only by a written instrument signed by Sellers’ Representative if any Seller is the waiving party or by Buyers’ Parent if any Buyer is the waiving party.  The failure of a party to insist, in any one or more instances, upon performance of the terms of this Agreement will not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term.  No waiver on the party of any party of any right, power or privilege, nor any single or partial exercise of any such right, power, or privilege, will preclude any further exercise thereof or the exercise of any other such right, power, or privilege.

12.7       Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.  This Agreement is not assignable by any party without the prior written consent of the other parties; provided, however, that any Buyer may assign all or any portion of its rights hereunder, including its right to acquire any of the Interests, to any Affiliate of Buyers’ Parent, without the consent of any of the other parties hereto; provided further that no such assignment shall relieve the assigning Buyer from its obligations under this Agreement), and Buyers’ Parent may cause all or any portion of the Purchase Price to be paid to Sellers by one or more of Buyers Parents’ Affiliates.

12.8       No Third Party Beneficiary.  Nothing in this Agreement shall confer any rights, remedies or claims upon any Person not a party or a permitted assignee of a party to this Agreement, except as set forth in Section 7.7 (Indemnification of Officers and Directors), Article XI (Survival and Indemnification), Section 12.12 (Attorney-Client Privilege and Conflict Waiver) and Section 12.13 (Non-Recourse).

12.9       Governing Law.  Pursuant to New York General Obligations Law, Section 5-1401, this Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the Laws of the State of New York, without regarding to any applicable principles of conflicts of law that might require the application of the Laws of another jurisdiction.

12.10     Consent to Jurisdiction and Service of Process.

(a)          Pursuant to New York General Obligations Law, Section 5-1402, each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any federal or state court located within the Borough of Manhattan in New York, New York, over any dispute arising out of or relating to this Agreement or any of the transaction documents or any of the other transactions hereby or thereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in (and only in) such courts. Each of the parties hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any such dispute brought in any such court or any defense of inconvenient or otherwise inappropriate forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment of any such court in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)         Without limiting the foregoing, Sellers’ Representative agrees that service of process on its as provided in Section 12.5 shall be deemed effective service of process.  Buyers’ Parent irrevocably designates, appoints and empowers Fitesa Simpsonville Inc., 840 SE Main Street, Simpsonville, SC 29681 or such other address where such representative office may be located in the State of New York, and its successors and assigns, as its true and lawful agent for service of process to receive and accept on its behalf service of process only with respect to any Actions arising out of or relating to the Agreement and the transactions contemplated by this Agreement and for no other purpose.  Failure of the agent to give notice of any service of process to Buyers’ Parent shall not affect the validity of service on such agent or any proceeding based on such service.  Buyers’ Parent shall be responsible for all fees and expenses payable to such agent.  A copy of all process served on the agent shall be provided pursuant to Section 12.5 or to such other address as the agent may designate in writing from time to time.

(c)          Nothing contained in Section 12.10(a) shall limit the right of Buyers or Sellers to take any action in any court of competent jurisdiction for the purposes of enforcing any judgment or any equitable remedy or relief, nor shall the taking of any such action by Buyers or Sellers in one or more jurisdictions preclude the taking of any such action in any other jurisdiction (whether concurrently or not) if and to the extent permitted by Law.

12.11     WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.12    Attorney-Client Privilege and Conflict Waiver.  Recognizing that each of Hunton Andrews Kurth LLP, Khaitan & Co., Mundie e Advogados, NautaDutilh, Stibbe N.V., Radványi & Partners Law Firm and Groom Law Group (collectively, “Sellers’ Legal Advisors” and each, a “Sellers’ Legal Advisor”) has acted as legal counsel to Sellers and certain of their Affiliates, including the Target Companies and Target Subsidiaries prior to Closing, and that each Sellers’ Legal Advisor intends to act as legal counsel to Sellers and certain of its Affiliates after Closing, Buyers hereby waive, on their own behalf, and agree to cause its Affiliates (including, from and after Closing, the Target Companies and Target Subsidiaries) to waive, any conflicts that may arise in connection with each Sellers’ Legal Advisor representing Sellers and/or their Affiliates after Closing as such representation may relate to Buyers, the Target Companies and Target Subsidiaries, or the transactions contemplated herein (including in respect of litigation).  In addition, all communications involving attorney-client confidences between or among Sellers, their Affiliates, the Target Companies and Target Subsidiaries, on the one hand, and each of Sellers’ Legal Advisor, on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby or otherwise shall be deemed to be attorney-client confidences that belong solely to Sellers and their Affiliates (and not the Target Companies or any Target Subsidiaries).  Accordingly, Buyers agree that, following Closing, none of them, nor any Target Company nor any Target Subsidiary, nor any of their Affiliates, shall have access to any such communications, or to the files of any of Sellers’ Legal Advisors relating to their respective engagements with Sellers and certain of their Affiliates including the Target Companies and Target Subsidiaries.  Without limiting the generality of the foregoing, upon and after Closing, (i)  Sellers and their Affiliates (and not the Target Companies or any Target Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to such engagements, and neither the Target Companies nor any of Target Subsidiaries shall be a holder thereof, (ii) to the extent that files of any of Sellers’ Legal Advisors in respect of such engagement constitute property of the client, only Sellers and their Affiliates (and not the Target Companies or any Target Subsidiaries) shall hold such property rights and (iii) none of the Sellers’ Legal Advisors shall have any duty whatsoever to reveal or disclose any such attorney-client communications or files to the Target Companies or any Target Subsidiaries by reason of any attorney-client relationship between each Sellers’ Legal Advisor, on the one hand, and the Target Companies or any Target Subsidiaries, on the other hand, or otherwise.

12.13     Non-Recourse.  All claims or causes of action (whether in contract or in tort, in Law or in equity) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement or the transactions contemplated hereby) may be made only against the entities that are expressly identified as parties hereto.  No Person who is not a named party to this Agreement, including any past, present or future director, officer, employee, incorporator, member, manager, partner, equity holders (including stockholders and option holders), Affiliate, agent, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or the negotiation or execution hereof; and each party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates.  Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.

12.14     Construction and Disclosure.  Each Buyer, on the one hand, and each Seller, on the other hand, confirms that it and its respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.  The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Schedules is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business.  The information contained in this Agreement and in the Schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of law or breach of contract).  The Schedules and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties or covenants of Sellers contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants.  In disclosing the information in the Schedules, no Seller waives any attorney-client privilege associated with such information or any protection afforded by the work‑product doctrine with respect to any of the matters disclosed or discussed therein.  The disclosures in the Schedules are to be taken as relating to the representations and warranties as a whole, notwithstanding the fact that the Schedules are arranged by sections corresponding to the sections in this Agreement, or that a particular section of this Agreement makes reference to a specific section of the Schedules, and notwithstanding that a particular representation and warranty may not make a reference to the Schedules.  Disclosure of an item on one Schedule shall be deemed disclosed on all other Schedules to the extent its relevance is reasonably apparent on its face.  Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement.  Time is of the essence with respect to each and every provision of this Agreement.

12.15     Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such a determination, Buyers’ Parent and Sellers’ Representative shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

12.16     Counterparts.  This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.  This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  A manual signature on this Agreement or other documents to be delivered pursuant to this Agreement, an image of which shall have been transmitted electronically, will constitute an original signature for all purposes.  The delivery of copies of this Agreement or other documents to be delivered pursuant to this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement or such other document for all purposes.

12.17     No Rescission.  No party will be entitled to rescind any of the transactions contemplated by this Agreement after Closing, except in the event of a final and non-appealable determination of Fraud by a court of competent jurisdiction pursuant to Section 12.10(a).

12.18     Miramar’s Rights and Obligations.  Notwithstanding anything to the contrary in this Agreement, all rights of Miramar under this Agreement shall be exercised by Miramar on its own behalf (and not by Buyers’ Parent).  Similarly, all obligations of Miramar shall be enforceable against Miramar only (and not against Buyers’ Parent) and shall not be subject to any guarantee of performance or payment by the Buyers’ Parent.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

SELLERS:

TREDEGAR CORPORATION		TREDEGAR FILM PRODUCTS (LATIN AMERICA), INC.

By:	/s/ Michael J. Schewel	By:	/s/ Michael J. Schewel
Name:	Michael J. Schewel	Name:	Michael J. Schewel
Title:	Executive Vice President, General Counsel and Corporate Secretary	Title:	Vice President

TREDEGAR FAR EAST CORPORATION		TREDEGAR INVESTMENTS LLC

By:	/s/ Michael J. Schewel	By:	/s/ Michael J. Schewel
Name:	Michael J. Schewel	Name:	Michael J. Schewel
Title:	Vice President	Title:	Vice President

In its capacity as Sellers’ Representative:.

TREDEGAR CORPORATION

By:	/s/ Michael J. Schewel
	Name:	Michael J. Schewel
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Sellers’ Signature Page to Purchase and Sale Agreement

BUYERS:

FITESA NAO TECIDOS S.A			FITESA US LLC

By:	/s/ Silverio Baranzano		By:	/s/ Silverio Baranzano
	Name:	Silverio Baranzano		Name:	Silverio Baranzano
	Title:	CEO		Title:	CEO

By:	/s/ Lavinia Leite		By:	/s/ Lavinia Leite
	Name:	Lavinia Leite		Name:	Lavinia Leite
	Title:	Director		Title:	Director

MIRAMAR PARTICIPAÇÕES LTDA

By:	/s/ William Ling
	Name:	William Ling
	Title:	CEO

In its capacity as Buyers’ Parent:

FITESA S.A.

By:	/s/ Silverio Baranzano
	Name:	Silverio Baranzano
	Title:	CEO

By:	/s/ Lavinia Leite
	Name:	Lavinia Leite
	Title:	Director

Buyers’ Signature Page to Purchase and Sale Agreement

GUARANTY

IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be executed in its name by a duly authorized officer as of the date first written above in order to evidence its absolute, continuing and irrevocable guarantee of, and the undersigned does hereby guarantee, (i) Buyers’ payment of the amounts set forth in Sections 3.2(a)(i) through 3.2(a)(iii), (ii) Buyers’ performance of its covenants and agreements required to be performed prior to, at or after Closing VII, and (iii) each other obligation of Buyers set forth in this Agreement (the “Guaranteed Obligations”), in each case subject to the terms and conditions contained in this Agreement, and the undersigned hereby acknowledges and agrees that it will receive direct and indirect benefits in connection with the consummation by Buyers of the transactions contemplated by this Agreement and that such benefits constitute good and sufficient consideration for and in support of its agreement to guarantee the Guaranteed Obligations.  This guaranty shall terminate as and when the Guaranteed Obligations have been satisfied, otherwise expire or are terminated in accordance with Article X of this Agreement, as applicable.

FITESA S.A.

By:	/s/ Silverio Baranzano
	Name:	Silverio Baranzano
	Title:	CEO

By:	/s/ Lavinia Leite
	Name:	Lavinia Leite
	Title:	Director

Guaranty Signature Page to Purchase and Sale Agreement